UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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The Travelers Companies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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485 Lexington Avenue New York, New York 10017

April 9, 2013

Dear Shareholders:

Please join us for The Travelers Companies, Inc. Annual Meeting of Shareholders on Wednesday, May 22, 2013, at 11:00 a.m. (Eastern Daylight Time) at the Hartford Marriott Downtown, 200 Columbus Boulevard, Hartford, Connecticut 06103.

Attached to this letter are a Notice of Annual Meeting of Shareholders and Proxy Statement, which describe the business to be conducted at the meeting. We also will report on matters of current interest to our shareholders.

At this year’s meeting, you will be asked to:

(1) elect the 11 director nominees listed in the Proxy Statement;

(2) ratify the appointment of our independent registered public accounting firm for 2013;

(3) consider a non-binding vote to approve executive compensation;

(4) consider an amendment to the Articles of Incorporation to provide additional authority to issue preferred stock; and

(5) consider a shareholder proposal on political contributions and expenditures, if presented at the meeting.

The Board of Directors recommends that you vote FOR each of the nominees listed in item 1, FOR items 2 through 4 and AGAINST item 5.

Your vote is important. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the meeting. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and promptly returning a proxy card, or you may vote in person at the Annual Meeting.

Thank you for your continued support of Travelers.

Sincerely,

Jay S. Fishman Chairman of the Board and Chief Executive Officer

PROXY VOTING METHODS

If, at the close of business on March 25, 2013, you were a shareholder of record or held shares through Travelers’ 401(k) Savings Plan or through a broker or bank, you may vote your shares by proxy on the Internet, by telephone or by mail, or you may also vote in person at the Annual Meeting. For shares held through a broker or nominee, you may vote by submitting voting instructions to your broker or nominee. To reduce our administrative and postage costs, we ask that you vote on the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxies or change your vote at the times and as described on page 4 of this Proxy Statement.

If you are a shareholder of record or hold shares through a broker or bank and are voting by proxy, your vote must be received by 11:59 p.m. (Eastern Daylight Time) on May 21, 2013 to be counted.

If you hold shares through Travelers’ 401(k) Savings Plan, your vote must be received by 11:59 p.m. (Eastern Daylight Time) on May 20, 2013 to be counted. Those votes cannot be changed or revoked after that time, and those shares cannot be voted in person at the Annual Meeting.

To vote by proxy:

BY INTERNET

•	Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•	You will need the 12-digit number included on your Notice of Internet Availability of Proxy Materials or on your proxy card.

BY TELEPHONE

•	From a touch-tone telephone, dial (800) 690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the 12-digit number included on your Notice of Internet Availability of Proxy Materials or on your proxy card.

BY MAIL

•	If you have not already received a proxy card, you may request a proxy card from us by following the instructions on your Notice of Internet Availability of Proxy Materials.

•	When you receive the proxy card, mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the postage-paid envelope that will be provided to you.

YOUR VOTE IS IMPORTANT.  THANK YOU FOR VOTING.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 22, 2013

11:00 a.m. Eastern Daylight Time

Hartford Marriott Downtown, 200 Columbus Boulevard, Hartford, Connecticut 06103.

ITEMS OF BUSINESS

1.	Elect the 11 director nominees listed herein.
2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2013.
3.	Consider a non-binding vote to approve executive compensation.
4.	Consider an amendment to the Articles of Incorporation to provide additional authority to issue preferred stock.
5.	Consider a shareholder proposal relating to political contributions and expenditures, if presented at the Annual Meeting.
6.	Consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE

You may vote at the Annual Meeting if you were a shareholder of record at the close of business on March 25, 2013.

VOTING BY PROXY

To ensure your shares are voted, you may vote your shares on the Internet, by telephone or by completing a paper proxy card and returning it by mail. Internet and telephone voting procedures are described on the preceding page, in the General Information section beginning on page 1 of this Proxy Statement and on the proxy card.

By Order of the Board of Directors,

Matthew S. Furman Senior Vice President and Corporate Secretary

This Notice of Annual Meeting and Proxy Statement are being distributed or made available, as the case may be, on or about April 9, 2013.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 22, 2013

11:00 a.m. Eastern Daylight Time

Hartford Marriott Downtown, 200 Columbus Boulevard, Hartford, Connecticut 06103.

GENERAL INFORMATION

Why am I being provided with these materials?

We are providing this Proxy Statement to you in connection with the solicitation by the Board of Directors (the “Board”) of The Travelers Companies, Inc. (the “Company” or “Travelers”) of proxies to be voted at our Annual Meeting of Shareholders to be held on May 22, 2013 (“Annual Meeting”), and at any postponements or adjournments of the Annual

Meeting. We have either (1) delivered to you a Notice of Internet Availability of Proxy Materials (the “Notice”) and made these proxy materials available to you on the Internet, or (2) delivered printed versions of these materials, including a proxy card, to you by mail.

What am I voting on?

There are five items scheduled to be voted on at the meeting:

•	Item 1: Election of the 11 director nominees listed in this Proxy Statement;

•	Item 2: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2013;

•	Item 3: Non-binding vote to approve executive compensation;

•	Item 4: Amendment to the Articles of Incorporation to provide additional authority to issue preferred stock; and

•	Item 5: Shareholder proposal relating to political contributions and expenditures, if presented at the Annual Meeting.

Who is entitled to vote?

Shareholders as of the close of business on March 25, 2013 (the “Record Date”) may vote at the Annual Meeting. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “shareholder of record” (also referred to as “registered shareholder”);

•

Held for you in an account with a broker, bank or other nominee (shares held in “street name”) – street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or nominee how to vote their shares; and

•	Credited to your account in the Company’s 401(k) Savings Plan.

GENERAL INFORMATION

What constitutes a quorum?

A majority of the shares of common stock entitled to vote must be present or represented by proxy to constitute a quorum at the Annual Meeting. Abstentions and shares represented by “broker non-votes,” as described below, are counted as present and entitled to vote for purposes of determining a quorum. On the Record Date, 376,590,361 shares of the Company’s common stock were outstanding, and each share is entitled to one vote at the Annual Meeting.

How many votes are required to approve each item?

Each director is elected at the Annual Meeting by the affirmative vote of a majority of the votes cast with respect to the director, which means that, of the votes cast by the holders of all the then outstanding shares of voting stock of the Company, those votes cast “FOR” a director must exceed the votes cast “AGAINST” that director. In an uncontested election of directors at which a quorum is present, if any nominee for director receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election, our Governance Guidelines require that such person must promptly tender his or her resignation to the Board following certification of the shareholder vote. Our Governance Guidelines further provide that the Nominating and Governance Committee will then consider the tendered resignation and make a recommendation to the Board as to whether to accept or reject the tendered resignation or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. Cumulative voting in the election of directors is not permitted.

Shareholder approval of each of the other proposals, including the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2013, the proposal to approve executive compensation, the proposal to amend the Articles of Incorporation to authorize preferred stock and the shareholder proposal regarding political contributions and expenditures, if presented at the Annual Meeting, requires an affirmative vote equal to the greater of (1) a majority of the votes represented in person or by proxy at the Annual Meeting that are entitled to vote on the item and (2) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the Annual Meeting. See the particular proposal in this Proxy Statement for a description of the effect of a particular voting outcome with respect to that proposal.

What is a “broker non-vote” and how does it affect voting on each item?

A broker non-vote occurs if you hold your shares in street name and do not provide voting instructions to your broker on a proposal and your broker does not have discretionary authority to vote on such proposal. Under current New York Stock Exchange (“NYSE”) rules, your broker will not have discretion to vote your uninstructed shares with respect to Item 1 (election of the 11 director nominees listed in this Proxy Statement), Item 3 (non-binding vote to approve executive compensation), Item 4 (amendment to Articles of Incorporation to provide additional authority to issue preferred stock) and Item 5 (shareholder proposal on political contributions and expenditures), if presented at the Annual Meeting. Your broker will have discretion to vote your uninstructed shares on Item 2 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2013).

How are votes counted?

With respect to the election of directors, you may vote “FOR” or “AGAINST” each of the nominees for the Board, or you may “WITHHOLD” authority to vote for one or more nominees. A “WITHHOLD” vote and a broker non-vote will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director.

With respect to the ratification of the appointment of KPMG LLP as our independent registered public

GENERAL INFORMATION

accounting firm for 2013, the non-binding vote to approve executive compensation, the approval of the amendment to the Articles of Incorporation to provide additional authority to issue preferred stock and the shareholder proposal relating to political contributions and expenditures, if presented at the Annual Meeting, you may vote “FOR”, “AGAINST” or “ABSTAIN”. An abstention will have the same effect as a vote against these items, and a broker non-vote will have no effect in determining whether these items are approved unless a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the Annual Meeting is required in order to approve, in which case, a broker non-vote will have the same effect as a vote against.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes, and representatives of American Election

Services, LLC will act as inspectors of election.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board set forth in this Proxy Statement;

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2013;

•	“FOR” the non-binding approval of executive compensation;

•	“FOR” the approval of the amendment to the Articles of Incorporation to provide additional authority to issue preferred stock; and

•	“AGAINST” the shareholder proposal relating to political contributions and expenditures.

If you are a registered holder and you sign and submit your proxy card without indicating your voting instructions, your shares will be voted as indicated above.

How do I vote my shares without attending the Annual Meeting?

If you are a shareholder of record or hold shares through our 401(k) Savings Plan, you may vote by granting a proxy. Specifically, you may vote:

•

By Internet—You may submit your proxy by going to www.proxyvote.com and following the instructions on how to complete an electronic proxy card. You will need the 12-digit number included on your Notice or proxy card in order to vote by Internet.

•

By Telephone—You may submit your proxy by using a touch-tone telephone to dial (800) 690-6903 and following the recorded instructions. You will need the 12-digit number included on your Notice or proxy card in order to vote by telephone.

•

By Mail—You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may vote by submitting voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this on the Internet, by telephone or by mail as indicated above. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Daylight Time) on May 21, 2013 for the voting of shares held by shareholders of record or held in street name and at 11:59 p.m. (Eastern Daylight Time) on May 20, 2013 for the voting of shares held by current and former employees through the Company’s 401(k) Savings Plan.

GENERAL INFORMATION

Mailed proxy cards with respect to shares held of record or in street name must be received no later than May 21, 2013.

Mailed proxy cards with respect to shares held by current and former employees through the Company’s 401(k) Savings Plan must be received no later than May 20, 2013.

How do I vote my shares in person at the Annual Meeting?

First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a shareholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your Notice, proxy card or proof of ownership. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or proxy card so that your vote will be counted if you later decide not to attend the Annual Meeting.

Shares held by current and former employees through the Company’s 401(k) Savings Plan cannot be voted in person at the Annual Meeting.

What does it mean if I receive more than one Notice or Proxy Card on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice or proxy card you receive.

May I revoke my proxy or change my vote?

Yes. Whether you have voted by Internet, telephone or mail, if you are a shareholder of record, you may revoke your proxy or change your vote by:

•             Sending a written statement to that effect to our Corporate Secretary or to any corporate officer of the Company, provided such statement is received no later than May 21, 2013;

•             Voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. (Eastern Daylight Time) on May 21, 2013;

•             Submitting a properly signed proxy card with a later date that is received no later than May 21, 2013; or

•           Attending the Annual Meeting, revoking your proxy and voting in person.

If you are a current or former employee and hold shares through Travelers’ 401(k) Savings Plan, you may change your vote and revoke your proxy by any of the first three methods listed if you do so no later than 11:59 p.m. (Eastern Daylight Time) on May 20, 2013. You cannot, however, revoke or change your proxy with respect to shares held through the Company’s 401(k) Savings Plan after that date, and you cannot vote those shares in person at the Annual Meeting.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

GENERAL INFORMATION

What do I need to be admitted to the Annual Meeting?

You will need a form of personal identification (such as a driver’s license) along with either your Notice, proxy card or proof of stock ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to the Annual Meeting, you must present proof of your ownership of The Travelers Companies, Inc. stock, such as a bank or brokerage account statement.

Are there other things I should know if I intend to attend the Annual Meeting?

Please note that no cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a shareholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. In addition, we have hired Morrow & Co., LLC to solicit proxies. We expect to pay Morrow & Co., LLC a fee of $15,000 plus reasonable expenses for these services.

Where do I send a shareholder proposal for consideration at the Company’s 2014 Annual Meeting of Shareholders?

If you wish to propose a matter for consideration at our 2014 Annual Meeting of Shareholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, at the Company’s principal executive office, 485 Lexington Avenue, New York, New York 10017. To be eligible under the Securities and Exchange Commission (“SEC”) shareholder proposal rule (Rule 14a-8(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) for inclusion in our 2014 Annual Meeting Proxy

Statement and form of proxy to be made available in April 2014, a proposal must be received by our Corporate Secretary at our principal executive office on or before December 10, 2013. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. For additional requirements, see “Shareholder Proposals for 2014 Annual Meeting” on page 79 of this Proxy Statement.

ITEM 1 – ELECTION OF DIRECTORS

ITEM 1 – ELECTION OF DIRECTORS

Nominees for Election of Directors

There are currently 12 members of the Board. On February 6, 2013, the Board, upon recommendation of its Nominating and Governance Committee, unanimously nominated the 11 directors listed below for re-election to the Board at the Annual Meeting. Mr. Lawrence G. Graev, who currently serves as a director, has notified the Board that he will not stand for re-election to the Board at the Annual Meeting. Mr. Graev’s decision was not due to any disagreement with the Company’s management or Board. Mr. Graev will serve out the remainder of his term, which will end at the Annual Meeting. The Company is grateful to Mr. Graev for his years of service on the Board.

The directors elected at the Annual Meeting will hold office until the 2014 annual meeting of shareholders and until their successors are duly elected and qualified. Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this Proxy Statement, as filed with the SEC, intend to vote the proxies held by them for the election of the 11 nominees named below. The proxies cannot be voted for more than 11 candidates for director. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies received will be voted for the election of such other persons, if any, as the Board of Directors may designate.

Alan L. Beller
Age 63
Director Since 2007

Mr. Beller is a partner, based in the New York City office, of the law firm of Cleary Gottlieb Steen & Hamilton LLP (“Cleary”). Mr. Beller joined Cleary in 1976, became a partner in 1984 and returned to Cleary in August 2006 after serving as the Director of the Division of Corporation Finance of the U.S. Securities and Exchange Commission and as Senior Counselor to the Commission from January 2002 until February 2006. Mr. Beller is a member of the Board of Overseers of the University of Pennsylvania Law School.

John H. Dasburg
Age 70
Director Since 1994

Mr. Dasburg has been Chairman and Chief Executive Officer of ASTAR USA, LLC, an air freight service company, since April 2003. He served as Chief Executive Officer and President of Burger King Corporation from April 2001 through January 2003 and as Chairman of Burger King from April 2001 to March 2003. Mr. Dasburg served as President and Chief Executive Officer of Northwest Airlines from 1989 through March 2001. From 1980 to 1989, he held a number of positions at Marriott Corporation, including President of The Lodging Group, Chief Financial Officer and Chief Real Estate Officer. From 1973 to 1980, Mr. Dasburg was employed by KPMG Peat Marwick, serving as a Tax Partner from 1978 to 1980. Mr. Dasburg is currently a member of the Advisory Board of Trilantic Capital Partners.

Janet M. Dolan
Age 63
Director Since 2001

Ms. Dolan has been President of Act 3 Enterprises, LLC, a consulting services company, since August 2006. She served as Chief Executive Officer and President of Tennant Company, a manufacturer of nonresidential floor maintenance equipment and products, from April 1999 until her retirement in December 2005, and she had served in a number of senior executive positions with Tennant Company from 1986 until April 1999. Prior to joining Tennant Company, Ms. Dolan was a director of the Minnesota Lawyers’ Professional Responsibility Board. Ms. Dolan is also a director of Donaldson Company, Inc. and Wenger Corporation.

ITEM 1 – ELECTION OF DIRECTORS

Kenneth M. Duberstein
Age 68
Director Since 1998

Mr. Duberstein has been Chairman and Chief Executive Officer of The Duberstein Group, Inc., a strategic advisory and consulting firm, since 1989. Previously, Mr. Duberstein served as Chief of Staff to President Ronald Reagan from 1988 to 1989 and as Deputy Chief of Staff during 1987. From 1984 to 1986, Mr. Duberstein was Vice President of Timmons & Company in Washington, D.C. Prior to that, he held the White House position as Assistant to the President, Legislative Affairs from 1981 to 1983. From 1977 to 1980, Mr. Duberstein was Vice President of the Committee for Economic Development. He serves as a director of the Council on Foreign Relations, the Brookings Institution, the National Alliance to End Homelessness and the National Endowment for Democracy and is a lifetime trustee for the Kennedy Center for the Performing Arts. Mr. Duberstein is also a director of The Boeing Company, Dell Inc. and Mack-Cali Realty Corp. During the prior five years, Mr. Duberstein also served as a director of ConocoPhillips until April 2012.

Jay S. Fishman
Age 60
Director Since 2001

Mr. Fishman is Chairman and Chief Executive Officer of Travelers. He has served as the Company’s Chief Executive Officer since the April 1, 2004 merger of The St. Paul Companies, Inc. with Travelers Property Casualty Corp. that formed the Company, and he assumed the additional role of Chairman in September 2005. He held the additional title of President from October 2001 until June 2008. From October 2001 until April 2004, Mr. Fishman had been Chairman, Chief Executive Officer and President of The St. Paul Companies, Inc. Mr. Fishman held several key executive posts at Citigroup Inc. from 1998 to October 2001, including Chairman, Chief Executive Officer and President of the Travelers insurance business. Starting in 1989, Mr. Fishman worked as an executive for Primerica, which became part of Citigroup. Mr. Fishman is a director of Exxon Mobil Corporation and Carlyle Group Management L.L.C. He also serves as Chairman of the Board of the New York City Ballet, a trustee of the University of Pennsylvania, a member of the Board of Overseers of the University of Pennsylvania School of Veterinary Medicine, and a member and trustee of New York-Presbyterian Hospital.

Patricia L. Higgins
Age 63
Director Since 2007

Ms. Higgins served as President and Chief Executive Officer of Switch and Data Facilities, Inc., a provider of neutral interconnection and collocation services, from September 2000 until her retirement in February 2004. In 1999 and 2000, Ms. Higgins served as Executive Vice President of the Gartner Group and Chairman and Chief Executive Officer of the Research Board, a segment of the Gartner Group. From 1997 to 1999, she served as Corporate Vice President and Chief Information Officer of Alcoa Inc., and from 1995 to 1997, she served as Vice President and President (Communications Market Business Unit) of Unisys Corporation. From 1977 to 1995, she served in various managerial positions, including as Corporate Vice President and Group Vice President (State of New York) for Verizon (NYNEX) and Vice President, International Sales Operations (Lucent) for AT&T Corporation/Lucent. Ms. Higgins currently serves on the Board of Directors of Barnes & Noble, Inc., Internap Network Services Corporation and Dycom Industries. During the prior five years, Ms. Higgins also served as a director of Visteon Corporation until October 2010.

Thomas R. Hodgson
Age 71
Director Since 1997

Mr. Hodgson served as President and Chief Operating Officer of Abbott Laboratories, a global diversified health care company, from 1990 until his retirement in 1998. Prior to that, he had been President of the Abbott International Division from 1983 to 1990 and President of the Hospital Products Division from 1978 to 1983. Mr. Hodgson held various other management positions with Abbott from 1972 to 1978. Mr. Hodgson is currently a director of Idenix Pharmaceuticals.

ITEM 1 – ELECTION OF DIRECTORS

William J. Kane
Age 62
Director Since 2012

Mr. Kane served as an audit partner with Ernst & Young for 25 years until his retirement in 2010, during which time he specialized in providing accounting, auditing and consulting services to the insurance and financial services industries. Prior to that he served in various auditing roles with Ernst & Young. Mr. Kane is currently a director of AIG Life Holdings, Inc.

Cleve L. Killingsworth Jr.
Age 60
Director Since 2007

Mr. Killingsworth served as the President and Chief Executive Officer of Blue Cross Blue Shield of Massachusetts, Inc. from July 2005 until March 2010. He served as Chairman from January 2008 to March 2010. He joined the company in February 2004 as President and Chief Operating Officer. Before joining Blue Cross Blue Shield of Massachusetts, Mr. Killingsworth served the Henry Ford Health System as Senior Vice President of Insurance and Managed Care, as well as President and Chief Executive Officer of the Health Alliance Plan. He joined Henry Ford Health Systems in January 1998 after holding senior management positions with: the Kaiser Foundation Health Plan; Blue Cross Blue Shield of Rochester, NY; Group Health Cooperative of Puget Sound; The American Hospital Association; and the Hospital of the University of Pennsylvania. Mr. Killingsworth is currently a faculty member of the Harvard Medical School and serves on the Harvard Medical Board of Fellows. Mr. Killingsworth is currently a member of the Board of Trustees of The MITRE Corporation and the Board of Overseers of the Teachers Insurance and Annuity Association of America (TIAA) and the College Retirement Equities Fund (CREF).

Donald J. Shepard
Age 66
Director Since 2009

Mr. Shepard served as Chairman of the Executive Board and Chief Executive Officer of AEGON N.V., an international life insurance and pension company, from April 2002 until his retirement in April 2008. Prior to that, he served as Chief Executive Officer of AEGON USA since 1989, and in 1992 he became a member of the Executive Board of AEGON N.V. Mr. Shepard currently serves as a member of the board of directors of PNC Financial Services Group, Inc. and CSX Corporation.

Laurie J. Thomsen
Age 55
Director Since 2004

Ms. Thomsen served as an Executive Partner of New Profit, Inc., a venture philanthropy firm, from 2006 to 2010 and she served on its board from 2001 to 2006. Prior to that, she was a co-founding General Partner of Prism Venture Partners, a venture capital firm investing in healthcare and technology companies. Ms. Thomsen was employed at Prism from 1995 until she retired in 2004. From 1984 until 1995, she worked at the venture capital firm Harbourvest Partners in Boston, where she was a General Partner from 1988 until 1995. Ms. Thomsen was in commercial lending at U.S. Trust Company of New York from 1979 until 1984. Ms. Thomsen is a director of MFS Mutual Funds. She is also a trustee of Williams College and a director of KickStart International and uAspire.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE

ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS INFORMATION

BOARD OF DIRECTORS INFORMATION

Committees of the Board and Meetings

There are six standing committees of the Board: the Audit Committee; the Compensation Committee; the Executive Committee; the Investment and Capital Markets Committee; the Nominating and Governance Committee; and the Risk Committee.

The Board has adopted a written charter for each of these committees, copies of which are posted on our website at www.travelers.com under For Investors: Corporate Governance: Committee Charters.  Each committee reviews its charter annually and, when appropriate, presents to the Nominating and Governance Committee and the Board any recommended amendments for consideration and approval.

The following table summarizes the current membership of the Board and of each of its committees, as well as the number of times the Board and each committee met during 2012.

	Board	Audit	Compensation	Executive	Investment and Capital Markets	Nominating and Governance	Risk

Mr. Beller	X	X					X
Mr. Dasburg	X	Chair		X			X
Ms. Dolan	X	X					X
Mr. Duberstein	X		X	X	X	Chair
Mr. Fishman	Chair			Chair
Mr. Graev	X		Chair	X	X	X
Ms. Higgins	X	X					X
Mr. Hodgson	X	X		X			Chair
Mr. Kane	X	X					X
Mr. Killingsworth	X		X	X	Chair	X
Mr. Shepard	X		X		X	X
Ms. Thomsen	X	X					X
Number of 2012 meetings	5	9	5	1	5	4	4

Each director attended 75% or more of the total number of meetings of the Board and of the committees on which each such director served. Directors are encouraged and expected, but not required, to attend each annual meeting of shareholders. All of our directors attended last year’s annual meeting.

Audit Committee

All members of the Audit Committee are “independent”, consistent with our Governance Guidelines and the NYSE listing standards and SEC rules applicable to boards of directors in general and audit committees in particular. In addition, the Board has determined that the members of the Audit Committee meet the financial literacy requirements of the NYSE. The Board also has determined that Mr. Dasburg’s experience with KPMG Peat Marwick from 1973 to 1980, his service as a KPMG Tax Partner from 1978 to 1980, his experience as Chief Financial Officer of Marriott Corporation, as Chief Executive Officer of Northwest Airlines, Burger King Corporation and ASTAR and his service on the audit committees of other public companies qualify him as an audit committee financial expert, and he has been so designated. The duties and responsibilities of the Audit Committee are set forth in its charter, which

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may be found at www.travelers.com under For Investors: Corporate Governance: Committee Charters: Audit Committee; and include the following:

•	assist the Board in exercising its oversight of the Company’s accounting and financial reporting process and audits of the Company’s financial statements;

•	select our independent registered public accounting firm and review its qualifications, performance and independence;

•	review and pre-approve the audit and permitted non-audit services and proposed fees of the independent registered public accounting firm;

•	review reports from management, the internal auditors and the independent registered public accounting firm with respect to the adequacy of the Company’s internal controls; and

•	review the adequacy of the work performed by our internal audit unit.

With respect to reporting and disclosure matters, the duties and responsibilities of the Audit Committee include reviewing our audited financial statements and recommending to the Board that they be included in our Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC.

Compensation Committee

All members of the Compensation Committee are “independent” as defined by our Governance Guidelines and the NYSE listing standards. In addition, all members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act, and as “outside directors” for purposes of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Compensation Committee has a charter, which may be found at www.travelers.com under For Investors: Corporate Governance: Committee Charters: Compensation Committee.

Duties and Responsibilities

With respect to general compensation matters, the duties and responsibilities of the Compensation Committee include the following:

•

set the performance goals and objectives for our Chief Executive Officer (“CEO”) and those members of our Management Committee who are executive officers or direct reports of the CEO (together with the CEO, the “Committee Approved Officers”);

•	review the performance and approve the salaries and incentive compensation of the Committee Approved Officers;

•	approve policies with respect to perquisites of the Committee Approved Officers;

•	approve and monitor compliance with stock ownership guidelines applicable to the CEO and other members of management;

•	develop our executive compensation philosophy and objectives;

•

review the operation of our overall compensation program to evaluate its objectives and execution and recommend to the Board amendments to our compensation programs to better conform them with the established compensation objectives;

•	review and approve, and, in certain cases, recommend to the Board for approval, all new equity compensation plans and material amendments to existing plans, and administration of such plans;

•	recommend to the Board for approval nonequity compensation and benefit programs determined by the Compensation Committee to be appropriate;

•	review our regulatory compliance with respect to compensation matters;

•	review and approve, and, in certain cases, recommend to the Board for approval, any employment and severance contracts for the CEO and other members of management;

•	review and approve stock options, restricted stock, restricted stock units, performance shares and similar stock-based grants to the Committee Approved Officers;

•	conduct an independence assessment prior to selecting any compensation consultant, legal counsel or other adviser that will provide advice to the Compensation Committee; and

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•	evaluate, at least annually, whether any work provided by the Compensation Committee’s compensation consultant raised any conflict of interest.

With respect to reporting and disclosure matters, the duties and responsibilities of the Compensation Committee include reviewing and discussing the Compensation Discussion and Analysis with management and authorizing its inclusion in our annual proxy statement and Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC.

Establishment of Annual Bonus and Equity Award Pools

The Compensation Committee approves the individual salary, annual bonus and equity awards for the Committee Approved Officers. In addition, the Compensation Committee approves the aggregate annual bonuses and all equity awards to employees who are not Committee Approved Officers.

Pursuant to its charter, the Compensation Committee considered recommendations from the CEO regarding compensation for each of the other executive officers named in the Summary Compensation Table on page 49 (together with the CEO, the “named executive officers”) and other officers.

During 2012, the Compensation Committee took those actions required under Section 162(m) in order for performance-based compensation to be fully deductible by the Company for income tax purposes.

Delegation of Authority with Respect to “Off-Cycle” Equity Grants

The Compensation Committee has delegated limited authority to the Chairman and CEO to make certain “off-cycle” equity grants outside of the annual equity grant process to employees and new hires who are not Committee Approved Officers. The delegation is subject to maximum grant date values of equity that can be granted to any one person. These grants can only be made on the grant dates established by our Governance Guidelines for “off-cycle” equity awards. Our Governance Guidelines are available on our website at www.travelers.com under For Investors: Corporate Governance: Governance Documents: Governance Guidelines. Any awards made “off-cycle” are reported to the Compensation Committee at the next regularly scheduled meeting following such awards.

Compensation Consultant

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has engaged Frederic W. Cook & Co. (“F. W. Cook”) as its independent outside compensation consultant to provide it with objective and expert analyses, advice and information with respect to executive compensation. All executive compensation services provided by F. W. Cook are conducted under the direction or authority of the Compensation Committee, and all work performed by F. W. Cook must be pre-approved by the Compensation Committee or the Chair of the Compensation Committee.  Neither F. W. Cook nor any of its affiliates maintains any other direct or indirect business relationships with the Company or any of its affiliates. In February 2013, the Compensation Committee evaluated whether any work provided by its Compensation Committee consultant raised any conflict of interest and determined that it did not.

F. W. Cook also advises the Nominating and Governance Committee with respect to director compensation.

As requested by the Compensation Committee, in 2012, F. W. Cook’s services to the Compensation Committee included, among other things:

•	advising with respect to the Compensation Committee meeting materials;

•	evaluating potential changes to incentive plans;

•	advising with respect to individual compensation for the Committee Approved Officers;

•	reviewing and discussing possible aggregate levels of corporate-wide bonus payments and equity awards;

•	preparing comparative analyses of executive compensation levels and design at peer group companies;

•

advising as to whether actions taken by the Compensation Committee in regard to pay ultimately exceeded or fell below intended levels as compared to the pay and performance of our peer group companies; and

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•	advising in connection with the preparation of certain of the information included in this Proxy Statement.

An F. W. Cook representative participated in each of the five Compensation Committee meetings in 2012.

In 2012 and 2011, we paid F. W. Cook $150,881 and $192,261, respectively, for services to the Compensation Committee and the Nominating and Governance Committee. In 2012 and 2011, we paid $112,413 and $98,554, respectively, to certain other compensation consultants retained by management to provide broad-based compensation surveys. Such other consultants retained by management did not have any role in determining or recommending the amount or form of executive or director compensation.

In addition to the independent, outside compensation consultant discussed above, our corporate staff (including Finance, Human Resources and Legal staff members) supports the Compensation Committee in its work. Other than the CEO (with respect to compensation for all other executive officers) and other executive officers (with respect to executive officers that report to them), no executive officer determines or recommends to the Compensation Committee the amount or form of executive compensation paid to another executive officer.

Executive Committee

The Board has granted to the Executive Committee, subject to certain limitations set forth in its charter, the broad responsibility of exercising the authority of the Board in the oversight of our business during the intervals between Board meetings. The Executive Committee meets only as necessary.

The duties and responsibilities of the Executive Committee are set forth in its charter, which may be found at www.travelers.com under For Investors: Corporate Governance: Committee Charters: Executive Committee.

Investment and Capital Markets Committee

The Investment and Capital Markets Committee assists the Board in exercising its oversight of the Company’s management of its investment portfolios (including credit risk monitoring) and certain financial affairs of the Company (including capital management, such as dividend policy and actions, stock splits, repurchases of stock or other securities, financing arrangements, debt and equity financing and liquidity).

The Investment and Capital Markets Committee also reviews and either approves, or recommends appropriate Board action with respect to, among other matters, the issuance of securities, the establishment of bank lines of credit and certain purchases and dispositions of real property, capital expenditures and acquisitions and divestitures of assets.

The duties and responsibilities of the Investment and Capital Markets Committee are set forth in its charter, which may be found at www.travelers.com under For Investors: Corporate Governance: Committee Charters: Investment and Capital Markets Committee.

Nominating and Governance Committee

Each member of the Nominating and Governance Committee is “independent”, consistent with our Governance Guidelines and the NYSE listing standards. The duties and responsibilities of the Nominating and Governance Committee are set forth in its charter, which may be found at www.travelers.com under For Investors: Corporate Governance: Committee Charters: Nominating and Governance Committee, and include the following:

•	establish criteria for the selection of candidates to serve on the Board;

•	identify and select director candidates for election or re-election to the Board;

•	identify and select directors for appointment to serve on the committees of the Board;

•	recommend adjustments, from time to time, to the size of the Board or of any Board committee;

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•	establish procedures for the evaluation of Board and director performance;

•	oversee continuing education of directors in light of the Governance Guidelines;

•	periodically review and recommend changes to the Board’s director compensation programs and policies;

•	establish and periodically review our Governance Guidelines and standards for determining the independence of directors and the absence of material relationships between the Company and a director;

•	annually review succession plans for our senior management;

•	review and approve or ratify all related person transactions under our Related Person Transaction Policy;

•	review, at least annually, the Company’s public policy initiatives; and

•	recommend to the Board any guidelines for the removal of directors, as it determines appropriate.

Risk Committee

The purpose of the Risk Committee is to assist the Board in exercising its oversight of our operational activities and the identification and review of those risks that could have a material impact on us. The duties and responsibilities of the Risk Committee are set forth in its charter, which may be found at www.travelers.com under For Investors: Corporate Governance: Committee Charters: Risk Committee, and include oversight of management’s risk management activities in the following areas:

•	our enterprise risk management program;

•	the underwriting of insurance;

•	the settlement of claims;

•	the management of catastrophe exposure;

•	the retention of insured risk and appropriate levels and types of reinsurance;

•	the credit risk in our insurance operations and ceded reinsurance program;

•	our information technology operations; and

•	the business continuity and executive crisis management for the Company and its business operations.

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GOVERNANCE OF YOUR COMPANY

Our Governance Guidelines, our Code of Business Conduct and Ethics, Board Committee charters and other corporate governance information are available on the Corporate

Governance page of the “For Investors” section on our website at www.travelers.com. Corporate governance practices that the Board has implemented are described further below.

Governance Guidelines

Our commitment to good corporate governance is reflected in our Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Governance Guidelines are reviewed annually by the Nominating and

Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the full Board.

Code of Business Conduct and Ethics

We maintain a Code of Business Conduct and Ethics (the “Code of Conduct”), which is applicable to all of our directors, officers and employees, including our CEO, Chief Financial Officer, Controller and other senior financial officers. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business ethics.

The Code of Conduct may be found on our website at www.travelers.com under For Investors: Corporate Governance: Code of Conduct.

Our Chief Compliance Officer is responsible for overseeing compliance with the Code of Conduct as part of fulfilling his responsibility for overseeing our compliance functions throughout the organization. Our Chief Compliance Officer also assists in the communication of the Code of Conduct and oversees employee education regarding its requirements through the use of global, computer based training, supplemented with focused in person sessions where appropriate. All employees and directors are required to certify annually that they have reviewed, understand and agree to comply with the contents of the Code of Conduct.

Ethics Helpline

We maintain an Ethics Helpline through which employees can report integrity concerns or seek guidance regarding a policy or procedure. The Ethics Helpline is serviced by an independent company, is available seven days a week, 24 hours a day and can be accessed by individuals through a toll-free number. Employees may also access the helpline system and report integrity concerns via the Web. In either case, employees can report concerns anonymously. We maintain a formal no retaliation policy that prohibits retaliation against, or discipline of, an employee who raises an ethical concern in good faith. Once a complaint is alleged, the report is forwarded to our Chief Compliance Officer who is responsible for oversight of the helpline. Our Chief Compliance Officer coordinates with management and outside resources, as appropriate, to investigate the matter, and any ethical or compliance-related issues will not be closed until they have been addressed to his satisfaction. The Audit Committee receives quarterly summaries of matters reported through the Ethics Helpline. In addition, any matter reported to the Chief Compliance Officer that involves accounting, internal control or audit matters, or any fraud involving persons with a significant role in our internal controls, is required to be reported promptly to the Audit Committee.

GOVERNANCE OF YOUR COMPANY

Compliance Policy Review

Under the oversight of the Audit Committee, we have established a Company-wide compliance function, with a view to ensuring compliance with evolving laws, regulations and policies and to encourage and reinforce ongoing ethical and lawful business conduct. Our Chief Compliance Officer meets regularly with members of senior management to oversee the implementation of various compliance initiatives and functions in each of the business units and to promote better coordination and effectiveness through corporate compliance policies and initiatives, program design and promotion of a culture of compliance.

Director Stock Ownership

The Board believes its non-management directors should accumulate and retain a level of ownership of our equity securities to align the interests of the non-management directors and the shareholders. Accordingly, the Board has established an ownership target for each non-management director equal to four times the director’s most recent annual deferred stock award. Each new director is expected to meet or exceed this target within four years of his or her initial election to the Board, provided that, if the annual deferred stock award for any of such four years is less than the most recent annual deferred stock award, such director is expected to meet or exceed the target within five years of his or her election to the Board. All of our current non-management directors have achieved stock ownership levels in excess of the amount required except for Mr. Kane who was elected to our Board in 2012. Directors receive over 50% of their annual compensation in the form of deferred stock units. The shares underlying these units are not distributed to a director until at least six months after the director leaves the Board. Accordingly, all of our non-management directors hold equity interests that they cannot sell for so long as they serve on the Board and at least six months afterwards.

Director Age Limit

The Governance Guidelines provide generally that no person who will have reached the age of 72 on or before the date of the next annual shareholders’ meeting will be nominated for election at that meeting.

Under special circumstances, with the approval of the Board, exceptions can be made to this policy. The Board believes, however, that exceptions to this policy should not be commonplace and should be based upon the needs of the Company and the individual attributes of the director.

Director Nominations

Process and Criteria Generally

Pursuant to our Governance Guidelines, the Nominating and Governance Committee is responsible for recommending to the Board nominees for election for director, and the Board is responsible for selecting nominees for election.

As required by our Governance Guidelines, the Board, based on the Nominating and Governance Committee’s recommendation, selects nominees after considering the following criteria:

•  personal qualities and characteristics, accomplishments and reputation in the business community;

•  current knowledge and contact in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•  ability and willingness to commit adequate time to Board and committee matters;

•  the fit of the individual’s skill and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and

•  diversity of viewpoints, background, experience and other demographics.

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The evaluation of these criteria involves the exercise of careful business judgment. Accordingly, although the Nominating and Governance Committee and the Board at a minimum assess each candidate’s ability to satisfy any applicable legal requirements or listing standards, his or her strength of character, judgment, working style, specific areas of expertise and his or her ability and willingness to commit adequate time to Board and committee matters, they do not have specific minimum qualifications that are applicable to all director candidates. The Board seeks to ensure that the Board is composed of members whose particular expertise, qualifications, attributes and skills, when taken together, allow the Board to satisfy its oversight responsibilities effectively.

As mentioned above, the Nominating and Governance Committee and the Board include diversity of “viewpoints, background, experience and other demographics” as one of several criteria that they consider in connection with selecting candidates for the Board. While neither the Board nor the Nominating and Governance Committee has a formal diversity policy, one of many factors that the Board and the Nominating and Governance Committee carefully considers is the importance to the Company of racial and gender diversity in board composition. Moreover, when considering director candidates, the Nominating and Governance Committee and the Board seek individuals with backgrounds and qualities that, when combined with those of our incumbent directors, enhance the Board’s effectiveness and, as required by the Governance Guidelines, result in the Board having “a broad range of skills, expertise, industry knowledge, diversity of opinion and contacts relevant to the Company’s business”. As part of its annual self-evaluation, the Board assesses and confirms compliance with this Governance Guideline.

In identifying prospective director candidates for the Board, the Nominating and Governance Committee may seek referrals from other members of the Board, management, shareholders and other sources. The Nominating and Governance Committee also may, but need not, retain a professional search firm in order to assist it in these efforts. The Nominating and Governance Committee and the Board utilize the same criteria for evaluating candidates regardless of the source of the referral.

The Nominating and Governance Committee will consider director candidates recommended by shareholders. Shareholders wishing to propose a candidate for consideration may do so by submitting the proposed candidate’s full name and address, résumé and biographical information to the attention of the Corporate Secretary, The Travelers Companies, Inc., 485 Lexington Avenue, New York, New York 10017. All recommendations for nomination received by the Corporate Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the Nominating and Governance Committee for its consideration.

Specific Considerations Regarding 2013 Directors and Nominees

In considering the 11 director nominees named in this Proxy Statement and proposed for election by you at the Annual Meeting, the Nominating and Governance Committee and the Board evaluated each nominee’s experiences, qualifications, attributes and skills, in light of the Governance Guidelines’ criteria for nomination discussed above. The Board and the Nominating and Governance Committee also considered the years of experience many directors have had working together on the Board, as well as the contributions of those directors recommended for re-election in the context of the Board self-evaluation process and other perceived needs of the Board.

The Board and the Nominating and Governance Committee, in considering each nominee, principally focused on the background and experiences of the nominee, as described in the biographies appearing on pages 6 through 8 of this Proxy Statement. The Board and the Nominating and Governance Committee  considered that each nominee has experience serving in senior positions with significant responsibility, where each has gained valuable expertise in a number of areas relevant to the Company and its business. The Board and the Nominating and Governance Committee also considered that a number of directors have gained valuable experience and skills through serving as a director of other public and private companies. Specifically, among other things:

•  With respect to Mr. Beller, the Board and the Nominating and Governance Committee considered in particular his senior-level public service and his significant experience and expertise in the areas of law, corporate governance and financial and auditing regulation.

•  With respect to Mr. Dasburg, the Board and the Nominating and Governance Committee considered in particular his experience as a public company

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CEO and his significant experience and expertise in areas of management, accounting and finance.

•  With respect to Ms. Dolan, the Board and the Nominating and Governance Committee considered in particular her experience as a public company CEO and her significant experience and expertise in management and in legal and compliance matters.

•  With respect to Mr. Duberstein, the Board and the Nominating and Governance Committee considered in particular his experience both in the highest levels of the U.S. government and as an outside strategic corporate advisor and his significant experience and expertise in public policy, public affairs, government relations and corporate governance.

•  With respect to Mr. Fishman, the Board and the Nominating and Governance Committee considered his experience as CEO of the Company and his significant experience and expertise in property and casualty insurance, management and finance.

•  With respect to Ms. Higgins, the Board and the Nominating and Governance Committee considered in particular her experience as a public company Chief Information Officer and her significant experience and expertise in management as well as information technology strategy and operations.

•  With respect to Mr. Hodgson, the Board and the Nominating and Governance Committee considered his experience as a public company President and COO and his significant experience and expertise in management, business operations and finance.

•  With respect to Mr. Kane, the Board and the Nominating and Governance Committee considered in particular his experience as an audit partner of a registered public accounting firm and his significant experience and expertise in financial controls, financial reporting, management and the insurance industry.

•  With respect to Mr. Killingsworth, the Board and the Nominating and Governance Committee considered in particular his experience as a health insurance CEO and his significant experience and expertise in management, insurance and regulation.

•  With respect to Mr. Shepard, the Board and the Nominating and Governance Committee considered in particular his experience as a public insurance company CEO and his significant experience and expertise in management and international business.

•  With respect to Ms. Thomsen, the Board and the Nominating and Governance Committee considered in particular her experience as a General Partner of a venture capital firm and her significant experience and expertise in investments, finance and the development of emerging businesses.

Director Independence and Independence Determinations

Under our Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company. In addition, the director must meet the bright-line test for independence set forth by the NYSE rules.

The Board has established categorical standards of director independence to assist it in making independence determinations. These standards, which are included in our Governance Guidelines and may be found on our website at www.travelers.com under For Investors: Corporate Governance: Governance Documents: Governance Guidelines, set forth certain relationships between the Company and the directors and their immediate family members, or entities with which they are affiliated, that the Board, in its judgment, has determined to be material or immaterial in assessing a director’s independence. The Nominating and Governance

Committee annually reviews the independence of all directors and reports its determinations to the full Board.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the categorical independence standards, the independent members of the Board determine in their judgment whether such relationship is material.

Our Governance Guidelines require that: (1) all members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee be independent; and (2) no more than two members of the Board may concurrently serve as officers of the Company.

The Board has determined that all of its directors and all of the persons proposed for election at the Annual

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Meeting are independent, other than our Chairman and Chief Executive Officer, Mr. Jay Fishman, who is an employee of the Company. Consequently, approximately 92% of the directors on the Board are independent.

In making its independence determinations, the Board considered and reviewed the various commercial, charitable and employment transactions and relationships known to the Board (including those identified through annual directors’ questionnaires) that exist between us and our subsidiaries and the entities with which certain of our directors or members of their immediate families are, or have been, affiliated. Specifically, the Board’s independence determinations included reviewing membership dues, event sponsorship and research fees paid to a trade association and affiliated entities where Mr. Donald Shepard serves as a director (but not as an executive officer or employee). Payments to the organization constituted less than 1% of such organization’s annual consolidated gross revenues during its last completed fiscal year and were below the thresholds set forth under our categorical standards of director independence.

The Board determined that the transactions identified were not material and did not affect the independence of such director under either the Company’s Governance Guidelines or the applicable NYSE rules.

Dating and Pricing of Equity Grants

The Board has adopted a Governance Guideline establishing fixed grant dates for the award of “off-cycle” equity grants, so as to avoid the appearance that equity grant dates have been established with a view to benefiting grantees due to the timing of material public announcements. Our Governance Guidelines are available on our website at www.travelers.com under For Investors: Corporate Governance: Governance Documents: Governance Guidelines.

In addition, to further ensure the integrity of our equity awards process, the Compensation Committee requires that the exercise price of all stock options granted, and the fair value of all equity awards made, must be determined by reference to the closing price for a share of our common stock on the NYSE on the date of any such grant or award. Under the Amended and Restated 2004 Stock Incentive Plan, the Compensation Committee may not take any action with respect to any stock option that would be treated as a “repricing” of such stock option, unless such action is approved by the Company’s shareholders in accordance with applicable rules of the NYSE.

Transactions with Related Persons and Certain Control Persons—

Related Person Transaction Approval

The Board has adopted a written Related Person Transaction Policy to assist it in reviewing, approving and ratifying related person transactions and to assist us in the preparation of related disclosures required by the SEC. This Related Person Transaction Policy supplements our other policies that may apply to transactions with related persons, such as the Board’s Governance Guidelines and our Code of Conduct.

The Related Person Transaction Policy provides that all related person transactions covered by the policy are prohibited, unless approved or ratified by the Board or by the Nominating and Governance Committee. Our directors and executive officers are required to provide prompt and detailed notice of any potential Related Person Transaction (as defined in the policy) to the Corporate Secretary, who in turn must promptly forward such notice and information to the Chairperson of the Nominating and Governance Committee

and to our counsel for analysis, to determine whether the particular transaction constitutes a Related Person Transaction requiring compliance with the policy. The analysis and recommendation of counsel are then presented to the Nominating and Governance Committee for consideration at its next regular meeting.

In reviewing Related Person Transactions for approval or ratification, the Nominating and Governance Committee will consider the relevant facts and circumstances, including:

•        the commercial reasonableness of the terms;

•        the benefit (or lack thereof) to us;

•        opportunity costs of alternate transactions;

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•  the materiality and character of the related person’s interest, including any actual or perceived conflicts of interest; and

•  with respect to a non-employee director or nominee, whether the transaction would compromise the director’s (1) independence under the Board’s Governance Guidelines, the NYSE rules and Rule 10A-3 of the Exchange Act, if such non-employee director serves on the Audit Committee, (2) status as an outside director under Section 162(m), if such non-employee director serves on the Compensation Committee, or (3) status as a “non-employee director” under Rule 16b-3 of the Exchange Act, if such non-employee director serves on the Compensation Committee.

The Nominating and Governance Committee will not approve or ratify a Related Person Transaction unless, after considering all relevant information, it has determined that the transaction is in, or is not inconsistent with, the best interests of the Company and our shareholders.

Generally, the Related Person Transaction Policy applies to any current or proposed transaction in which:

•  the Company was or is to be a participant;

•  the amount involved exceeds $120,000; and

•  any related person had or will have a direct or indirect material interest.

A copy of our Related Person Transaction Policy is available on our website at www.travelers.com under For Investors: Corporate Governance: Governance Documents: Related Person Transaction Policy.

Employment Relationships

We employ approximately 30,500 employees, approximately 7,400 of whom work in and around Hartford, Connecticut. We employ several employees in the Hartford area who are related to the executive officers identified below:

•  Mr. Brian MacLean is President and Chief Operating Officer of the Company. His daughter, Ms. Erin Cha, and his son-in-law, Mr. Junghwan Cha, have been employed by the Company since 2005 and 2009, respectively. In 2012, their combined total compensation, including salary, bonuses, equity awards and other benefits, totaled approximately $271,000. Their compensation is commensurate with that of their peers.

•  Ms. Doreen Spadorcia is Vice Chairman—Claim Services, Personal Insurance, Operations and

Systems, & Risk Control. Her brother-in-law, Mr. Michael Giuffrida, had been employed by the Company since 1962 and left the Company in 2012. In 2012, his total compensation, including salary, bonus, equity awards, other benefits and agreed payments in connection with his departure, totaled approximately $1 million. His compensation was commensurate with that of his peers.

•  Mr. William Cunningham is Executive Vice President—Business Insurance. His brother, Gregg T. Cunningham, has been employed by the Company since 2001. In 2012, his total compensation, including salary, bonus, equity awards and other benefits, totaled approximately $417,000. His compensation is commensurate with that of his peers.

Third-Party Transactions

We engage several thousand law firms, nationally and internationally, to represent us and/or our insureds in connection with, among other things, corporate, litigation, regulatory, insurance coverage and claim matters. In 2012, we engaged several law firms with partners related to the executive officers identified below:

•  Mr. Alan Schnitzer is Vice Chairman—Financial, Professional & International Insurance and Field

Management; Chief Legal Officer of the Company. Mr. Schnitzer’s brother-in-law, Mr. Joseph Berman, is a partner in the law firm Looney & Grossman. In 2012, the Company paid approximately $330,000 in legal fees and disbursements to Looney & Grossman. We engage this firm from time to time in the ordinary course of our business and on an arm’s-length basis. Mr. Schnitzer has explicitly recused himself from any involvement with respect to our retention of, or payments to, this law firm.

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•  Ms. Doreen Spadorcia is Vice Chairman—Claim Services, Personal Insurance, Operations and Systems, & Risk Control. Her husband, Mr. Richard Cavo, is a partner in the law firm Litchfield Cavo LLP. In 2012, we paid this firm approximately $18.4 million in legal fees and disbursements for work performed by the firm. Litchfield Cavo LLP has been an approved firm of the Company for more than ten years and is retained by the Company from time to time in the ordinary course of business and on an arm’s-length basis. Ms. Spadorcia has been an executive officer of the Company since 2005. Ms. Spadorcia has explicitly recused herself from any involvement with respect to our retention of, or payments to, this law firm.

From time to time, institutional investors, such as large investment management firms, mutual fund management organizations and other financial organizations become beneficial owners (through aggregation of holdings of their affiliates) of 5% or more of a class of voting securities of the Company and, as a result, are considered a “related person” under the Related Person Transaction Policy. These organizations may provide services to the Company or its benefit plans. In addition, the Company may provide insurance coverage to these organizations. In 2012, the following transactions occurred with investors who reported beneficial ownership of 5% or more of the Company’s voting securities:

•  An affiliate of BlackRock, Inc. (“BlackRock”) provides investment management services to the Company and has done so since 2007. In 2012, the Company paid approximately $256,000 in management fees under the investment management agreement. Pursuant to the investment management agreement, in 2012, the Company had investments of approximately $3.5 million in funds sponsored by a BlackRock affiliate. Separately, the Company’s pension plan had investments of approximately

$809,000 in a fund sponsored by BlackRock, which investment was made in 2005. The investment management agreement and the investments were entered into on an arm’s-length basis. In 2012, BlackRock paid premiums of approximately $1.8 million for insurance policies with Travelers in the ordinary course of business and on substantially the same terms as those offered to other customers.

•  An affiliate of State Street Corporation (“State Street”) provides investment management services to the Company’s 401(k) Savings Plan. The participants in the 401(k) Savings Plan paid approximately $181,000 in management fees to State Street in 2012. The investment management agreement was entered into on an arm’s-length basis. In 2012, State Street paid premiums of approximately $1.3 million for insurance policies with Travelers in the ordinary course of business and on substantially the same terms as those offered to other customers, and Travelers paid approximately $201,000 to State Street pursuant to claims made under insurance policies.

In addition to the Related Person Transaction Policy, our Code of Conduct requires that all employees, officers and directors avoid any situation that involves or appears to involve a conflict of interest between their personal and professional relationships. Our Audit Committee provides oversight regarding compliance with our Code of Conduct and discusses any apparent conflicts of interest with senior management. The Code of Conduct also requires that all employees seek approval from both our General Counsel and our Chief Compliance Officer prior to accepting a position as a director or officer of any unaffiliated for-profit company or organization.

Governance Structure of the Board—Lead Director

Our Governance Guidelines provide for the position of Lead Director whenever the Chairman of the Board is also the Chief Executive Officer or is a director who does not otherwise qualify as an independent director. Mr. Fishman serves as Chairman of the Board as well as Chief Executive Officer, and Mr. Dasburg currently serves as our Lead Director. The position of Lead Director has been in place since 2006. In accordance with our Governance Guidelines, the Lead Director is responsible for coordinating the efforts of the independent and non-management directors “in the interest of ensuring that objective judgment is brought to bear on sensitive issues involving the management of the Company and, in particular, the performance of senior management”. Among other things, the Lead Director has the authority to:

•  convene, set the agendas for and chair regular executive sessions of the independent directors;

•  convene meetings of the independent directors as he deems necessary;

GOVERNANCE OF YOUR COMPANY

•  provide direction to the Chairman regarding the meeting schedules, information to be sent to the Board and input regarding meeting agenda items;

•  act as a liaison between and among directors, committee chairs, the Chairman and senior management;

•  receive and review correspondence sent to the Company’s office addressed to the Board and to determine appropriate responses if any; and

•  recommend to the Board the retention of consultants and advisors who directly report to the Board, without consulting or obtaining the advance authorization of any officer of the Company.

The independent directors elect the Lead Director from among the independent directors. A more complete description of the role of the Lead Director is set forth in our Governance Guidelines, which are available on our website at www.travelers.com. The Board believes that its current leadership structure is appropriate for the Company at this time. The Board believes that the responsibilities of the Lead Director help to assure appropriate oversight of Company management by the Board and optimal functioning of the Board. The effectiveness of the Lead Director is enhanced by the Board’s independent character. The Board annually reviews the independence of our directors and has determined that 10 of the 11 director nominees are independent. See “Director Independence and Independence Determinations” on page 17 of this Proxy Statement. Each of the Compensation Committee, Audit Committee, Risk Committee, Nominating and Governance Committee and

Investment and Capital Markets Committee is comprised solely of independent directors. In addition, at each in-person Board meeting, the non-employee directors are scheduled to meet in executive session with the Lead Director presiding at such meetings.

Finally, as described in more detail under “Director Nominations—Specific Considerations Regarding 2013 Directors and Nominees”, the Lead Director and the independent directors have substantial experience with public company management and governance, in general, and the Company, in particular. At the same time, the combined role of Chairman and Chief Executive Officer, in the case of the Company, means that the Chair of the Board has longstanding experience with property and casualty insurance and ongoing executive responsibility for the Company. In the Board’s view, this enables the Board to better understand the Company and work with management to enhance shareholder value. In the Board’s view, this also enables it to better fulfill its risk oversight responsibilities, as described below. In addition, this enables the Chief Executive Officer to effectively communicate the Board’s view to management thereby ensuring a common purpose.

In summary, the Board believes the appropriate leadership structure depends on the opportunities and challenges facing a company at a given time and that a one-size-fits-all approach to corporate governance, with a mandated independent Chair, would deprive the Company of the benefits of its current leadership structure and would not result in better governance or oversight.

Executive Session

Non-employee members of the Board regularly meet in executive session with no members of management present.

Each of the committees also meets regularly in executive session.

Board and Committee Evaluations

Every year, the Board and each of its committees evaluate and discuss their respective performance and effectiveness, as required by the Governance Guidelines. These evaluations cover a wide range of topics, including but not limited to, the fulfillment of the Board and committee responsibilities identified in the Governance Guidelines and committee charters, which are posted on our website at www.travelers.com under For Investors: Corporate Governance.

GOVERNANCE OF YOUR COMPANY

Communications with the Board

As described on our website at www.travelers.com, interested parties, including shareholders, who wish to communicate with a member or members of the Board, including the Chairman of the Nominating and Governance Committee, the non-employee directors as a group, the Lead Director or the Audit Committee, may do so by addressing their correspondence as follows: if intended for the full Board or one or more non-employee directors, to the Lead Director; if intended for the Lead Director, to Mr. John Dasburg; and if intended for the Audit Committee, to the Chairman of the Audit Committee. All such correspondence should be sent to the following address: c/o Corporate Secretary, The Travelers Companies, Inc., 385 Washington Street, Saint Paul, Minnesota 55102. The office of the Corporate Secretary will forward such correspondence as appropriate.

Board’s Role in Risk Management

Enterprise Risk Management is a company-wide initiative that involves the Board and management identifying, assessing and managing risks that could affect our ability to fulfill our business objectives or execute our corporate strategy. Our Enterprise Risk Management activities involve the identification and assessment of a broad range of risks and the development of plans to mitigate their effects. The Risk Committee and the other committees of the Board, as well as our separate management-level enterprise risk and underwriting risk committees, are key elements of our enterprise risk management structure and help to establish and reinforce our strong culture of risk management. For example, having both a Board Risk Committee that oversees operational risks and the Company’s Enterprise Risk Management activities, and a management-level enterprise risk committee that reports regularly to the Board Risk Committee, enables a high degree of coordination between management and the Board. We describe our Enterprise Risk Management function in more detail in our Annual Report on Form 10-K, under “Business—Enterprise Risk Management”. We also discuss the alignment of our executive compensation with our risk management below under “Risk Management and Compensation”.

While the Risk Committee has oversight responsibility generally for our Enterprise Risk Management activities, the Board has allocated and delegated risk oversight responsibility to various committees of the Board in accordance with the following principles:

•  The Audit Committee is responsible for oversight of risks related to integrity of financial statements, including oversight of financial reporting principles and policies and internal controls, and oversight of the process for establishing insurance reserves.

•  The Risk Committee is responsible for oversight of risks related to business operations, including insurance underwriting and claims, reinsurance, catastrophe risk, credit risk in insurance operations, information technology and business continuity plans.

•  The Compensation Committee is responsible for oversight of risks related to compensation programs, including formulation, administration and regulatory compliance.

•  The Investment and Capital Markets Committee is responsible for oversight of risks in the Company’s investment portfolio (including valuation and credit risks), capital structure, financing arrangements and liquidity.

•  The Nominating and Governance Committee is responsible for oversight of risks related to corporate governance matters, including succession planning, director independence and related person transactions.

•  Each committee is responsible for monitoring reputational risk to the extent arising out of its allocated subject matter.

As a result, each committee charter contains specific risk oversight functions delegated by the Board, consistent with the principles set forth above. In that way, risk oversight responsibilities are shared by all committees of the Board and do not rest entirely with the Risk Committee. Further, we believe that allocating responsibility to a committee with relevant knowledge and experience improves the oversight of risk.

The allocation of risk oversight responsibility may change, from time to time, based on the evolving

GOVERNANCE OF YOUR COMPANY

needs of the Company. On at least an annual basis, the Board reviews significant risks that management, through its Enterprise Risk Management efforts, has identified and then evaluates, and may change, the allocation among the various committees of oversight responsibility for each identified risk. Further, each committee periodically reports to the Board on its risk oversight activities. In addition, the Board has adopted a practice where at least annually, the Company’s chief risk officer conducts a review of the interrelationships of risks and reports the results to the Risk Committee and the Board. These reports and reviews are intended to inform the Board’s annual evaluation of the allocation of risk oversight responsibility.

Risk Management and Compensation

Our compensation structure is intended to encourage a careful balance of risk and reward, both on an individual risk basis and in the aggregate on a Company-wide basis, and promote a long-term perspective.

As discussed in more detail under “Compensation Discussion and Analysis” in this Proxy Statement, consistent with our goal of achieving a return on equity in the mid-teens over time, the Compensation Committee selected adjusted operating return on equity as the quantitative performance measure for the performance share portion of our stock-based long-term incentive program and as a component for determining amounts paid under our annual bonus program. Because operating return on equity is a function of both operating income and shareholders’ equity, it encourages senior executives, as well as other employees with management responsibility, to focus on a variety of performance objectives that are important for creating shareholder value, including the quality and profitability of our underwriting and investing activities and capital management.

In addition, the long-term nature of our stock-based incentive awards (which do not vest until three years after the award),

our significant executive stock ownership requirements and the fact that more than 40% of our named executive officers’ compensation in the aggregate was in the form of long-term, stock-based incentives in each of the last five years, including 2012, all encourage prudent enterprise risk management and discourage excessive risk taking to achieve short-term gains. Moreover, neither the long-term incentive awards nor annual bonuses require growth in revenues or earnings in order for our executives to be rewarded, and none of our executives are paid based on a formulaic percentage of revenues or profits. As a result of this and the mix of short- and long-term performance criteria, we believe that our executives are not incentivized to employ disproportionately risky growth strategies.

Furthermore, the Compensation Committee’s compensation consultant evaluates and advises the Compensation Committee as to the design and risk implications of our incentive plans and other aspects of our compensation programs to ensure that the mix of compensation, the balance of performance metrics and the overall compensation framework all support our short- and long-term objectives.

ITEM 2

ITEM 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for 2013.

Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm. If our shareholders fail to ratify the selection, it will be considered notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of KPMG are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted “FOR” the ratification of the selection of KPMG unless you specify otherwise. KPMG has served as the independent registered public accounting firm of the Company (including The St. Paul Companies, Inc. (“St. Paul”) and its subsidiaries prior to its merger with Travelers Property Casualty Corp. (“TPC”) that formed the Company (the “Merger”)) since 1968 and of TPC and its predecessors from December 1993 until the Merger.

Audit and Non-Audit Fees

In connection with the audit of the 2012 financial statements, we entered into an agreement with KPMG which set forth the terms by which KPMG would perform audit services for the Company.

The following table presents fees for professional services rendered by KPMG for the audit of our financial statements for 2012 and 2011 and fees billed for other services rendered by KPMG for those periods:

	2012	2011
Audit fees(1)	$8,184,773	$8,132,074
Audit-related fees(2)	787,270	534,419
Tax fees(3)	370,289	403,979
All other fees	—	—
Total:	$9,342,332	$9,070,472

(1)  Fees paid were for audits of financial statements, reviews of quarterly financial statements and related reports and reviews of registration statements and certain periodic reports filed with the SEC.

(2)  Services primarily consisted of audits of employee benefit plans, actuarial attestations and reports on internal controls not required by applicable regulations.

(3)  Tax fees related primarily to tax return preparation and assistance services and occasionally to domestic and international tax planning.

The Audit Committee of the Board considered whether providing the non-audit services shown in this table was compatible with maintaining KPMG’s independence and concluded that it was.

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for appointing, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee preapproves all audit and permitted non-audit services provided by the independent registered public accounting firm. Each year, the Audit Committee approves an annual budget for such permitted non-audit services and requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year. The Audit Committee has authorized our Chief Auditor to approve KPMG’s commencement of work on such permitted services within that budget, although the Chair of the Audit Committee must approve any such permitted non-audit service within the budget if the expected cost for that service exceeds $100,000. During the year, circumstances may arise that make it necessary to engage the independent registered public accounting firm for additional services that would exceed the initial budget. The Audit Committee has delegated the authority to the Chair of the Audit Committee to review such circumstances and to grant approval when appropriate. All such approvals are then reported by the Audit Committee Chair to the full Audit Committee at its next meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

REPORT OF THE AUDIT COMMITTEE

Report of the Audit Committee

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in “Board of Directors Information—Audit Committee” on page 9 of this Proxy Statement. Under the Audit Committee charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. In addition, the independent registered public accounting firm is responsible for auditing and expressing an opinion on the Company’s internal controls over financial reporting.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by applicable standards adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

John H. Dasburg (Chair)	Thomas R. Hodgson
Alan L. Beller	William J. Kane
Janet M. Dolan	Laurie J. Thomsen
Patricia L. Higgins

ITEM 3

ITEM 3 – NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is requesting that shareholders vote, on a non-binding basis, to approve the compensation of our named executive officers as disclosed on pages 27 through 66 of this Proxy Statement. The Company currently intends to hold such votes on an annual basis. Accordingly, the next such vote will be held at the Company’s 2014 Annual Meeting of Shareholders. While the Board intends to consider carefully the results of this vote, the final vote is advisory only and is not binding on the Company or the Board.

The language of the resolution is as follows:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.

As described in this Proxy Statement, including the Compensation Discussion and Analysis, our executive compensation programs are structured consistent with our longstanding pay-for-performance philosophy and utilize performance measures that are intended to align compensation with the creation of shareholder value and to reinforce a long-term perspective. Among other things:

1.  A substantial majority of named executive officer compensation is performance-based, where vesting or the realization of value depends on operational results and/or changes in shareholder value over time. For the 2012 performance year, 94% of total direct compensation (salary, bonus and equity) for our CEO was performance-based, and 88% of the average 2012 total direct compensation for the other named executive officers was performance-based. In addition, more than 40% of the average total direct compensation for the named executive officers consisted of equity-based awards, in the form of performance shares and stock options, which incentivize long-term performance and vest after three years. Consistent with the foregoing, our compensation program de-emphasizes other non-performance-based elements of compensation like pension benefits and perquisites.

As illustrated in the chart in the “Compensation Elements” section on page 34, performance-based compensation represents a higher percentage of our CEO’s total direct compensation compared to the average for the CEOs of our Compensation Comparison Group.

2.  Consistent with our pay-for-performance philosophy, while our compensation structure has been consistent over time, actual compensation has often increased or decreased significantly from year to year, based on results. For example, in light of substantially higher profitability in 2012 than in 2011, the 2012 performance year bonus paid to the CEO and the average bonus paid to the other named executive officers as a group were increased 44% and 34%, respectively, over bonuses paid for the 2011 performance year. The 2011 bonuses had been lower than 2010 bonuses by 28% and 22%, respectively.

As illustrated in the charts in the “Link Between Pay and Performance Over Time” section on page 30, increases or decreases in total direct compensation generally correlate with changes in operating return on equity over the past six performance years.

3.  We have generated top tier results for our shareholders over time.  Our “2012 Overview” in the Compensation Discussion and Analysis section highlights the strong absolute and relative results in 2012 and over time that the Compensation Committee considered in making its compensation decisions. For example, our five-year, three-year and one-year total return to shareholders placed us near or above the 90th, 80th and 65th percentiles, respectively, of our Compensation Comparison Group (identified on page 33 of this Proxy Statement). In addition, our return on equity in 2012 and over time has been significantly better than the estimated average for the domestic property casualty insurance industry.

As illustrated in the chart in the “Link Between Pay and Performance Over Time” section on page 31, the performance of the Company over the past five years compares favorably to our Compensation Comparison Group based on a number of measures, such as total shareholder return, return of capital and book value per share growth.

We believe that our strong performance in 2012 and over time was the result of the successful execution of our long-term strategy, including proactive steps taken in the past several years to improve profitability. Further, we believe that our executive compensation program encourages and rewards a long-term focus.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This section of the Proxy Statement explains our compensation philosophy and describes how our compensation programs are designed and operate with respect to our named executive officers for whom compensation is disclosed in the tables below.

2012 Overview

In 2012, the Company continued to perform strongly, both on an absolute and relative basis, by continuing to execute successfully its long-term strategy.  Results in 2012 were, in significant part, the product of strategic actions taken over the past several years in response to the persistent low interest rate environment as well as the possibility of continued severe weather in the United States.  In particular, beginning in 2010 and continuing through 2012, the Company sought to improve profitability by selectively and actively increasing premium rates on renewals, improving terms and conditions and tightening underwriting guidelines.

These actions, along with lower catastrophe losses, contributed to improved performance in 2012 as compared to 2011, with approximately half of the improvement in earnings driven by improved underlying underwriting margins (as described below).  The Company achieved 2012 net income of $2.5 billion, or $6.30 per diluted share.  In contrast, for 2011, net income was $1.4 billion, or $3.36 per diluted share.

The Company achieved these results in spite of the otherwise difficult environment in which the Company continued to operate during 2012.  Although the Company’s catastrophe losses in 2012 were lower than in 2011, Storm Sandy and other catastrophes made 2012 the second-costliest year on record for the U.S. property and casualty insurance industry. Moreover, 10-year treasury rates once again hit record lows during 2012, which reduced interest income from the reinvestment of the Company’s maturing fixed income investments.

In assessing the Company’s performance in response to the difficult operating environment, the Compensation Committee took into account the following achievements, among others: (1) the Company’s highly coordinated and effective execution of its business strategy, resulting in significant renewal rate increases in each of its segments, improved underwriting terms and conditions and, at the same time, strong retention of renewal business; (2) continued strong investment performance, especially in light of historically low interest rates; (3) continued effective and disciplined expense management; and (4) the superior performance of its Claim organization, which handled a record number of claims resulting from Storm Sandy.

As a result of the Company’s focus on profitability and risk management, the Company has achieved superior returns to shareholders not only over the short-term but also over the long-term:

•

Total shareholder returns for the three-year and five-year periods ended December 31, 2012 were above the 80th and 90th percentiles, respectively, of the Company’s Compensation Comparison Group described below.

•

Average annual operating return on equity* over the past five years was 11.3%, and average annual return on equity was 10.5%. In contrast, according to the Insurance Information Institute, the estimated average annual return on equity for the domestic property and casualty industry for that period was less than 6%.

In light of these achievements and other factors discussed below, the Compensation Committee decided to increase total direct compensation (comprised of base salary, annual cash bonus and long-term stock incentives) paid to the CEO and to the other named executive officers as a group for performance year 2012 (1) by 27% and 23%, respectively, compared to 2011 and (2) by 1.5% and 4.6%, respectively, compared to 2010.

_______________

*	For a definition of these terms and a reconciliation to GAAP measures, see “Reconciliation of Non-GAAP Measures to GAAP Measures and Selected Definitions” on page 80 of this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

2012 Financial Performance Highlights

Due in large measure to the successful execution of its long-term strategy, including the proactive steps to improve profitability described above, the Company achieved the following in 2012:

•  Achieved Significant Renewal Rate Gains and Improved Margins.  The execution of the Company’s strategy resulted in increased pricing trends across all three of its business segments during 2012.  For example, the average premium rate on renewed policies in Business Insurance (our largest segment representing approximately 50% of our 2012 net premiums) increased by more than 7%. Our other business segments also achieved meaningful increases in renewal rates. These renewal rate gains, together with other strategic actions taken since 2010 to respond to the very low interest rate environment and the possibility of more severe weather, contributed significantly to increased underwriting margins in each of our segments in 2012, even excluding the favorable impact of lower catastrophes and net favorable prior year reserve development (which we refer to as “underlying underwriting margins”). Approximately half of the $1.1 billion increase in net income from 2011 to 2012 was due to the impact of higher underlying underwriting margins.

•  Achieved a Superior Return on Equity.  In 2012, the Company’s improved profitability enabled it to produce a return on equity of 9.8% as compared to 5.7% in 2011.  In contrast, the average return on equity for the domestic property and casualty industry in 2012 was less than 6%, as estimated by the Insurance Information Institute.

•  Increased Book Value per Share and Returned Significant Excess Capital to our Shareholders.  During 2012, we increased our book value per share by 8%, after returning to shareholders approximately $1.45 billion through share repurchases and $700 million through dividends. This book value per share growth exceeded a majority of the property and casualty companies in our Compensation Comparison Group discussed further below. In addition, over the past five years, we increased our book value per share by approximately 59%, representing a greater percentage than all but one of the property and casualty companies in our Compensation Comparison Group.  Over this period, we also returned more capital to our shareholders through share repurchases and dividends, as a percentage of market capitalization, than each of the companies in our Compensation Comparison Group.

•  Achieved Superior Total Return to Shareholders Over the Short- and Long-Term.  Strong financial results have led to superior returns to shareholders.  For the one-year and three-year periods ended December 31, 2012, we generated total shareholder returns (measured as the change in the stock price plus the cumulative amount of dividends, assuming dividend reinvestment) of 24.8% and 56.6%, respectively, placing the Company at approximately the 65th and 80th percentiles, respectively, of its Compensation Comparison Group.  Furthermore, for the five-year period ended December 31, 2012, our total shareholder return was 53.2%, placing the Company above the 90th percentile of its Compensation Comparison Group.

In assessing total shareholder return, the Compensation Committee generally gives greater weight to performance over a longer period of time, as a long-term perspective is necessary to execute the Company’s strategy, particularly in light of the inherent potential in the insurance industry for results to vary significantly year-to-year.

Pay for Performance Philosophy and 2012 Compensation Decisions

Our compensation program, the objectives and structure of which have been stable over time, is designed to reinforce a long-term perspective and to align the interests of our executives with our shareholders. A long-term perspective is especially vital in the property and casualty insurance industry, where the periodic occurrence of catastrophes, changes in estimates of costs for claims and other economic conditions have historically produced results that vary significantly when measured year-to-year.

Consistent with the Company’s longstanding pay-for-performance philosophy, the Compensation Committee believes that, when we generally exceed our performance goals and the named executive officers individually perform at superior levels in achieving that performance, total compensation for these executive officers should be set at a level intended to be above the median of the compensation levels for equivalent positions in the Compensation Comparison Group. When we do not generally exceed our performance goals or the named executive officers individually do not perform at superior levels, total compensation for these executives should be set at lesser levels. In addition, to a greater extent than many

COMPENSATION DISCUSSION AND ANALYSIS

of the companies included in the Company’s Compensation Comparison Group, a substantial majority of the ultimate value of our named executive officer compensation is driven by performance as measured by operating results and/or changes in shareholder value over time.

With respect to its 2012 compensation decisions, the Compensation Committee concluded that based on the achievements discussed above, among other things, the Company and the named executive officers had performed at superior levels on both an absolute and relative-to-peer basis.  This was particularly the case in light of the Company’s strong 2012 results driven in significant part by proactive steps to improve profitability.  The Committee also noted the Company’s superior total return to shareholders, particularly over the long-term.

In addition to comparing the Company’s 2012 performance to its 2011 performance, the Compensation Committee decided to compare the Company’s 2012 performance to its 2010 performance because 2010, like 2012, was impacted by low interest rates and historically high levels of catastrophes, and these catastrophe levels, while greater in 2012 than in 2010, were in both cases significantly less than the record-breaking catastrophe levels of 2011. The Compensation Committee also made the comparison between 2012 and 2010 taking into account its view that, as explained under “Objectives of Our Executive Compensation Program”, compensation levels should encourage a long-term perspective and therefore, while they should be impacted by catastrophes, they should generally not be as volatile as year-to-year changes in catastrophes. Based on this comparison, the Compensation Committee concluded that the Company’s 2012 performance generally equaled or exceeded its performance in 2010.  For example, underlying underwriting margins were higher in 2012 than in 2010 and, adjusting for differences in catastrophes, 2012 operating return on equity would have exceeded 2010 operating return on equity.

Considering all of these factors, in February 2013, the Compensation Committee decided to increase named executive officer total compensation awards from 2011 levels and to award variable compensation (annual bonus and long-term stock incentives) for the 2012 performance year so that it generally approximated, but was slightly higher than, 2010 levels.  This was also intended to position total direct compensation for the CEO and the other named executive officers as a group above the median of the Compensation Comparison Group.

Specifically, the Compensation Committee made the following compensation decisions with respect to the 2012 fiscal year:

•  The annual cash bonus paid to the CEO and the average annual cash bonus paid to the other named executive officers as a group for performance year 2012 increased by 44% and 34%, respectively, from 2011 and by 4% in each case from 2010.

•  The grant date fair value of stock-based long-term incentive compensation awarded to the CEO and the average grant date fair value of stock-based long-term incentive compensation awarded to the other named executive officers for performance year 2012 increased by 20% and 19%, respectively, from 2011 and was the same as 2010 for the CEO and increased by 6% from 2010 for the other named executive officers.

Separately, in February 2013, the Compensation Committee increased the base salaries for the named executive officers (other than the CEO and COO) by $50,000 each, effective April 2013. The Compensation Committee had previously increased the base salary of the COO by $75,000 in July 2012. The base salary for the CEO remains unchanged since 2001.

COMPENSATION DISCUSSION AND ANALYSIS

Link Between Pay and Performance Over Time

While our compensation program objectives and structure have been stable over time, compensation levels for each performance year have often increased or decreased meaningfully from year to year based on Company performance.

Relationship between CEO Compensation and Operating Return on Equity

The following two charts illustrate the directional relationship between total direct compensation for the CEO and Company performance, as reflected by operating return on equity, with respect to the past six performance years (PY).

As indicated below, compensation levels vary significantly from year to year and generally correlate with returns.

Further, as noted below under “Objectives of our Executive Compensation Program”, compensation levels are impacted by the level of catastrophe losses in any particular year but are not subject to as much volatility year-to-year—negative or positive—as may be caused by the presence or absence of catastrophes.

(1)  The adjustment to the chart is intended to facilitate a comparison of recent operating ROEs with 2010 operating ROE, both before and after adjusting for differences in catastrophe losses.  In particular, the adjustment reflects what operating ROE for PY 2012 and PY 2011 would have been had catastrophe losses in those years only been at 2010’s high levels ($1.1 billion pre-tax) instead of at the somewhat higher levels of 2012 ($1.9 billion pre-tax) or the record levels of 2011 ($2.6 billion pre-tax). As discussed above, the Compensation Committee compared 2012 performance not only with 2011 performance but also with 2010 performance because 2010, like 2012, was impacted by low interest rates and historically high levels of catastrophes, but not the record-breaking catastrophe levels of 2011.

Differences between total direct compensation for each performance year presented above and the information included in the Company’s Summary Compensation Table is discussed further below under “—Total Direct Compensation for 2010 - 2012 (Supplemental Table)” and “—Differences Between this Supplemental Table and the Summary Compensation Table on page 49”.

Use of Operating Return on Equity

While the Compensation Committee evaluates a broad range of financial and non-financial metrics in awarding performance-based annual cash bonuses, operating return on equity, in particular, is a principal factor in the Compensation Committee’s evaluation of the Company’s performance. For example, the Committee uses operating return on equity in its evaluation of performance when it determines the annual cash bonuses paid to the named executive officers. Moreover, as discussed below, the number of performance shares that a named executive officer will receive upon vesting, if any, depends on the Company’s attainment of specific financial goals related to operating return on equity.  Operating return on equity is not a single metric. Rather, by being a function of both (1) operating income and (2) shareholders’ equity

(excluding unrealized gains and losses on investments), operating return on equity reflects a number of separate areas of financial performance related to both the Company’s income statement and balance sheet. Accordingly, senior executives, as well as other employees with management responsibility, are encouraged to focus on multiple performance objectives that are important for creating shareholder value, including the quality and profitability of our underwriting decisions, the pricing of our policies, the effectiveness of our claims management and the efficacy of our capital and risk management.

COMPENSATION DISCUSSION AND ANALYSIS

Relationship between CEO Compensation and Relative Performance over the Last Five Years of Available Data

The following chart demonstrates the Company’s performance as compared to the other companies in its Compensation Comparison Group over the five-year period ended December 31, 2012 based on a number of different metrics that we believe are relevant in assessing performance over time.

The chart also shows our CEO’s total compensation compared to total compensation paid to the CEOs of our Compensation Comparison Group for the five-year period from 2007 through

2011, the most recent five years for which comparative compensation information was available when the Compensation Committee approved this report. For purposes of this chart, “total comp” reflects total compensation as reported in the SEC summary compensation tables in the Company’s and the peer group’s proxy statements that were issued for the relevant years.

For a definition of certain other terms used in the chart below, see “Reconciliation of Non-GAAP Measures to GAAP Measures and Selected Definitions” on page 80 of this Proxy Statement.

Objectives of Our Executive Compensation Program

The Compensation Committee has approved the following five primary objectives of our executive compensation program.

1.              Link compensation to the achievement of our short- and long-term financial and strategic objectives

The Compensation Committee believes that a properly structured compensation system should measure and reward performance on multiple bases. To ensure an appropriate degree of balance in the program, the compensation system is designed to measure short- and long-term financial and operating performance, the efficiency with which capital is employed in the business, the effective management of risk, the achievement of strategic initiatives and the individual performance of each executive.

The Compensation Committee further believes that an executive’s total compensation opportunity should be commensurate with his or her position and level of responsibility. Accordingly, the proportion of total compensation that is performance-based increases with successively higher levels of responsibility. Thus, the senior-most executives who are responsible for the development and execution of our strategic and financial plans have the largest portion of their compensation tied to performance-based incentives, including equity-based compensation, the ultimate value of which is completely or partly dependent on changes in stock price and return on equity.

In evaluating the Company’s overall performance, the Compensation Committee recognizes that our business is subject to events outside of management’s control, including natural and man-made catastrophic

COMPENSATION DISCUSSION AND ANALYSIS

events, and takes those events into account when awarding compensation. The Compensation Committee believes that, while the impact of catastrophes in any given year can produce significant volatility, management should be focused on achieving the Company’s long-term strategic goals. As a result, although the Compensation Committee believes that the impact of catastrophes on the Company’s financial results should be reflected in its executive compensation decisions, the Compensation Committee does not believe it is appropriate for compensation levels to be subject to as much volatility year-to-year as may be caused by actual catastrophes.

2.     Provide competitive compensation opportunities to attract, retain and motivate high-performing executive talent

Our overall compensation levels are designed to attract and retain the best executives in light of the competition for executive talent. In addition, the Compensation Committee believes that, when we generally exceed our performance goals and the named executive officers individually perform at superior levels in achieving that performance, total compensation for these executive officers should be above the median of the compensation levels for equivalent positions in the Compensation Comparison Group. When we do not generally exceed our performance goals or the named executive officers individually do not perform at superior levels, total compensation for these executives should be set at lesser levels.

The Compensation Committee may also take into account other relevant facts and circumstances in awarding compensation in order to attract, retain and motivate high performing talent.

3.              Align the interests of management and shareholders by paying a substantial portion of total compensation in equity-based incentives and ensuring that executives accumulate meaningful stock ownership stakes over their tenure

The Compensation Committee believes that the interests of executives and shareholders should be aligned. Accordingly, a significant portion of the total compensation for the named executive officers is in the form of stock-based compensation that does not vest until three years after the award is made. The components of stock-based compensation granted to the named executive officers in 2012 and 2013 were stock options and performance shares. In addition, as discussed below, senior executives are expected to achieve specified stock ownership targets prior to selling any stock acquired upon the exercise of stock options or the vesting of performance shares or restricted stock units. The portion of total compensation attributable to stock-based programs, and the expected level of executive stock ownership, increase with successively higher levels of responsibility.

4.              Maximize, to the extent equitable and practicable, the financial efficiency of the overall compensation program from tax, accounting, cash flow and share dilution perspectives

We make reasonable efforts to maximize the tax deductibility of all elements of compensation. Section 162(m) of the Internal Revenue Code prohibits us from deducting compensation in excess of $1 million paid to most of the named executive officers, unless specified requirements are met, including that such amounts be considered “qualified performance-based compensation” under Section 162(m). The Compensation Committee may also approve compensation that does not qualify for a deduction under Section 162(m) if it determines that it is appropriate to do so in light of other competing interests and goals, such as the attraction and retention of key executives.

As part of the process of approving the initial design of incentive plans, or any subsequent modifications made to such plans, and determining awards under the plans, the Compensation Committee also evaluates the aggregate economic costs and dilutive impact to shareholders of such compensation, the expected accounting treatment and the impact on our financial results. The Compensation Committee attempts to balance the various financial implications of each program to ensure that the system is as efficient as possible and that unnecessary costs are avoided.

5.     Reflect established and evolving corporate governance standards

The Compensation Committee, with the assistance of our Human Resources Department and the Committee’s independent compensation consultant, stays abreast of current and developing corporate governance standards and trends with respect to executive compensation and adjusts the various elements of our executive compensation program, from time to time, as it deems appropriate.

For a description of the duties of the Compensation Committee and its use of an independent compensation consultant, see “Board of Directors Information — Compensation Committee” on page 10 of this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Comparison Group

The Compensation Comparison Group includes (1) our key competitors in the property and casualty insurance industry and (2) general financial services and life and health insurance companies that in general are of relatively similar size and complexity. We regard these general financial services and life and health insurance companies as potential competition for executive talent.  The Compensation Comparison Group has not changed since 2009.

The Compensation Comparison Group consisted of the following companies in the property and casualty insurance business:

•  ACE Ltd.

•  Allstate Corporation

•  Chubb Corporation

•  Hartford Financial Services Group

•  Progressive Corporation

The Compensation Comparison Group also included the following general financial services and life and health insurance companies:

•  Aetna, Inc.

•  American Express

•  CIGNA Corporation

•  Manulife Financial Corporation

•  MetLife Inc.

•  Prudential Financial Inc.

As of December 31, 2012, the Company was in approximately the 45th percentile of the Compensation Comparison Group based on assets, the 30th percentile based on revenues and the 70th percentile based on market capitalization.

Compensation Elements

We deliver executive compensation through a combination of base salary and performance-based compensation consisting of an annual cash bonus and stock-based, long-term incentive awards. We also provide benefits and modest perquisites. Total direct compensation for a performance year consists of base salary, along with annual cash bonuses earned and stock-based long-term incentive awards granted to our named executive officers in February of each year with respect to the performance in the prior year.

Consistent with recent years, the Compensation Committee has determined that the allocation of compensation between performance-based annual cash bonus and stock-based long-term incentives should be somewhat more heavily weighted towards cash bonus as compared to the Compensation Comparison Group. The Compensation Committee believes that this allocation is appropriate in light of the fact that a higher percentage of the named executive officers’ total compensation (and total direct compensation) is performance-based as compared to the peer average and peer median of the

Compensation Comparison Group. In particular, unlike a number of other companies in the Compensation Comparison Group, equity awards made to the named executive officers are all performance-based.  In addition, a smaller portion of our compensation opportunity is delivered through non-performance-based pension benefits and perquisites.

The components of performance-based compensation include annual cash bonus and stock-based compensation in the form of stock options and performance shares. Because our performance shares only vest if adjusted return on equity thresholds are met, and because options provide value only if our stock price appreciates, the Compensation Committee believes that such compensation is all performance-based; that is, the compensation awarded to our CEO and other named executive officers does not include awards, such as restricted stock, where compensation is earned solely due to the passage of time without regard to performance.

COMPENSATION DISCUSSION AND ANALYSIS

The following chart illustrates the mix of performance-based compensation to non-performance-based compensation of our CEO compared to the CEOs of our Compensation Comparison Group.

(1)	Travelers CEO Pay Mix reflects the pay mix of total direct compensation for performance year 2012, as reported in the Supplemental Table on page 47 of this Proxy Statement.

(2)

Peer Average CEO Pay Mix reflects the pay mix of total direct compensation for the Compensation Comparison Group for performance year 2011 (the most recent year for which data was publicly available) and was calculated for the Compensation Committee by its independent compensation consultant.  As part of that calculation, the independent compensation consultant annualized special non-recurring long-term incentive grants (for example, new hire, retention and promotion awards) to reflect an estimate of “per year” value.

Total Direct Compensation

The following table sets forth the composition of total direct compensation for the CEO and our other named executive officers for the 2012 performance year:

	Percentage of Total Direct Compensation of CEO	Percentage of Average Total Direct Compensation of Other NEOs
Current Base Salary Rate	6%	12%
Performance-Based Annual Cash Bonus	39%	48%
Performance-Based Long-Term Stock Incentives	55%	40%

Base Salary

The Compensation Committee generally sets base salary for executive officers, including the named executive officers, at a level that is generally targeted at the 50th percentile for equivalent positions in the Compensation Comparison Group. This positioning is targeted because, among other things, it helps us to attract and retain high-quality talent and enables us to grant the substantial majority of our named executive officers’ compensation in the form of variable performance-based compensation.

Individual salaries may range above or below the median based on a variety of factors, including the potential impact of the executive’s role at the Company, the terms of the executive’s employment agreement, if any, the experience the executive brings to the position and the performance and potential of the executive in his or her role. Base salaries are reviewed annually, and adjustments are made from time to time as the Compensation Committee deems appropriate to recognize performance, changes in duties and/or changes in the competitive marketplace.

Further, because salaries for named executive officers are typically changed infrequently, at the time the Compensation Committee increases the salaries of executives who have not received an increase in several years, such salaries on average may initially be somewhat higher than the 50th percentile indicated by the most recently available data on the basis that over time they are expected to approximate the 50th percentile.

In February 2013, the Compensation Committee increased the base salaries of the named executive officers other than the CEO and COO by $50,000 each, effective April 2013. In July 2012, the Compensation Committee increased the base salary of the COO by $75,000. The base salaries for these officers had not been increased since 2010, even though several of them had taken on additional responsibilities during that period. The base salary of the CEO has remained unchanged since 2001.

At the end of 2012, the base salaries for the named executives as a group approximated, but was slightly higher than, the amount that was the 50th percentile of the Compensation Comparison Group, based on the most recently available data.   The CEO’s 2012 base salary of $1,000,000 was at approximately the 25th percentile of the Compensation Comparison Group.

COMPENSATION DISCUSSION AND ANALYSIS

Performance-Based Annual Cash Bonus

The named executive officers are eligible to earn performance-based annual cash bonuses under the Senior Executive Performance Plan, a plan approved by our shareholders in 2002. Annual bonuses are short-term compensation awards that are based upon the individual performance of each executive as well as that of the Company as a whole. These bonuses are intended to motivate and promote the achievement of our operating performance objectives and strategic initiatives that are important to our success, as well as individual contributions toward those ends.

Description of Senior Executive Performance Plan

The Senior Executive Performance Plan is designed to comply with the “qualified performance-based compensation” requirements of Section 162(m) of the Internal Revenue Code so that the annual bonus payments to named executive officers could be fully tax deductible. The Senior Executive Performance Plan contains a formula that was approved by shareholders and that is used to determine the maximum amount of the annual bonus pool. Under the Senior Executive Performance Plan, the Compensation Committee sets the potential maximum award for each named executive officer as a percentage of the aggregate pool on an annual basis.

The bonus pool determined under the Senior Executive Performance Plan is not an expectation of the amount of bonuses that will actually be paid. Rather, the bonus pool and the maximum individual allocations established thereunder represent the maximum amount of bonus awards that the Compensation Committee may approve as “qualified performance-based compensation” for tax purposes pursuant to Section 162(m). Accordingly, the Compensation Committee may determine, in its discretion, not to grant bonuses even when the formula results in funding a bonus pool. Alternatively, even if the threshold under the Senior Executive Performance Plan is not achieved and no bonus pool is available under the Senior Executive Performance Plan, the Compensation Committee could award bonuses to the named executive officers if, in the exercise of its business judgment, the Compensation Committee determines that they are warranted under the circumstances and in the best interest of the Company. In such a case, the bonuses would be awarded outside the Senior Executive Performance Plan and would not qualify as “performance-based compensation” under Section 162(m).

The formula in the Senior Executive Performance Plan provides generally that, if our return on equity (determined by dividing “after-tax operating earnings” by total common shareholders’ equity as of the beginning of the fiscal year, adjusted to exclude net unrealized appreciation or depreciation of investments) is greater than 8%, then the pool available to pay bonuses to named executive officers will equal 1.5% of our “after-tax operating earnings”. The Senior Executive Performance Plan defines “after-tax operating earnings” as our net income from continuing operations for the performance period as reported in our financial statements for the performance period, adjusted to eliminate the after-tax effects of the following items:

•  net realized investment gains or losses in our fixed maturities and real estate portfolios;

•  extraordinary items and the cumulative effect of accounting changes as each is defined by U.S. generally accepted accounting principles (“GAAP”);

•  restructuring charges;

•  losses in our “core” businesses from officially designated catastrophes; and

•  underwriting results of our “non-core”, or exited, businesses placed into run-off.

Because the amount of our after-tax operating earnings can generate a larger bonus pool than necessary for awarding bonuses consistent with the Compensation Committee’s objectives, the Compensation Committee can exercise (and in the past has always exercised) its discretion to award less than the maximum amount that could have been awarded under the Plan as “qualified performance-based compensation”.

Description of Performance-Year 2012 Bonuses Paid under the Senior Executive Performance Plan

Due to our after-tax operating earnings in 2012, we achieved a return on equity, as defined under the Senior Executive Performance Plan, of 16.85%, which resulted in a pool of $54.6 million available for bonuses for the named executive officers that would be deductible under Section 162(m). For the 2012 performance period (and consistent with the prior two years), the maximum percentage of the pool payable to each of the named executive officers was set at 35%

COMPENSATION DISCUSSION AND ANALYSIS

for the CEO, 20% for the next most highly compensated named executive officer and 15% for the other named executive officers.

As it has done in prior years, the Compensation Committee exercised its discretion to award less than the maximum amount that could have been awarded under the Plan as “qualified performance-based compensation”. As discussed below, the Compensation Committee awarded a total of $18.1 million in bonuses (being approximately 33% of the bonus pool under the Plan) to the named executive officers for the 2012 performance period.

In determining the actual annual bonuses awarded, the Compensation Committee applied its business judgment and considered a number of factors, including:

•  Company, business segment and/or investment results relative to the various financial measures set forth in our 2012 business plan that was established and approved by the Board at the end of 2011;

•  the performance of the executive;

•  compensation market practices as reflected by the Compensation Comparison Group in the most recent publicly available data;

•  our performance relative to the companies in the Compensation Comparison Group along with other companies in the property and casualty industry, with a particular emphasis on return on equity; and

•  past awards to the executive.

In determining these bonuses, the Compensation Committee also considered additional qualitative factors, such as:

•  the strategic positioning of the Company and the applicable business unit;

•  the progress made on strategic and technology initiatives;

•  the effective management of expenses;

•  the effective management of risk;

•  the demonstration of leadership, teamwork and innovation; and

•  the extent of accomplishment of the applicable business unit’s business plan.

With regard to CEO performance, the Compensation Committee also considered his development of management depth and succession plans.

The achievement, or inability to achieve, any particular financial or operational measure in a given year neither guarantees nor precludes the payment of an award but is considered by the Compensation Committee as one of several factors in light of the other factors noted and any additional information available to it at the time, including market conditions in general. The Compensation Committee does not use a formula or assign any particular relative weighting to any performance measure. However, as discussed below, the Compensation Committee generally weighs financial performance (particularly return on equity) and comparable compensation information more heavily than other factors.  In particular, when assessing results, the Compensation Committee considers the Company’s overall financial performance relative to prior years’ performance, the business plan and the performance of industry peers.

The Compensation Committee believes that a formulaic approach to compensation could result in unintended consequences and is not an appropriate substitute for the Compensation Committee’s thorough deliberation and business judgment. This approach allows the Compensation Committee to appropriately assess the quality of performance results and ensures that executives are not unduly rewarded, or disadvantaged, based purely on mechanical formulas.

2012 Financial Goals; Operating Return on Equity Target

As one part of evaluating the foregoing factors for 2012, the Compensation Committee established in February 2012 specific targets for both operating return on equity and operating return on equity adjusted to exclude catastrophes and prior year reserve development related to asbestos and environmental coverages. These targets were consistent with the 2012 financial plan approved by the Board at the end of 2011.

COMPENSATION DISCUSSION AND ANALYSIS

One of management’s important responsibilities is to produce an appropriate return on equity for our shareholders and to develop and execute financial and operational plans consistent with our financial goal of achieving a mid-teens return on equity over time. The Compensation Committee also recognizes, however, the historic cyclicality of our business and that there may be times when the return on equity achievable in a given year is greater than, or less than, a mid-teens level. The Compensation Committee believes that due to, among other things, the expectation that interest rates are likely to remain low over the next several years, returns that will qualify as top tier performance will be lower than a mid-teens return on equity over the next several years. In terms of evaluating the appropriateness of the targets set for return on equity, the Compensation Committee considers our return on equity relative to the Compensation Comparison Group and to the U.S. property and casualty industry generally and relative to our cost of equity capital, which we believe has decreased by more than 25% over the past five years. The significant decrease in our estimated cost of equity capital has resulted from lower levels of volatility in the Company’s stock price over the past few years and the reduction in the risk-free rate of return.

When the Board approved our 2012 business plan, both management and the Board believed the plan to be reasonably difficult to achieve. That plan targeted (1) an operating return on equity of 10.3% and (2) an operating return on equity, adjusted to exclude catastrophes and prior year reserve development related to asbestos and environmental coverages, of approximately 12.6%. The adjustments to operating return on equity for prior year reserve developments related to asbestos and environmental coverages were made because, to a significant degree, those items relate to policies that were written decades ago and, particularly in the case of asbestos, arise to a significant extent as a result of court decisions and other trends that have attempted to expand insurance coverage far beyond what we believe to be the intent of the original parties. Accordingly, the financial impact is largely beyond the control of current management.

The targeted returns reflected the Company’s expectation of continued weak economic conditions in 2012, as well as the expectation that interest rates would remain low during 2012. In addition, the targeted returns also took into account the Company’s lower cost of equity capital as a result of the reduction in the market risk-free rate of return.

During 2012, the Compensation Committee reviewed management’s progress in meeting a broad range of financial and operational metrics included in the financial plan approved by the Board. On a quarterly basis, the Compensation Committee evaluated the Company’s performance in respect of these metrics, including premium revenues, investment income, insurance losses, expense management and the resulting operating income.

However, while the Compensation Committee evaluated a broad range of metrics quarterly, the Compensation Committee considered return on equity to be the most important metric in its evaluation of the Company’s performance, and it reviewed other metrics in light of their contribution to the Company’s return on equity goals.

•     For 2012, our operating return on equity was 11.0%, which was higher than our target of 10.3%.

•     Our adjusted operating return on equity, excluding catastrophes and prior year reserve development related to asbestos and environmental coverages, was 16.9%, which exceeded our target on this basis of 12.6%.

The Compensation Committee believes that the results relating to return on equity reflected, among other things:

•     solid underlying underwriting performance and improving profitability, including as the result of the Company’s strategic actions, beginning in 2010 and continuing through 2012, to improve that profitability;

•     favorable prior year reserve development not related to asbestos and environmental matters;

•     catastrophe losses that, while high in 2012, were lower than 2011’s record level;

•     strong investment performance, especially in light of historically low interest rates; and

•     the favorable impact of the Company’s capital management, particularly its share repurchase program.

In addition, the Compensation Committee believes the results reflect superior performance in comparison to the U.S. property and casualty industry as a whole.

COMPENSATION DISCUSSION AND ANALYSIS

In particular, the Company’s return on equity in 2012 meaningfully exceeded the average return on equity for domestic property and casualty insurance companies, as estimated by the Insurance Information Institute.

*   *   *

Amount of 2012 Annual Cash Bonuses

At its February 2013 meeting, the Compensation Committee considered the quantitative and qualitative factors described above and the substantial contributions made by the named executive officers in meeting the 2012 targets described above for operating return on equity and adjusted operating return on equity. This included the strong absolute and relative performance described under “2012 Overview”, including superior total returns to shareholders over the short- and long-term. The Compensation Committee believed that all of the named executive officers individually performed at superior levels and contributed substantially to our results. The Compensation Committee also placed significant weight on the fact that the executive officers, including the named executive officers, were highly effective working as a team. The cash bonus for the CEO in particular recognizes: his Company and industry leadership, strategic vision and oversight of the successful implementation of the long-term strategy; his ability to attract, retain and motivate a strong senior management team; and, more broadly, his cultivation of an effective corporate culture that prioritizes a proper balance of risk and reward. The cash bonus amounts for the other named executive officers recognize their superior individual performances and the scope of their respective responsibilities, which, in several cases, had increased in recent years.

In light of the foregoing, the Compensation Committee determined in its judgment to award a cash bonus of $6.5 million to the CEO and, as set forth in more detail on page 47 under “Total Direct Compensation for 2010-2012”, an average cash bonus of $2.9 million to the other named executive officers. These bonuses, which were significantly higher than bonuses for the 2011 performance year (a record catastrophe year for the Company), were set at levels that approximated, but were slightly higher than, 2010 bonuses. As discussed above in the “2012 Overview”, the Compensation Committee considered a comparison to 2010 performance a relevant measure because of a number of the similarities in operating environment. The Compensation Committee concluded that the Company’s 2012 performance was significantly better than 2011 performance and generally equaled or exceeded the Company’s performance in 2010.  For example, adjusting for differences in catastrophes, operating return on equity in 2012 would have exceeded 2010 operating return on equity.

Given the Company’s superior performance, the bonuses were also intended to position total direct compensation for the CEO and the named executive officers as a group above the median of the Compensation Comparison Group.

Performance-Based Long-Term Stock Incentives

As described below, in 2012, performance-based long-term compensation was awarded to the named executive officers in the form of stock options and performance shares. Our stock-based long-term incentive awards are designed to further our goals described under “Objectives of Our Executive Compensation Program”, including ensuring that our executive officers have a continuing stake in our long-term success and manage the business with a long-term risk-adjusted perspective.

At its February 2012 meeting, the Compensation Committee awarded the CEO stock-based long-term incentive grants with a grant date fair value of $7.5 million. At the same meeting, the Compensation Committee awarded the named executive officers (other than the CEO) annual stock-based long-term incentive grants ranging from $2 million to $2.25 million. The Compensation Committee believed that such awards were appropriate in light of the Company’s and the named executive officers’ strong 2011 performance. Such equity grants were, however, meaningfully lower than the prior year grants (17% lower in the case of the CEO and 11% lower on average in the case of the other NEOs) in light of the fact that operating income per share and return on equity declined in 2011 from 2010 levels.  This was due to a number of factors, particularly the impact of record catastrophe losses and very low interest rates. Overall, the equity awards (when combined with the other elements of total direct compensation) were intended to position the CEO and the other named executive officers as a group above the median compared to the Compensation Comparison Group but at a lower percentile than for 2010, when compensation approximated the 75th percentile due to exceptional performance.

COMPENSATION DISCUSSION AND ANALYSIS

At its February 2013 meeting, the Compensation Committee awarded the CEO stock-based long-term incentive grants with a grant date fair value of $9.0 million. At the same meeting, the Compensation Committee awarded the named executive officers (other than the CEO) stock-based long-term incentive grants ranging from approximately $2.3 million to $3.0 million. The awards for the named executive officers (other than the CEO) were 3.25 times the base salary for those officers in effect at the end of the year. The Compensation Committee set the amounts of such incentive grants in order to position the total direct compensation of the CEO and other named executive officers as a group at levels that approximated, but were slightly higher than, 2010 levels. Given the Company’s superior performance, these equity awards were also intended to position total direct compensation for the CEO and the named executive officers as a group above the median of the Compensation Comparison Group.

The ultimate value of stock-based long-term incentive awards at the time of vesting or exercise (in the case of stock options) may be greater than or less than the grant date fair value, depending upon our operating performance and changes in the value of our stock price. Unless otherwise noted, the grant date fair values of long-term incentive awards are computed in accordance with the accounting standards described in footnote (2) to the Summary Compensation Table on page 49.

The Compensation Committee, with advice from its independent compensation consultant, developed guidelines for the allocation of annual grants of equity compensation between stock options and performance shares. These allocations are intended to result in a mix of long-term incentives that is sufficiently performance-based and will result in (1) a large component of total compensation being variable and tied to the achievement of specific, multi-year operating performance objectives and (2) an appropriate portion being tied solely to changes in shareholder value. Under the guidelines, the mix of long-term incentives for the named executive officers is approximately 40% stock options and 60% performance shares, based on the grant date fair value of the awards. The mix of long-term incentive compensation reflects the Compensation Committee’s judgment as to the appropriate balance of these incentives to achieve its objectives. While the grant date fair values of equity awards granted to named executive officers take into account both individual and Company performance, the mix of equity incentives does not. For details of the equity awards granted in calendar year 2012, refer to the “Tabular Executive Compensation Disclosure—Grants of Plan-Based Awards in 2012” on page 51.

Stock Options

All stock options are granted with an exercise price equal to the closing price of the underlying shares on the date of grant. Our annual award of stock options generally has an expiration date of ten years from the date of grant, vests 100% three years after the date of grant and does not accelerate upon a change of control. Under the 2004 Stock Incentive Plan, stock options cannot be “repriced” unless such repricing is approved by our shareholders.

The Compensation Committee’s annual option award to the CEO had a grant date fair value of $3.0 million for the February 2012 award and $3.6 million for the February 2013 award. The Compensation Committee’s annual option awards to the other named executive officers had grant date fair values ranging from approximately $0.8 million to $0.9 million for the February 2012 awards and from approximately $0.9 million to $1.2 million for the February 2013 awards.

Performance Shares

Under our program for granting performance shares, we may grant performance shares to certain of our employees who hold positions of Vice President (or its equivalent) or above, including the named executive officers. These awards provide the recipient with the right to receive a variable number of shares of our common stock based upon our attainment of specified performance goals discussed below. The performance goals for performance share awards granted in 2012 and 2013 are based upon our attaining various adjusted returns on equity over three-year performance periods commencing January 1, 2012 and ending December 31, 2014 and commencing January 1, 2013 and ending December 31, 2015, respectively (in each case, “Performance Period Return on Equity”). Performance Period Return on Equity represents the average of the “Adjusted Return on Equity” for each of the three calendar years in the Performance Period Return on Equity. The “Adjusted Return on Equity” for each calendar year is determined by dividing “Adjusted Operating Income” by “Adjusted Shareholders’ Equity” for the year, as defined below.

COMPENSATION DISCUSSION AND ANALYSIS

“Adjusted Operating Income”, as defined in the Performance Share Awards Program, excludes the after-tax effects of:

•  specified losses from officially designated catastrophes,

•  asbestos and environmental reserve charges or releases,

•  net realized investment gains or losses in the fixed maturities and real estate portfolios,

•  extraordinary items and

•  restructuring charges and the cumulative effect of accounting changes and federal income tax rate changes, each as defined by GAAP, and each as reported in our financial statements (including accompanying footnotes and management’s discussion and analysis);

and is then reduced by the after-tax dollar amount for expected “normal” catastrophe losses. In the first year of the performance period, such expected “normal” catastrophe losses are represented by a fixed amount set forth in the terms of the performance shares ($536 million for 2012). In the two subsequent years of the performance period, such fixed amount for catastrophes is adjusted up or down to generally reflect any increases or decreases, as the case may be, in written premiums in certain commercial and personal lines.

For performance share awards granted in February 2012 and February 2013, the Compensation Committee further adjusted “Adjusted Operating Income” to reduce Performance Period Return on Equity by an amount reflecting the historical level of credit losses (on an after-tax basis) associated with our fixed income investments. The Compensation Committee believes this reduction is appropriate because, notwithstanding the increased level of impairments experienced by financial services firms in the recent economic downturn, credit losses in our fixed income portfolio otherwise would not be reflected in adjusted operating income. Specifically, for performance share awards granted in February 2012 and February 2013, the annual reduction is determined by multiplying a fixed factor (expressed as 2.25 basis points) by the amortized cost of the fixed maturity investment portfolio at the beginning of each quarter during the relevant year in the performance period and adding such amounts (on an after-tax basis) for each year in the performance period.

“Adjusted Shareholders’ Equity” for each year in the performance period is defined in the Performance Share Awards Program as the sum of our total common shareholders’ equity, as reported on our balance sheet as of the beginning and end of the year (excluding net unrealized appreciation or depreciation of investments and adjusted as set forth in the immediately following sentence), divided by two. In calculating Adjusted Shareholders’ Equity, our total common shareholders’ equity as of the beginning and end of the year is adjusted to remove the cumulative after-tax impact of the following items during the performance period: (1) discontinued operations and (2) the adjustments and reductions made in calculating Adjusted Operating Income.

The Compensation Committee selected Performance Period Return on Equity as the performance measure in the Performance Share Plan because the Compensation Committee believes it is the best measure of return to shareholders and efficient use of capital over a multi-year period, as described further above under “Link Between Pay and Performance Over Time”.

The Compensation Committee seeks to establish the Performance Period Return on Equity standards such that 100% vesting requires a level of performance over the performance period that is expected to be in the top tier of the industry. In considering what would constitute such top tier performance over a future three-year period, the Compensation Committee considers the recent and more historical trends in return on equity of the property and casualty insurance industry, our Compensation Comparison Group and the Company, as well as current and expected underwriting and investment market conditions, our business plan and the Company’s cost of equity capital. Thus, while the Compensation Committee decided not to implement a formulaic calculation based on relative performance, which it believed could result in over or under compensation, it did set the Performance Period Return on Equity Standards after considering the level of historical and expected performance that would constitute superior returns.

In addition, in establishing the Performance Period Return on Equity shown in the charts below, the Compensation Committee also considered our financial goal of achieving a return on equity in the

COMPENSATION DISCUSSION AND ANALYSIS

mid-teens over time and that such a return on equity would, in its view, be reasonably difficult to achieve over the next three-year period.

For performance shares granted in 2012 and 2013, actual distributions are contingent upon our attaining Performance Period Return on Equity as indicated on the following charts. Performance falling between any of the identified points in the applicable chart below will result in an interpolated vesting (for example, for shares granted in 2012, a 14% Performance Period Return on Equity will yield a vesting of 115%).

Performance Shares Granted in 2012: Performance Period Return on Equity Standard

	Performance Period Return on Equity	Vesting Percentage
Maximum	>15.0%	130%
	14.5%	120%
	13.5%	110%
	10.0%	100%
	8.5%	75%
Threshold	7.0%	50%
	<7.0%	0%

Because the performance shares are a long-term incentive intended to align a significant portion of our executives’ compensation with return on equity objectives over time, the Compensation Committee prefers to maintain consistency in the Performance Period Return on Equity standards. However, the Compensation Committee does from time to time make adjustments if it determines that there have been significant changes in the returns that it expects to constitute top tier performance.

For performance shares granted in 2013, the Compensation Committee decided to make changes to the Performance Period Return on Equity standards for two reasons.  First, the Compensation Committee believes that underwriting and investment market conditions, including the higher level of catastrophes experienced in the past few years and very low interest rates, are likely to continue to impact industry-wide returns adversely in the near to medium term. Consequently, the Compensation Committee believes that returns that qualify as top tier performance will be somewhat lower over the next several years as compared to historical levels. In addition, as discussed above, the Company’s cost of equity capital has continued to decline significantly. As a result of these factors, the Compensation Committee believes that a downward adjustment to Performance Period Return on Equity standards would better balance potential payouts and relative performance.

Accordingly, as indicated in the chart below, for the performance shares granted in 2013, the Compensation Committee reduced the Performance Period Return on Equity required for 100% or greater vesting for the performance shares granted in February 2013 by 100 basis points for each vesting threshold (for example, shares vest at 110% if Performance Period Return on Equity is 12.5% instead of 13.5%).  The threshold required for 50% vesting was not reduced, and the threshold for 75% vesting was reduced by 50 basis points. At the same time, the Compensation Committee maintained a cap on vesting at 130%; this cap is intended to ensure that named executive officers are not unduly rewarded in the event that market conditions turn out to be more favorable than expected.  Once expectations for underwriting and investment returns come back to more normal levels by historical standards, the Compensation Committee intends to adjust Performance Period Return on Equity standards to reflect those expectations.

Performance Shares Granted in 2013: Performance Period Return on Equity Standard

	Performance Period Return on Equity	Vesting Percentage
Maximum	>14.0%	130%
	13.5%	120%
	12.5%	110%
	9.0%	100%
	8.0%	75%
Threshold	7.0%	50%
	<7.0%	0%

To support our recruitment and retention objectives and to encourage a long-term focus on our operations, the performance shares vest after the completion of the three-year performance period, subject to the participants’ continued employment and the satisfaction of the requisite performance goals. The program does not provide for accelerated vesting due to a change in control of the Company. However, the program provides for accelerated vesting and/or waiver of service requirements in the event of death or disability (and pro-rata vesting in the case of “retirement”, as defined in the awards). Further, the

COMPENSATION DISCUSSION AND ANALYSIS

CEO is entitled, under his employment agreement, to accelerated vesting in the event of a voluntary termination for “good reason” or an involuntary termination without “cause” (as defined). These provisions are described in more detail under “Tabular Executive Compensation Disclosure—Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control—Summary of Key Agreements—Mr. Fishman’s Employment Agreement”.

New performance share cycles commence annually and overlap one another, helping to foster strong retention and reduce the impact of the volatility in compensation associated with changes in our annual return on equity performance. Dividend equivalent shares are paid with respect to performance shares actually earned at the same vesting percentage as the underlying performance shares.

The Compensation Committee awarded the CEO $4.5 million in performance shares in February 2012 and $5.4 million in performance shares in February 2013. These grant date fair values were determined by multiplying the number of performance shares awarded, assuming 100% vesting, by the closing price of our common stock on the date of grant ($59.74 and $78.65 in 2012 and 2013, respectively). The Compensation Committee also awarded performance shares to each of the named executive officers (other than the CEO) ranging from approximately $1.2 million to $1.35 million in 2012 and from approximately $1.4 million to $1.8 million in 2013.

Other Compensation

Pension Plans

The Company provides retirement benefits as part of a competitive pay package to retain its employees. Specifically, we currently offer all of our U.S. employees a tax-qualified defined benefit plan with a cash-balance formula, with some “grandfathered” participants accruing benefits under a final average pay formula. Also, a number of employees and executives participate or have accrued benefits in other pension plans which are frozen as to new participants and/or new accruals. Under the cash balance formula, each enrolled employee has a hypothetical account balance that grows with interest and pay credits each year.

In addition, we sponsor a non-qualified excess benefit retirement plan that covers all U.S. employees whose tax-qualified plan benefit is limited by the Internal Revenue Code with respect to the amount of compensation that can be taken into account under a tax-qualified plan. The non-qualified plan makes up for the benefits that cannot be provided by the qualified plan as a result of those Internal Revenue Code limits by using the same cash-balance pension formula that applies under the qualified plan. The purpose of this plan is to ensure that employees who receive retirement benefits only through the qualified cash balance plan and employees whose qualified plan benefit is limited by the Internal Revenue Code are treated substantially the same.

The details of the existing plans are described more fully under “Tabular Executive Compensation Disclosure—Post-Employment Compensation—Pension Benefits” on page 57 of this Proxy Statement.

Deferred Compensation

In the United States, we offer a tax-qualified 401(k) plan to all of our employees and a non-qualified deferred compensation plan to employees who hold positions of vice president or above. Both plans are available to the named executive officers.

The non-qualified deferred compensation plan allows an eligible employee to defer receipt of a portion of his or her salary and/or annual bonus until a future date or dates elected by the employee. This plan provides an additional vehicle for employees to save for retirement on a tax deferred basis. The deferred compensation plan is not funded by us and does not provide preferential rates of return. Participants have only an unsecured contractual commitment by us to pay amounts owed under that plan.

For further details, see “Tabular Executive Compensation Disclosure—Post-Employment Compensation—Non-Qualified Deferred Compensation for 2012” on page 60 of this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Other Benefits

We also provide certain other benefits described below to our named executive officers, which are not tied to any performance criteria. Rather, these benefits are intended to support objectives related to the attraction and retention of highly skilled executives and to ensure that they remain appropriately focused on their job responsibilities without unnecessary distraction.

Personal Security

We have established a security policy in response to a study prepared by an outside consultant that analyzed security risks to our CEO based on a number of factors, including travel patterns and past security threats. This security policy is periodically reviewed by our outside security consultant. Pursuant to this security policy, a Company car and driver or other ground transportation arrangements are provided to the CEO for business and some personal travel. The methodologies that we use to value the personal use of a dedicated Company car and driver and other ground transportation arrangements as a perquisite are described in footnote (6) to the Summary Compensation Table on page 50. In 2012, the total incremental cost for personal use of a Company car and driver and other ground transportation provided to the CEO pursuant to our security policy was $49,131.

The security policy also requires that the CEO use our aircraft for all business and personal air travel. The CEO reimburses us for all personal travel on our aircraft in an amount equal to the lesser of (1) the maximum amount legally payable under FAA regulations and (2) the incremental cost to us for each such flight.

Our CEO is responsible for all taxes due on any income imputed to him in connection with his personal use of Company-provided transportation.

In addition, pursuant to the security policy described above, we provide our CEO with additional home security enhancements and other protections. The methodology that we use to value the incremental costs of providing additional home security enhancements and other protections to the CEO is the actual cost to us relating to the installation of home security and other equipment and the incremental cost to us with respect to any related expenses. In 2012, the total incremental cost of the additional home security enhancements and other protections for our CEO was $47,115.

Other Transportation

We also on occasion provide transportation on Company aircraft for spouses or other family members of the named executive officers who accompany the named executive officers on trips related to our business but which spousal or other family travel, under SEC rules, may not be considered to be directly and integrally related to our business. Consistent with past practice, we reimburse the named executive officers for any tax liabilities incurred with respect to spousal travel only if such travel is considered directly and integrally related to business.  In 2012, there was no incremental cost to us associated with spousal and other family travel that was not directly and integrally related to business.

Health Benefits; Treatment of Higher Paid and Lower Paid Employees

We subsidize health benefits more heavily for lower paid employees as compared to higher paid employees, such as the named executive officers. Accordingly, our higher paid employees pay a significantly higher percentage of the cost of their health benefits than our lower paid employees.

Severance and Change in Control Agreements

The Compensation Committee believes that severance and, in certain circumstances, change in control arrangements are necessary to attract and retain the talent necessary for our long-term success. The Compensation Committee believes that our severance programs allow our executives to focus on duties at hand and provide security should their employment be terminated as a result of an involuntary termination without cause or a constructive discharge. Currently, all of our senior executives (other than the CEO) are covered by our severance plan.

Each of the named executive officers, other than the CEO, has entered into an agreement with us pursuant to which the named executive officer is granted enhanced severance benefits in exchange for his agreement to non-solicitation and non-disclosure provisions. Under the terms of such agreements, these

COMPENSATION DISCUSSION AND ANALYSIS

named executive officers are eligible to receive a severance benefit if they are involuntarily terminated due to a reduction in force or for reasons other than cause or if they are asked to take a substantial demotion. The terms of these agreements are described more fully under “Tabular Executive Compensation Disclosure—Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control—Summary of Key Agreements—Non-Solicitation and Non-Disclosure Agreements”.

The CEO’s employment agreement, discussed at greater length below under “Tabular Executive Compensation

Disclosure—Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control—Summary of Key Agreements—Mr. Fishman’s Employment Agreement”, contains severance benefits that are triggered under some circumstances, including some circumstances related to a change in control of the Company. The Compensation Committee believes that these arrangements are appropriate and consistent with similar provisions agreed to by members of our Compensation Comparison Group and their chief executive officers.

Non-Competition Agreements

All members of the Management Committee, including the named executive officers, have signed non-competition agreements.

The agreements provide that, upon an executive’s termination of employment, we may elect to impose a six-month non-competition obligation upon the executive that would preclude the executive, subject to limited exceptions, from (1) performing services for or having any ownership interest in any entity or business unit that is primarily engaged in the property and casualty insurance business or (2) otherwise engaging in the property and casualty insurance business. This restriction will apply in the United States and any other country where we are physically present and engaged in the property and casualty insurance business as of the executive’s termination date.

If we elect to enforce the non-competition terms, and the executive complies with all of the obligations under the agreement, then the executive will be entitled to:

•  receive a lump sum payment at the end of the six-month restricted period equal to the sum of (1) six months base salary plus (2) 50% of the executive’s average annual bonus for the prior two years plus (3) 50% of the aggregate grant date fair value of the executive’s average annual equity awards for the prior two years; and

•  reimbursement for the cost of continuing health benefits on similar economic terms as in place immediately prior to the executive’s termination date during the six-month non-competition period or payment of an equivalent amount, payable at the end of the six-month restricted period.

Stock Ownership Guidelines and Other Trading Restrictions

We maintain an executive stock ownership policy pursuant to which executives are expected to accumulate and retain specified levels of ownership of our equity securities until termination of employment, so as to further align the interests of management and shareholders. The Compensation Committee developed this policy based in part on an analysis of policies instituted at our peer competitors. Under the policy, the CEO has a target ownership level established as the lesser of 150,000 shares or the equivalent value of 500% of base salary. Vice chairmen and executive vice presidents have target ownership levels established as the lesser of 30,000 shares or the equivalent value of 300% of base salary, and senior vice presidents have target ownership levels established as the lesser of 5,000 shares or the equivalent value of 100% of base salary. Executives who have not achieved these levels of stock ownership are expected to retain the shares acquired upon exercising stock options or upon the vesting of restricted stock, restricted stock units or performance shares (other than shares used to pay the exercise price of options and withholding tax) until the requirements are met.

The stock ownership levels of all persons subject to this policy are calculated on a quarterly basis. In

COMPENSATION DISCUSSION AND ANALYSIS

determining an executive’s share ownership level, the following are included:

•    100% of shares held directly by the executive;

•    100% of shares held indirectly through our 401(k) Plan or deferred compensation plan;

•    50% of unvested restricted shares, restricted stock units or performance shares (assuming 100% vesting of the performance shares); and

•    a number of shares with a market value equal to 50% of any unrealized appreciation in stock options, whether vested or unvested.

As of December 31, 2012, each named executive officer had achieved a stock ownership level in excess of the applicable level set forth above.

We have a securities trading policy that sets forth guidelines and restrictions applicable to employees’ transactions involving our stock. Among other things, this policy prohibits our employees from engaging in short-term or speculative transactions involving our stock, including purchasing our stock on margin, short sales of our stock (that is, selling stock that is not owned and borrowing shares to make delivery), buying or selling puts, calls or other derivatives related to our stock and arbitrage trading or day trading of our stock. Directors and executive officers are not allowed to pledge Company stock without the consent of the Company, and no shares beneficially owned by them are pledged.

Recapture/Forfeiture Provisions

Our Board has adopted a policy requiring the reimbursement and/or cancellation of all or a portion of any incentive cash bonus or equity-based incentive compensation awarded to members of the Management Committee or other Section 16 officers after February 1, 2010 where the Compensation Committee of the Board has determined that all of the following factors are present: (1) the award and/or payout thereof was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (2) the employee engaged in fraud or willful misconduct that was a significant contributing factor in causing the restatement and (3) a lower award and/or payout thereof would have been made to the employee based upon the restated financial results.

Incentive compensation will be granted subject to the policy that, in each such instance described above, the Company will, to the extent permitted by applicable law and subject to the discretion and approval of the Compensation Committee of the Board, taking into account such facts and circumstances as it deems appropriate, including the costs and benefits of doing so, seek to recover the employee’s cash incentive bonus award and/or equity-based incentive compensation paid or issued to the employee in excess of the amount that would have been paid or issued based on the restated financial results. If the Compensation Committee determines, however, that, after recovery of an excess amount from an employee, the employee is nonetheless unjustly enriched, it may seek recovery of more than such excess amount up to the entire amount of the incentive compensation.

In addition, under the terms of our executive performance share, restricted stock, restricted stock unit and stock option award agreements, in the event that the employment of an executive, including the named executive officers, is terminated for gross misconduct or for cause, as determined by the Compensation Committee, all outstanding vested and unvested awards are cancelled upon his or her termination.

Further, in connection with equity awards, the named executive officers and other recipients of equity awards are parties to an agreement that provides for the forfeiture of unexercised or unvested awards and the recapture by us of any compensatory value, including any amount included as compensation in the taxable income, that the former executive received or realized by way of payment, exercise or vesting during the period beginning 12 months prior to the date of termination of employment with us, and ending 12 months after the date of the termination of employment with us, if during the 12-month period following his or her termination, the executive:

(1)  fails to keep all confidential information strictly confidential;

(2)  uses confidential information to solicit or encourage any person or entity that is a client, customer, policyholder, vendor, consultant or

COMPENSATION DISCUSSION AND ANALYSIS

agent of ours to discontinue business with us after accepting a position with a direct competitor;

(3)  is directly and personally involved in the negotiation or solicitation of the transfer of business away from us; or

(4)  solicits, hires or otherwise attempts to affect the employment of any person employed by us at any time during the last three months of the executive’s employment or thereafter, without our consent.

Timing and Pricing of Equity Grants

The Compensation Committee typically makes annual awards of equity at its meeting held in early February, which is set in advance as part of the Board’s annual calendar of scheduled meetings. The Compensation Committee has in the past, and may in the future, make limited grants of equity on other dates in order to retain key employees, to compensate an employee in connection with a promotion or to compensate newly hired executives for equity or other benefits lost upon termination of their previous employment or to otherwise induce them to join us. Pursuant to our Governance Guidelines, the Compensation Committee may make off-cycle equity grants only on previously determined dates in each calendar month, which will be either (1) the date of a regularly scheduled Board or Compensation Committee meeting, (2) the 15th day of the calendar month (or if the 15th is not a business day, the business day immediately preceding the 15th) or (3) in the case of grants in connection with new hires and/or promotions, on, or within 15 days of, the first day of employment or other personnel change. The grant date of equity grants to executives is the date of Compensation Committee approval. As discussed above, the exercise price of option grants is the closing market price of our common stock on the date of grant.

As discussed under “Board of Directors Information—Compensation Committee” on page 10, the Compensation Committee has delegated to the CEO, subject to the prior written consent of our Executive Vice President and General Counsel, the authority to make limited “off-cycle” grants to employees who are not Committee Approved Officers on pre-established grant dates, as determined by the Compensation Committee. For these grants, as discussed above, the grant date is the date of such approval, and the exercise price of all stock options is the closing market price of our common stock on the date of grant.

Under the 2004 Stock Incentive Plan, stock options cannot be “repriced” unless such repricing is approved by our shareholders. See “Governance of Your Company—Dating and Pricing of Equity Grants” on page 18 of this Proxy Statement.

We monitor and periodically review our equity grant policies to ensure compliance with plan rules and applicable law. We do not have a program, plan or practice to time our equity grants in coordination with the release of material, non-public information.

2012 Shareholder Advisory Vote on Executive Compensation

The Compensation Committee reviewed the results of the shareholder advisory vote on executive compensation taken at the Company’s 2012 Annual Meeting of Shareholders. Over 80% of the shares voting “FOR” or “AGAINST” at the meeting voted in favor of the compensation paid to our named executive officers. The Compensation Committee has considered and discussed the results of the vote. In addition, management has had numerous conversations with investors about compensation and governance practices, and management has reported on those conversations to the Compensation Committee. After considering the voting results from 2012, as well as management’s conversations with investors, the Compensation Committee concluded that the Company’s executive compensation programs are performing as intended and determined, based on the advice of its independent compensation consultant, not to make changes to the core structure of the Company’s executive compensation programs.

COMPENSATION DISCUSSION AND ANALYSIS

Total Direct Compensation for 2010-2012 (Supplemental Table)

The following table shows the base salary rate in effect at the end of each of the last three years as well as annual cash bonuses paid and equity awards granted to our named executive officers in February in respect of the immediately preceding performance year.

This supplemental information has been included to provide investors with additional compensation information for the last three performance years. As part of reaching its compensation decisions for a performance year, the Compensation Committee refers to this data. Accordingly, this supplemental information will enable investors to better understand the actions of the Compensation Committee with respect to total direct compensation for a performance year. However, this supplemental information is not intended to be a substitute for the information provided in the Summary Compensation Table on page 49, which has been prepared in accordance with the SEC’s disclosure rules.

Name	Salary ($)	Bonus ($)	Equity Awards ($)	Total ($)	Change from Prior Year (%)
J.S. Fishman
2012	1,000,000	6,500,000	9,000,000	16,500,000	27
2011	1,000,000	4,500,000	7,500,000	13,000,000	(20)
2010	1,000,000	6,250,000	9,000,000	16,250,000	(17)

J.S. Benet
2012	700,000	2,600,000	2,275,000	5,575,000	19
2011	700,000	2,000,000	2,000,000	4,700,000	(15)
2010	700,000	2,550,000	2,250,000	5,500,000	(7)

B.W. MacLean
2012	925,000	3,500,000	3,006,250	7,431,250	33
2011	850,000	2,500,000	2,250,000	5,600,000	(16)
2010	850,000	3,350,000	2,500,000	6,700,000	(7)

W.H. Heyman
2012	700,000	3,100,000	2,275,000	6,075,000	22
2011	700,000	2,300,000	2,000,000	5,000,000	(17)
2010	700,000	3,050,000	2,275,000	6,025,000	(6)

A.D. Schnitzer
2012	700,000	2,400,000	2,275,000	5,375,000	18
2011	700,000	1,850,000	2,000,000	4,550,000	(12)
2010	700,000	2,200,000	2,250,000	5,150,000	(2)

Differences Between this Supplemental Table and the Summary Compensation Table on page 49

The information contained in this Supplemental Table differs substantially from the total direct compensation information contained in the Summary Compensation Table for the relevant year, including as noted below:

•  First, the stock awards and option awards columns for a particular year in the Summary Compensation Table on page 49 report awards actually granted in that calendar year (not equity awards granted in respect of that performance year). For example, for 2012, the Summary Compensation Table on page 49 includes awards made in February 2012 in respect of the 2011 performance year, but does not include awards made in February 2013 in respect of the 2012 performance year. On the other hand, the “2012” rows in the Supplemental Table presented above include equity grants made in February 2013 in respect of the 2012 performance year and not the equity grants made in February 2012 in respect of the 2011 performance year.

•  Second, the Summary Compensation Table on page 49 also includes the value of reload options (described on page 53) issued in 2011 and 2010 in connection with options exercised during the relevant year, while the Supplemental Table does not include the value of such reload options. The Compensation Committee does not consider the value of a reload option as current compensation for several reasons. The issuance of reload options occurred automatically, and without any involvement of the current Compensation Committee, pursuant to the contractual terms of original options granted almost ten years ago. In addition, the original options were granted as long-term compensation pursuant to a program that was terminated in 2004. Reload options are not currently a component of our executive compensation program, and there are no more outstanding options with a reload feature.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE REPORT

The Compensation Committee has discussed and reviewed the foregoing Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Submitted by the Compensation Committee of the Company’s Board of Directors:

Lawrence G. Graev (Chair)

Kenneth M. Duberstein

Cleve L. Killingsworth Jr.

Donald J. Shepard

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our Chairman and Chief Executive Officer, our Vice Chairman and Chief Financial Officer and each of our three other most highly compensated executive officers who served in such capacities at December 31, 2012. We refer to these individuals collectively as the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Jay S. Fishman	2012	1,000,000	0	4,499,975	3,000,516	6,500,000	623,455	105,605	15,729,551
Chairman and	2011	1,000,000	0	5,400,018	4,851,039	4,500,000	642,331	86,042	16,479,430
Chief Executive Officer	2010	1,000,000	0	6,610,024	5,251,606	6,250,000	614,889	106,389	19,832,908
Jay S. Benet	2012	700,000	0	1,199,997	800,134	2,600,000	305,581	5,479	5,611,191
Vice Chairman and	2011	700,000	0	1,349,976	900,464	2,000,000	300,491	2,552	5,253,483
Chief Financial Officer	2010	687,500	0	1,360,016	899,950	2,550,000	280,257	6,470	5,784,193
Brian W. MacLean	2012	887,500	0	1,350,005	900,157	3,500,000	384,409	9,072	7,031,143
President and Chief	2011	850,000	0	1,500,011	1,133,677	2,500,000	374,606	1,455	6,359,749
Operating Officer	2010	812,500	0	1,510,016	999,947	3,350,000	347,118	7,388	7,026,969
William H. Heyman	2012	700,000	0	1,199,997	800,134	3,100,000	259,673	5,000	6,064,804
Vice Chairman and	2011	700,000	0	1,364,974	910,468	2,300,000	298,341	0	5,573,783
Chief Investment Officer	2010	687,500	0	1,510,016	1,459,619	3,050,000	287,542	5,000	6,999,677
Alan D. Schnitzer	2012	700,000	0	1,199,997	800,134	2,400,000	161,166	5,000	5,266,297
Vice Chairman—	2011	700,000	0	1,349,976	900,464	1,850,000	127,235	103	4,927,778
Financial, Professional & International Insurance	2010	687,500	0	1,360,016	899,950	2,200,000	80,777	6,421	5,234,664
and Field Management; Chief Legal Officer

(1)               Bonuses paid under the Company’s Senior Executive Performance Plan are reported in the “Non-Equity Incentive Plan Compensation” column.

(2)               The dollar amounts represent the aggregate grant date fair value of performance shares granted during each of the years presented and, with respect to 2010, restricted stock units granted in consideration of the Non-Competition Agreements further discussed on page 44. The grant date fair value of an award is measured in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) utilizing the assumptions discussed in Note 13 to our financial statements for the fiscal year ended December 31, 2012, without taking into account estimated forfeitures. With respect to the performance shares, the estimate of the grant date fair value determined in accordance with FASB ASC Topic 718 assumes the vesting of 100% of the performance shares awarded. Assuming the highest level of performance is achieved (which would result in the vesting of  150% of performance shares awarded in 2010 and 130% of performance shares awarded in 2011 and 2012), the aggregate grant date fair value of the stock awards set forth in the table above would be:

	2010 ($)	2011 ($)	2012 ($)

Jay S. Fishman	9,910,029	7,020,012	5,849,980
Jay S. Benet	2,035,017	1,754,975	1,559,991
Brian W. MacLean	2,260,017	1,950,003	1,754,982
William H. Heyman	2,260,017	1,774,460	1,559,991
Alan D. Schnitzer	2,035,017	1,754,975	1,559,991

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

The dividend equivalents attributable to performance shares are deemed “reinvested” in additional performance shares and will only be distributed upon the vesting, if any, of the performance shares in accordance with the performance share award terms. Recipients of restricted stock unit awards receive cash dividend equivalents. In each case, in accordance with the SEC’s rules, dividend equivalents are not required to be reported because the amounts of future dividends are factored into the grant date fair value of the awards.

For a discussion of specific stock awards granted during 2012, see “Grants of Plan-Based Awards in 2012” below and the narrative discussion that follows.

(3)               The dollar amounts represent the aggregate grant date fair value of option awards granted during each of the years presented. The grant date fair value of an option award is measured in accordance with FASB ASC Topic 718 utilizing the assumptions discussed in Note 13 to our financial statements for the fiscal year ended December 31, 2012, without taking into account estimated forfeitures. For a discussion of specific stock option awards granted during 2012, see “Grants of Plan-Based Awards in 2012” below and the narrative discussion that follows. With respect to 2011 and 2010, some dollar amounts include the grant date fair value of reload options issued in connection with the exercise of previously granted options. The dollar amounts of the option awards related to reload options are as follows: for Mr. Fishman, $1,249,170 in 2011 and $851,831 in 2010; for Mr. MacLean, $133,156 in 2011; and for Mr. Heyman, $459,672 in 2010. We do not currently grant options with the reload feature as a part of our executive compensation program and there are no more outstanding options with a reload feature.

(4)               Reflects incentive compensation paid under the Company’s Senior Executive Performance Plan in 2013 for performance year 2012, incentive compensation paid in 2012 for performance year 2011 and incentive compensation paid in 2011 for performance year 2010, respectively. For a discussion of the Company’s Senior Executive Performance Plan, see “Compensation Discussion and Analysis—Total Direct Compensation—Performance-Based Annual Cash Bonus”.

(5)               These amounts represent the aggregate change in actuarial present value of accumulated pension benefits for each of the years presented, using the same pension plan measurement date used for financial statement reporting purposes. The Company does not provide any of its executives with any above-market or preferential earnings on non-qualified deferred compensation.

(6)               For 2012, “All Other Compensation” for Mr. Fishman includes $49,131 for personal use of a Company car and driver and other ground transportation arrangements, calculated as described below; and $47,115 of personal security expenses incurred on his behalf pursuant to the Company’s executive security program.

Pursuant to the Company’s security policy, the Company provides a car and driver or other ground transportation arrangements to Mr. Fishman for business and some personal travel. In 2012, we calculated the incremental cost to us of the personal use of a dedicated Company car and driver (including commuting and business travel not considered directly and integrally related to the performance of his duties) (a) as a percentage of costs relating to the car, including, among others, depreciation, fuel, parking and insurance; and (b) incremental costs for employee and contract drivers. That percentage is based on the portion of car use that relates to personal travel. Compensation and benefits for the employee drivers, other than overtime charges, if any, are not included in the calculation of incremental cost because they are members of our security staff and, consistent with our executive security policy, we would have otherwise incurred such costs for business purposes, whether or not the car and driver were available to Mr. Fishman for personal travel. The incremental costs of personal trips using other ground transportation arrangements, such as car services, are valued at the actual incremental cost to us.

We require that Mr. Fishman use Company aircraft for business and personal travel. Mr. Fishman is required to reimburse the Company for all personal travel on Company aircraft in an amount equal to the lesser of (a) the maximum amount legally payable under FAA regulations and (b) the incremental cost to the Company for each such flight. Mr. Fishman fully reimbursed the Company for the incremental cost of all personal travel on the Company aircraft in 2012.

For information about these perquisites, see “Compensation Discussion and Analysis—Other Compensation—Other Benefits”. In addition, the Company paid life insurance premiums in 2012 in relation to the participation of Mr. Fishman in the legacy St. Paul Directors Charitable Award Program. For more information, please refer to the narrative discussion under “Non-Employee Director Compensation—Legacy Directors’ Charitable Award Program”.

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

Grants of Plan-Based Awards in 2012

The following table provides information on stock options and performance shares granted in 2012 to each of our named executive officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date		Target ($)(3)	Threshold (#)	Target (#)	Maximum (#)	Options (#)	Awards ($/Sh)	Option Awards ($)(4)

J.S. Fishman	2/07/2012	(1)		37,663	75,326	97,924			4,499,975
	2/07/2012	(2)					248,356	59.74	3,000,516
			N/A
J.S. Benet	2/07/2012	(1)		10,044	20,087	26,113			1,199,997
	2/07/2012	(2)					66,228	59.74	800,134
			N/A
B.W. MacLean	2/07/2012	(1)		11,299	22,598	29,377			1,350,005
	2/07/2012	(2)					74,507	59.74	900,157
			N/A
W.H. Heyman	2/07/2012	(1)		10,044	20,087	26,113			1,199,997
	2/07/2012	(2)					66,228	59.74	800,134
			N/A
A.D. Schnitzer	2/07/2012	(1)		10,044	20,087	26,113			1,199,997
	2/07/2012	(2)					66,228	59.74	800,134
			N/A

(1)               Represents performance share awards granted as part of the annual long-term equity grant. All performance share awards were granted under the Company’s Amended and Restated 2004 Stock Incentive Plan.

Performance shares represent the right to earn shares of our common stock based on our attainment of specified performance goals, as described above under “Compensation Discussion and Analysis—Total Direct Compensation—Performance-Based Long-Term Stock Incentives—Performance Shares”. As described in more detail in that section, for awards granted in 2012, if our return on equity (as defined in the award agreement) over the three-year performance period meets the minimum threshold of 7%, then 50% of the number of performance shares awarded and accumulated dividend equivalents will vest after the three-year performance period. If our return on equity over the three-year performance period is 10%, then 100% of the number of shares awarded and accumulated dividend equivalents will vest after the three-year performance period. If our return on equity over the three-year performance period exceeds 15%, then a maximum of 130% of the number of shares awarded and accumulated dividend equivalents will vest after the three-year performance period. The estimated future payouts of performance shares in the table above do not include additional shares that may be allocated to recipients of performance shares as a result of the phantom reinvestment of dividend equivalents on unvested performance shares, but the value of such additional shares is factored into the grant date fair values of the performance shares in the table above.

(2)               Represents option awards granted as part of the annual long-term equity grant. All option awards were granted under the Company’s Amended and Restated 2004 Stock Incentive Plan.

(3)               Our annual Senior Executive Performance Plan does not include thresholds, targets or maximums that are determinable at the beginning of the performance year. For additional information on our Senior Executive Performance Plan, which is an annual plan, see “Compensation Discussion and Analysis—Total Direct Compensation—Performance-Based Annual Cash Bonus” above. The actual cash bonuses paid to our named executive officers under our Senior Executive Performance Plan are disclosed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(4)               Amount represents the grant date fair value of stock and option awards measured in accordance with the guidance in FASB ASC Topic 718, utilizing the assumptions discussed in Note 13 to our financial statements for the fiscal year ended December 31, 2012, without taking into account estimated forfeitures. With respect to the performance shares, the estimate of the grant date fair value determined in accordance with FASB ASC Topic 718 assumes the vesting of 100% of the performance shares awarded.

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Narrative Supplement to Summary Compensation Table and Grants of Plan-Based Awards in 2012 Table

Mr. Fishman’s Employment Agreement

Effective April 1, 2004, Mr. Fishman entered into an employment agreement with us for an initial five-year term. That agreement was subsequently amended as of November 5, 2004, as of December 13, 2006 and as of December 19, 2008. Commencing on the fourth anniversary of the effective date, and on each anniversary thereafter, the agreement’s term automatically renews for an additional one-year period, as long as neither we nor Mr. Fishman provides written notice requesting that the agreement not be so extended at least 30 days prior to the agreement’s renewal date. The agreement provides that Mr. Fishman serve as Chief Executive Officer and Chairman of the Company.

Pursuant to this agreement, Mr. Fishman is entitled to receive a base annual salary of $1 million, and he is eligible to receive an annual bonus. Mr. Fishman also is entitled to receive an annual long-term incentive grant, consisting of stock options, restricted stock, other equity-based awards or a combination thereof, in an amount with a valuation upon the date of grant equal to not less than $6.25 million. Under the terms of the agreement, each long-term incentive grant is to be subject to vesting in equal annual installments over a four-year period and is to provide for full vesting on an accelerated basis in the event of earlier termination of employment for specified reasons, including termination of employment by us without “Cause” or by Mr. Fishman’s resignation for “Good Reason” (each as defined in the employment agreement and discussed under “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control—Summary of Key Agreements—Mr. Fishman’s Employment Agreement” below) or termination of employment by reason of his death or “disability” (as defined in the agreement). With respect to his February 2011, February 2012 and February 2013 equity grants, Mr. Fishman waived the more favorable four-year pro-rata vesting schedule provided for in his employment agreement in exchange for vesting of those equity awards on terms consistent with the awards of the other executives of the Company.

Mr. Fishman’s employment agreement provides that he will be required for security purposes to use our corporate aircraft for all business and personal travel. See the detailed discussion regarding Mr. Fishman’s use of the corporate aircraft on page 43 in the “Compensation Discussion and Analysis—Other Compensation—Other Benefits—Personal Security” section.

As described more fully in “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control—Summary of Key Agreements—Mr. Fishman’s Employment Agreement”, if Mr. Fishman’s employment is terminated by us without “Cause” or he resigns for “Good Reason” (each as defined in the agreement), or his employment is terminated by reason of his death or “disability” (as defined in the agreement), Mr. Fishman would become entitled to receive specified additional benefits.

In addition, Mr. Fishman has entered into a Non-Competition Agreement as described more fully in “Compensation Discussion and Analysis—Non-Competition Agreements”.

Terms of Equity-Based Awards

Vesting Schedule

Unless otherwise provided in the footnote disclosure to the “Outstanding Equity Awards at December 31, 2012” table, option awards vest in full three years after the date of grant. Performance shares, and accumulated dividend equivalents thereon, vest at the end of a three-year performance period, if and to the extent performance goals are attained, as more fully described above in “Compensation Discussion and Analysis—Total Direct Compensation—Performance-Based Long-Term Stock Incentives—Performance Shares.” The restricted stock units granted in 2010 in consideration of the Non-Competition Agreements vested upon grant.

Forfeiture and Post-Employment Treatment

Unvested shares underlying option and performance share awards are generally forfeited upon termination of employment except in specific cases (death, disability and retirement) in which different treatment is afforded (see footnote 5 to the Potential Payments upon Termination of Employment or Change in Control table below for a discussion regarding such treatment). For the terms of restricted stock unit awards granted in 2010 in connection with the Non-Competition Agreement, see the discussion on page 44 under the

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heading “Compensation Discussion and Analysis—Non-Competition Agreements”.

Option Exercise Price

Options granted under the Company’s Amended and Restated 2004 Stock Incentive Plan have an exercise price equal to the closing price on the NYSE of our common stock on the date of grant.

Dividends

From the date of award of all restricted stock unit awards, the recipient will receive cash dividend equivalents on or after the same times and in the same amounts per share as holders of common stock. The additional shares allocated to recipients of performance shares as a result of the phantom reinvestment of dividend equivalents on unvested performance shares will only be distributed upon the vesting, if any, of such performance shares in accordance with the performance share award terms.

Reload Options

Prior to the Merger, both St. Paul and TPC had stock option reload programs. St. Paul eliminated its reload program with respect to initial option grants made after February 1, 2004, and TPC eliminated its reload program with respect to initial option grants made after January 23, 2003. Holders of options granted under either of those reload programs were able to use common stock that they had owned for at least six months to pay the exercise price of those options and have shares withheld to pay income taxes on the gain that was realized upon exercise. They then received a new reload option, subject to several restrictions, to purchase the same number of shares they used to pay the exercise price and/or had withheld for taxes. The exercise price of any new reload option was equal to the closing price of our stock on the date on which the original option was exercised. We do not currently grant options with a reload feature as a part of our executive compensation program, and there are no more outstanding options with a reload feature.

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

Outstanding Equity Awards at December 31, 2012

The following table provides information with respect to the option awards and stock awards held by the named executive officers at December 31, 2012.

	Option Awards						Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

J.S. Fishman	1/25/2005	483,201	(4)	0	36.97	1/25/2015
	2/06/2006	255,678		0	44.79	2/06/2016
	2/06/2007	203,276		0	52.76	2/06/2017
	2/05/2008	313,984		0	47.23	2/05/2018
	2/03/2009	263,711		0	39.19	2/03/2019
	2/02/2010	0		367,260	51.09	2/02/2020
	2/01/2011	0		278,301	56.81	2/01/2021
							2/01/2011	130,622	9,381,276
	2/07/2012	0		248,356	59.74	2/07/2022
							2/07/2012	100,622	7,226,679

J.S. Benet	1/25/2005	44,455	(4)	0	36.97	1/25/2015
	1/25/2005	73,447	(5)	0	36.97	1/25/2015
	2/06/2006	95,361		0	44.79	2/06/2016
	2/06/2007	64,488		0	52.76	2/06/2017
	2/05/2008	81,636		0	47.23	2/05/2018
	2/03/2009	82,278		0	39.19	2/03/2019
	2/02/2010	0		75,121	51.09	2/02/2020
	2/01/2011	0		69,575	56.81	2/01/2021
							2/01/2011	32,655	2,345,270
	2/07/2012	0		66,228	59.74	2/07/2022
							2/07/2012	26,833	1,927,121

B.W. MacLean	4/27/2004	64,096	(4)	0	42.55	4/27/2014
	1/25/2005	40,589	(4)	0	36.97	1/25/2015
	1/25/2005	101,794	(5)	0	36.97	1/25/2015
	2/06/2006	116,091		0	44.79	2/06/2016
	2/06/2007	78,507		0	52.76	2/06/2017
	2/05/2008	87,916		0	47.23	2/05/2018
	2/03/2009	88,607		0	39.19	2/03/2019
	2/02/2010	0		83,468	51.09	2/02/2020
	2/01/2011	0		77,306	56.81	2/01/2021
							2/01/2011	36,284	2,605,921
	2/07/2012	0		74,507	59.74	2/07/2022
							2/07/2012	30,187	2,168,023

W.H. Heyman	2/06/2007	55,000		0	52.76	2/06/2017
	2/05/2008	81,636		0	47.23	2/05/2018
	2/03/2009	45,669		0	39.19	2/03/2019
	2/02/2010	0		83,468	51.09	2/02/2020
	2/01/2011	0		70,348	56.81	2/01/2021
							2/01/2011	33,018	2,371,325
	2/07/2012	0		66,228	59.74	2/07/2022
							2/07/2012	26,833	1,927,121

A.D. Schnitzer	4/23/2007	121,560	(6)	0	53.82	4/23/2017
	2/05/2008	81,636		0	47.23	2/05/2018
	2/03/2009	82,278		0	39.19	2/03/2019
	2/02/2010	0		75,121	51.09	2/02/2020
	2/01/2011	0		69,575	56.81	2/01/2021
							2/01/2011	32,655	2,345,270
	2/07/2012	0		66,228	59.74	2/07/2022
							2/07/2012	26,833	1,927,121

(1)               Unless specified otherwise, options are exercisable 100% on the third anniversary of the option grant date.

(2)               The number of shares reflected for each of the named executive officers represents the sum of (a) the maximum number of performance shares and (b) the additional shares that have been allocated to the named executive officer through December 31, 2012 as a result of the phantom reinvestment of dividend equivalents on 100% of unvested performance shares multiplied by the maximum vesting percentage. We have reflected the maximum number of performance shares for each named executive officer because results for 2011 and 2012, the first and second year of the three-year performance period for the 2/01/2011 award, were above target, and results for 2012, the first year of the three-year performance period for the 2/07/2012 awards, were also above target. The actual numbers of shares that will be distributed with respect to the 2011 and 2012 awards are not yet determinable. The awards granted on 2/01/2011 vest in proportion to actual performance over the three-year performance period ending on 12/31/2013 and the awards granted on 2/07/2012 vest in proportion to actual performance over

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

the three-year performance period ending on 12/31/2014. See description of performance shares in the “Compensation Discussion and Analysis—Total Direct Compensation—Performance-Based Long-Term Stock Incentives—Performance Shares” section.

(3)               The market value is based on the closing price on the NYSE of our common stock at the end of 2012 ($71.82) multiplied by the number of outstanding shares or units, as the case may be.

(4)               Options were exercisable 50% on the second anniversary of the option grant date and 25% each on the third and fourth anniversary of the option grant date.

(5)               Options were exercisable 50% on the fourth anniversary of the option grant date and 50% on the fifth anniversary of the option grant date.

(6)               Represents options granted to Mr. Schnitzer in connection with his commencement of employment with the Company. All of these options became exercisable as of the fourth anniversary of the option grant date. Mr. Schnitzer’s option award provides that in the event of his termination of employment by us without “Cause” or his resignation for “Good Reason” (each as defined under his employment agreement), the vested portion of Mr. Schnitzer’s option award will remain exercisable for the earlier of (a) one year following of the date of such termination or resignation or (b) the expiration date of the award.

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

Option Exercises and Stock Vested in 2012

The following table provides information regarding the values realized by our named executive officers upon the exercise of stock options and the vesting of stock awards in 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)

J.S. Fishman	919,287	11,258,317	153,342	11,013,072
J.S. Benet	64,096	1,511,695	31,365	2,252,674
B.W. MacLean	18,100	70,104	34,850	2,502,971
W.H. Heyman	259,934	2,750,066	34,850	2,502,971
A.D. Schnitzer	0	0	31,365	2,252,674

(1)               Value realized on exercise is based on the gain, if any, equal to the difference between the fair market value of the stock acquired upon exercise on the exercise date less the exercise price, multiplied by the number of options exercised.

(2)               Of these shares acquired on vesting, with respect to Mr. Fishman (12,101 shares), Mr. Benet (2,475 shares), Mr. MacLean (2,750 shares), Mr. Heyman (2,750 shares) and Mr. Schnitzer (2,475 shares) were acquired in respect of phantom dividend equivalents on performance shares that are treated as vested on December 31, 2012, the last day of the relevant three-year performance period.

(3)               The value realized on vesting is based on the closing price on the NYSE of our common stock on the vesting date. If vesting occurs on a day on which the NYSE is closed, the value realized on vesting is based on the closing price on the last trading day prior to the vesting date.

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

Post-Employment Compensation

The Company has four active retirement plans:

•	A qualified 401(k) Plan;

•	A qualified pension plan—the “Pension Plan”;

•	A non-qualified pension restoration plan—the “Pension Restoration Plan” (which is a component of the Benefit Equalization Plan described below); and

•	A non-qualified deferred compensation plan—the “Deferred Compensation Plan”.

The Company has three inactive retirement plans from which benefits are still payable, but under which no additional benefits are being earned (other than earnings credits as described below):

•	A non-qualified pension plan maintained by TPC prior to the Merger—the “TPC Benefit Equalization Plan” (which is a component of the Benefit Equalization Plan);

•	A non-qualified deferred compensation plan maintained by TPC prior to the Merger—the “TPC Deferred Compensation Plan”; and

•	A non-qualified deferred compensation plan maintained by St. Paul prior to the Merger—the “Executive Savings Plan” (which is a component of the Benefit Equalization Plan).

Information regarding the Pension Plan, the Pension Restoration Plan and the TPC Benefit Equalization Plan is provided under “Pension Benefits” below. Information regarding the Deferred Compensation Plan, the TPC Deferred Compensation Plan and the Executive Savings Plan is provided under “Non-Qualified Deferred Compensation for 2012” below.

Pension Benefits

The following table provides information regarding the pension benefits for our named executive officers under the Company’s pension plans. The material terms of the plans are described following the table.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
J.S. Fishman	Pension Plan	25	206,252	0
	Pension Restoration Plan(1)	29	3,838,529	0

J.S. Benet	Pension Plan	22	469,074	0
	Pension Restoration Plan	22	1,328,934	0
	TPC Benefit Equalization Plan(3)	11	224,422	0

B.W. MacLean	Pension Plan	25	443,931	0
	Pension Restoration Plan	25	1,794,844	0
	TPC Benefit Equalization Plan(3)	14	95,824	0

W.H. Heyman	Pension Plan	22	181,213	0
	Pension Restoration Plan	22	1,630,956	0

A.D. Schnitzer	Pension Plan	5	43,477	0
	Pension Restoration Plan	5	438,362	0

(1)

Credited service includes (as applicable) service for time worked at TPC, Citigroup and certain of its affiliates and predecessors (prior to August 20, 2002), St. Paul and the Company. Number of years of credited service represents actual years of service. We do not have a policy with respect to granting extra years of credited service except that Mr. Fishman has four extra years of service in the Pension Restoration Plan pursuant to his employment agreement, which provided no additional value under the plan.

(2)

Present value of accumulated benefit is calculated by projecting the qualified and non-qualified cash-balance accounts reflected in the tables below forward to age 65 by applying a 4.01% interest rate (except for some sub-accounts which use a 6.00% rate) and then discounting back to December 31, 2012 using a discount rate of 4.15%. These are the same assumptions the Company uses for financial reporting purposes. See Note 14 to our financial statements for the fiscal year ended December 31, 2012.

(3)	Service under the TPC Benefit Equalization Plan was frozen as of January 1, 2002, and the plan was merged into the Benefit Equalization Plan as of January 1, 2009.

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

The Company’s Pension Plan

The Company’s Pension Plan is a qualified defined benefit pension plan with a cash-balance formula or, for certain grandfathered participants, a traditional final average pay formula. Each named executive officer participates in the cash-balance formula, pursuant to which the named executive officer has a hypothetical account balance that grows with interest and pay credits each year. As of December 31, 2012, the named executive officers’ qualified pension account balances were as follows:

Name	12/31/2012 Qualified Account Balance(1) ($)
J.S. Fishman	207,599
J.S. Benet	455,137
B.W. MacLean	426,676
W.H. Heyman	181,285
A.D. Schnitzer	44,538

(1)

These dollar amounts represent the participant’s account balance rather than the present value of the accumulated benefit, which is set forth in the Pension Benefits table on page 57 and calculated as described in footnote 2 to that table.

Interest credits are applied quarterly to the prior quarter’s cash-balance pension account balance. These interest credits are generally based on the yield on 10-year treasury bonds, subject to a minimum annual interest rate of 4.01%. Pay credits are calculated on an annual basis as a percentage of compensation, with the percentage determined based on the sum of age plus service at the end of the year under the following schedule:

Age + Service	Pay Credit %
< 30	2.00
30 - 39	2.50
40 - 49	3.00
50 - 59	4.00
60 - 69	5.00
> 69	6.00

Service is calculated based on elapsed time with the Company plus any service with TPC, Citigroup and certain of its affiliates and predecessors (prior to August 20, 2002) and St. Paul. Pay credits are calculated by multiplying the appropriate pay credit percentage by the named executive officer’s compensation for the year, including base salary and bonus up to the qualified plan compensation limit (which for 2012 was $250,000). The plan’s normal retirement age is 65. However, under the cash-balance formula, participants are eligible to receive a distribution from the plan any time after they vest (currently three years of service) and they separate from us. Once separated from us, participants may elect to receive a lump sum payment, life annuity, 50% joint and survivor annuity, 75% joint and survivor annuity, 100% joint and survivor annuity or ten-year certain and life annuity. All payment forms are actuarially equivalent. There are no special early retirement benefits under the cash balance formula.

Under the plan, the benefits of some participants may be determined in whole or in part under transition benefit rules, that is, grandfathered benefit provisions.

The Company’s Benefit Equalization Plan (Non-Qualified Pension Plan)

The Benefit Equalization Plan consists of three components: (1) the Pension Restoration Plan (which is currently active); (2) the TPC Benefit Equalization Plan (currently inactive); and (3) the Executive Savings Plan (currently inactive). The Executive Savings Plan is described under “Non-Qualified Deferred Compensation for 2012” below. The Benefit Equalization Plan is not funded, and plan participants have only an unsecured contractual commitment by the Company to pay amounts owed under the plan.

Pension Restoration Plan

The Pension Restoration Plan is a non-qualified pension restoration plan, which provides non-qualified pension benefits on compensation in excess of the qualified plan compensation limit and the benefit limit (if applicable) under Internal Revenue Code income tax provisions. Benefits under the plan accrue in the same manner as described above for the Company’s Pension Plan for pay in excess of the compensation limit. As of December 31, 2012, the named executive

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

officers’ non-qualified pension account balances were as follows:

Name	12/31/2012 Non-Qualified Account Balance(1) ($)
J.S. Fishman	3,863,607
J.S. Benet	1,337,168
B.W. MacLean	1,808,927
W.H. Heyman	1,631,612
A.D. Schnitzer	449,062

(1)

These dollar amounts represent the participant’s account balance rather than the present value of the accumulated benefit, which is set forth in the Pension Benefits table on page 57 and calculated as described in footnote 2 to that table.

The plan’s normal retirement age is 65. However, participants  are eligible to receive a distribution from the plan any time after they vest (currently three years of service) and they separate from us, subject to a six-month delayed payment requirement following separation. Once separated from us, participants will receive their benefit in ten annual installment payments (for account balances greater than $50,000) or a single lump sum payment (for balances equal to or less than $50,000). There are no special early retirement benefits. To the extent that a participant’s qualified plan benefits are determined under grandfathered benefit provisions, those provisions can affect the benefits payable under the Benefit Equalization Plan.

TPC Benefit Equalization Plan (Non-Qualified Pension Plan)

The TPC Benefit Equalization Plan is a non-qualified pension plan. Benefit accruals were frozen as of January 1, 2002. As of January 1, 2009, the TPC Benefit Equalization Plan was

merged into the Benefit Equalization Plan. Participants in the plan have cash balance accounts that accrue interest credits, but no pay credits. As of December 31, 2012, the named executive officers’ non-qualified account balances were as follows:

Name	12/31/2012 Non-Qualified Account Balance(1) ($)

J.S. Benet	216,623
B.W. MacLean	94,366

(1)

These dollar amounts represent the participant’s account balance rather than the present value of the accumulated benefit, which is set forth in the Pension Benefits table on page 57 and calculated as described in footnote 2 to that table.

Interest credits are applied quarterly to the prior quarter’s account balance. These interest credits are generally based on the yield on 10-year treasury bonds, subject to a minimum annual interest rate of 4.01%. A portion of each named executive officer’s benefit is determined under a prior grandfathered formula which includes an embedded interest credit rate of 6.00%. The plan’s normal retirement age is 65. However, participants are eligible to receive a distribution from the plan any time after becoming vested, attaining age 55 and separating from us. Participants may elect to receive a lump sum payment, life annuity, 50% joint and survivor annuity, 75% joint and survivor annuity or 100% joint and survivor annuity. All payment forms are actuarially equivalent. There are no special early retirement benefits. To the extent that a participant’s qualified plan benefits are determined under grandfathered benefit provisions, those provisions can affect the benefits payable under the TPC Benefit Equalization Plan.

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

Non-Qualified Deferred Compensation for 2012

The following table provides information regarding contributions, earnings and balances for our named executive officers under the active Deferred Compensation Plan, as well as under the TPC Deferred Compensation Plan and the Executive Savings Plan, which are closed to new deferrals. Under each of the plans, no Company “match” is made on amounts deferred, and the Company does not provide any opportunity for above-market or preferential earnings, nor does it provide any minimum internal rate of return. Additionally, the Deferred Compensation Plan and the Executive Savings Plan do not permit “hardship” withdrawals. Each of these plans is further described below.

Name	Non-Qualified Deferred Compensation Plan Name	Executive Contributions in 2012 ($)	Company Contributions in 2012 ($)	Aggregate Earnings in 2012 ($)	Aggregate Withdrawals/ Distributions in 2012 ($)	Aggregate Balance at 12/31/12 ($)(1)

J.S. Fishman	Executive Savings Plan	0	0	182,950	0	1,229,300
J.S. Benet		0	0	0	0	0
B.W. MacLean	Deferred Compensation Plan	0	0	269	0	255,358
	TPC Deferred Compensation Plan	0	0	5,361	0	349,821
W.H. Heyman	Executive Savings Plan	0	0	19,580	0	306,845
A.D. Schnitzer	Deferred Compensation Plan	0	0	389,096	0	4,252,807

(1)

Of the totals in this column, the following amounts have been reported in the Summary Compensation Table for this year and for previous years. The Company does not provide any of its executives with any above-market or preferential earnings on non-qualified deferred compensation.

Name	2012 ($)	Previous Years ($)	Total ($)
J.S. Fishman	0	570,660	570,660
B.W. MacLean	0	315,000	315,000
W.H. Heyman	0	214,220	214,220
A.D. Schnitzer	0	4,000,000	4,000,000

Deferred Compensation Plan

The Company’s Deferred Compensation Plan is a non-qualified plan that, in 2012, allowed each U.S. employee with an annual salary of $150,000 or more to defer receipt of up to 50% of his or her salary and/or up to 100% of his or her annual bonus until a date or dates elected by the employee. Beginning in 2013, the Deferred Compensation Plan will be available to each U.S. employee who is at the Vice President level or above and eligibility will no longer be based on the amount of an employee’s annual salary. Employees participating in the Deferred Compensation Plan elect the time and form of payout prior to the year in which the deferred amounts are earned. These elections are irrevocable.

Participants in the plan may receive distributions of deferred accounts in three situations: when the participant terminates employment or retires (in which case, payment will be made or commence six months after the date of the termination or retirement) or upon a distribution date the participant specifies in advance and that occurs while the participant is still an employee of the Company. If the participant’s balance is greater than $10,000, the participant may elect to receive retirement distributions and in-service distributions as a lump sum or in up to ten annual installments. All other distributions will be paid in a lump sum, unless distributions in installments have already begun.

Deferrals may be allocated among 30 hypothetical investment options that generally mirror the investment options available under our qualified 401(k) Plan. As of December 31, 2012, Mr. MacLean and Mr. Schnitzer were the only named executive officers with account balances under the Deferred Compensation Plan, with balances as shown above.

The Deferred Compensation Plan is not funded, and plan participants have only an unsecured contractual commitment by the Company to pay amounts owed under the plan.

TPC Deferred Compensation Plan

The TPC Deferred Compensation Plan is a grandfathered non-qualified deferred compensation plan. Under the TPC Deferred Compensation Plan, no Company “match” was made on amounts deferred. The plan was closed to any new deferrals beginning

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

January 1, 2005. Deferrals may be allocated among 30 hypothetical investment options that generally mirror our qualified 401(k) Plan investment options.

“Hardship” withdrawals are available under the TPC Deferred Compensation Plan. Based upon deferral elections made prior to the year in which the compensation was earned, executives can receive payments in either a lump sum or in annual installments over a 5, 10 or 15 year period commencing in the month following retirement or age 65, with certain accounts subject to a six-month delayed payment requirement following retirement.

As of December 31, 2012, Mr. MacLean was the only named executive officer with an account balance under this inactive TPC Deferred Compensation Plan, which balance was as shown above.

The TPC Deferred Compensation Plan is not funded, and plan participants have only an unsecured contractual commitment by the Company to pay amounts owed under the plan.

Executive Savings Plan

The Executive Savings Plan is a grandfathered non-qualified excess deferral plan that has been a component of the Benefit

Equalization Plan since it was established by St. Paul in 1976. It includes salary deferrals and Company matching contributions made to the plan prior to the closing of the plan to any new deferrals as of January 1, 2005. Executives will receive distribution of their vested accounts upon termination of employment from the Company. Once separated from us, executives will receive their benefits in ten annual installment payments (for account balances greater than $50,000) or a single lump sum (for balances of $50,000 or less), subject to a six-month delayed payment requirement following separation.  Balances remaining at the time of the executive’s death will be paid in a lump sum, except that installment payments that have already begun will continue.

Deferrals may be allocated among 30 hypothetical investment options that generally mirror the investment options available under our qualified 401(k) Plan.

As of December 31, 2012, Mr. Fishman and Mr. Heyman were the only named executive officers with account balances under this inactive Executive Savings Plan, with balances as shown above.

The Executive Savings Plan is not funded, and plan participants have only an unsecured contractual commitment by the Company to pay amounts owed under the plan.

Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and contractual agreements to which the named executive officers would have been entitled if a termination of employment or change in control occurred on the last business day of 2012. The only agreements, arrangements or plans that entitle executive officers to severance, perquisites or other enhanced benefits upon termination of their employment are (1) Mr. Fishman’s employment agreement, (2) the individual non-solicitation and non-disclosure agreements, and non-competition agreements, executed by members of our Management Committee, each as described below, (3) the Company’s Executive Severance Plan and (4) the terms of restricted stock units, performance shares and option awards.

The amounts shown in the table below do not include:

•

payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the named executive officers (including welfare benefits that are provided to all U.S. retirees of the Company);

•	regular pension benefits under our Pension Plan or the Benefit Equalization Plan (see “Post-Employment Compensation—Pension Benefits” above); and

•

distributions of plan balances under our 401(k) Plan, the Deferred Compensation Plan, the Executive Savings Plan and the TPC Deferred Compensation Plan (see the “Compensation Discussion and Analysis—Other Compensation—Deferred Compensation” section on page 42 for information about the Company’s 401(k) Plan and “Post-Employment Compensation—Non-Qualified Deferred Compensation for 2012” above for information about the Deferred Compensation Plan, the Executive Savings Plan and the TPC Deferred Compensation Plan).

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

Potential Payments Upon Termination of Employment or Change in Control(1)

Named Executive Officer	Involuntary Termination without “Cause” or, if Applicable, Voluntary Termination for “Good Reason”	Additional Value if Involuntary Termination without “Cause” or, if Applicable, Voluntary Termination for “Good Reason” Follows a Change in Control	Change in Control	Voluntary Termination without “Good Reason”, including Voluntary Retirement(2)	Disability	Death

J.S. Fishman
Cash Severance Payment(3)	$23,822,192	$0	$0	$7,313,094	$0	$0
Contractual Disability/Death Payments(4)	0	0	0	0	2,500,000	2,500,000
Acceleration of Equity Awards(5)	29,038,749	0	0	14,790,738	29,038,749	29,038,749
Present Value of Continuing Benefits(6)	47,144	468	0	31,894	47,144	47,144
Excise Tax Gross-up(7)	0	0	0	0	0	0

Total Termination Benefits	$52,908,085	$468	$0	$22,135,726	$31,585,893	$31,585,893

J.S. Benet

Cash Severance Payment(3)	$8,500,143	$0	$0	$2,550,143	$0	$0
Contractual Disability/Death Payments	0	0	0	0	0	0
Acceleration of Equity Awards(5)	3,401,613	0	0	3,401,613	3,401,613	5,098,433
Present Value of Continuing Benefits(6)	38,261	0	0	32,261	29,092	29,092
Excise Tax Gross-up(7)	0	0	0	0	0	0

Total Termination Benefits	$11,940,017	$0	$0	$5,984,017	$3,430,705	$5,127,525

B.W. MacLean

Cash Severance Payment(3)	$10,812,674	$0	$0	$3,112,674	$0	$0
Contractual Disability/Death Payments	0	0	0	0	0	0
Acceleration of Equity Awards(5)	3,790,699	0	0	3,790,699	3,790,699	5,682,941
Present Value of Continuing Benefits(6)	10,343	0	0	4,343	0	0
Excise Tax Gross-up(7)	0	0	0	0	0	0

Total Termination Benefits	$14,613,716	$0	$0	$6,907,716	$3,790,699	$5,682,941

W.H. Heyman

Cash Severance Payment(3)	$9,506,393	$0	$0	$2,756,393	$0	$0
Contractual Disability/Death Payments	0	0	0	0	0	0
Acceleration of Equity Awards(5)	3,586,249	0	0	3,586,249	3,586,249	5,296,427
Present Value of Continuing Benefits(6)	9,983	0	0	3,983	0	0
Excise Tax Gross-up(7)	0	0	0	0	0	0

Total Termination Benefits	$13,102,625	$0	$0	$6,346,625	$3,586,249	$5,296,427

A.D. Schnitzer

Cash Severance Payment(3)	$7,193,893	$0	$0	$2,425,143	$0	$0
Contractual Disability/Death Payments	0	0	0	0	0	0
Acceleration of Equity Awards(5)	0	0	0	0	3,401,613	5,098,433
Present Value of Continuing Benefits(6)	9,983	0	0	3,983	29,092	29,092
Excise Tax Gross-up(7)	0	0	0	0	0	0

Total Termination Benefits	$7,203,876	$0	$0	$2,429,126	$3,430,705	$5,127,525

(1)

As discussed on page 44, the named executive officers, along with other members of our Management Committee, are each subject to a Non-Competition Agreement that entitles an executive to specified post-termination payments if the Company elects, at the time of termination, to impose a six-month non-compete period. While the Company’s decision on whether or not to impose a non-compete period is dependent on the individual circumstances, the table includes payments that would be triggered assuming such an election is made by the Company.

(2)

On the last business day of 2012, Messrs. Fishman, Benet, MacLean and Heyman were “retirement eligible”. Under current provisions in applicable equity award grants, had Messrs. Fishman, Benet, MacLean or Heyman retired voluntarily on the last business day of 2012, each would have been entitled to acceleration of some or all of their outstanding unvested equity awards as shown under the “Voluntary Termination without ‘Good Reason’, including Voluntary Retirement” column above. Had the named executive officer not been retirement eligible, he would have forfeited these awards if he retired on the last business day of 2012.

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

Upon voluntary retirement, Messrs. Fishman and Benet are also entitled to continuing benefits that are described in footnote (6) below. Mr. Schnitzer was not “retirement eligible” under current provisions in applicable equity award grants as of the last business day of 2012.

(3)	Cash Severance Payments:

•

Under the terms of Mr. Fishman’s employment agreement, severance payments in the event of a voluntary termination for “Good Reason” or involuntary termination without “Cause” (each as defined in his agreement) are based on three times his base salary at termination (or, if such termination occurs following a change in control, his highest base salary rate in the preceding 12-month period), plus three times the greatest of: (a) 150% of such salary; (b) his annual bonus for the immediately preceding year; and (c) if such termination occurs following a change in control, the greater of his most recent annual bonus or 150% of his base salary for the preceding year. Such severance payments would be made on the first day of the seventh month following termination, together with interest on such payment amount from the date of termination to the date of payment at the most recently issued 26-week Treasury bill rate (which is included in the table above).

•

Under the terms of individual non-solicitation and non-disclosure agreements, the other named executive officers are eligible to receive a severance benefit if they are involuntarily terminated due to a reduction in force or for reasons other than cause or if they are asked to take a substantial demotion. Such benefit is equal to the executive’s total monthly cash compensation for 21 to 24 months, depending on his years of service with the Company, with the total monthly cash compensation equal to, at least, 1/12th of the executive’s annual base salary in effect at the time of his termination, plus the greater of (a) 1/12th of the average of the executive’s two most recent cash payments under our annual incentive compensation plan or (b) 1/12th of 125% of final annual base salary.

•

Under the Non-Competition Agreement, if the Company elects to impose a six-month non-compete period and the executive complies with such obligations, the executive will be entitled to receive a lump sum payment at the end of the period equal to the sum of (a) six months base salary plus (b) 50% of the executive’s average annual bonus for the prior two years plus (c) 50% of the aggregate grant date fair value of the executive’s average annual equity awards for the prior two years.

(4)

Under the terms of Mr. Fishman’s employment agreement, he or his beneficiary, as applicable, would receive a pro-rata portion of 250% of his annualized salary in the event his employment is terminated due to his death or disability.

(5)	Acceleration of Equity Awards:

•

“Acceleration of Equity Awards” is presented as the sum of the values as of the last business day of 2012 of the additional benefit from the acceleration of vesting, if any, of stock options, restricted stock units and performance shares that would have occurred as a result of termination under the different circumstances presented. Performance Share awards that are treated as vested as of December 31, 2012 are not included in this amount.

•

For options, the additional benefit to the named executive officer resulting from the acceleration of vesting reflected in the table is the value that the named executive officer would receive if he were terminated on the last business day of 2012 and assumes that the named executive officer would receive a cash payment equal to the value of options that become vested at that date. This benefit is determined by subtracting the exercise price of the original option award from the closing stock price on the NYSE of $71.82 at December 31, 2012 and multiplying the result, if a positive number (in-the-money), by the number of option shares that would vest as a result of termination. The acceleration of vesting varies under each termination circumstance in accordance with the terms of each option grant. The value, if any, of any stock option is a function of the appreciation in the Company’s stock price since the date on which the stock option was awarded to the executive officer.

•

Under the terms of Mr. Fishman’s award agreements, as modified by his employment agreement, in the event of death or disability, voluntary termination for good reason or involuntary termination without cause, performance shares plus dividend equivalent shares allocated to date would no longer be subject to service-based vesting conditions for the 2011-2013 and 2012-2014 performance periods. The amount reflected for Mr. Fishman in the “Acceleration of Equity Awards” is determined as described below. In the event of a qualifying retirement (in a circumstance that does not involve one of the foregoing events), a pro-rata portion of the performance shares and dividend equivalent shares attributable thereto would vest according to their original schedule (that is, at the end of the performance period), to the extent that the goals for the applicable performance period have been met. Accordingly, no acceleration of vesting of the performance shares has been reflected under the “Voluntary Retirement” circumstance.

•

Under the terms of Mr. Fishman’s 2011 and 2012 performance share awards, special rules would apply to the vesting terms, performance period, and settlement of these awards in the event of his death, his disability, his involuntary termination without cause, or his voluntary termination for “good reason” (disability, cause, and good reason, all as defined in his employment agreement). If his termination for any of the preceding reasons were to have occurred on the last business day of 2012, the performance period for the 2011 award would have been the one-year period from January 1, 2011 to December 31, 2011 and, for the 2012 award, the one-year period from January 1, 2012 to December 31, 2012.

•

For all of the other named executive officers, in the event of a termination due to death, performance shares plus dividend equivalent shares allocated to date would vest immediately at 100% for the 2011-2013 and 2012-2014 performance periods and would then be paid out on a pro-rated basis for the number of days worked in the performance period. The amounts reflected in the “Acceleration of Equity Awards” is determined by multiplying the closing stock price of $71.82 on December 31, 2012 by the number of performance shares and related dividend equivalent shares that would be paid out upon death. In the event of disability or termination due to a qualifying retirement, a pro-rata portion of the performance shares and dividend equivalent shares attributable thereto would vest according to their original vesting schedule (that is, at the end of the performance period), to the extent that the goals for the applicable performance periods have been met. In the event of any other termination scenarios, the performance shares and dividend equivalent shares attributable thereto would be forfeited. Accordingly, no acceleration of vesting of the performance shares has been included under any termination circumstances other than death in the table above.

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

(6)	Present Value of Continuing Benefits:

•

For Mr. Fishman, the present value of continuing benefits as of the last business day of 2012 reflects three years of medical and dental premiums in the event of a voluntary termination for good reason, an involuntary termination without cause, or upon death or disability; three years of short-term disability, basic life, and accidental death and dismemberment insurance premiums in the event of termination in connection with a change in control; and two years of financial planning benefits in the event of a voluntary termination for good reason, or involuntary termination without cause, or upon death, disability or voluntary retirement.

•

For Messrs. Benet and Schnitzer, the present value of continuing benefits as of the last business day of 2012 reflects the value of up to two years financial planning benefits in the event of death or disability and, in the case of Mr. Benet, voluntary retirement, and the value of nine months of outplacement services under the Company’s executive severance plan in the event of voluntary termination for good reason or involuntary termination without cause. If Mr. Benet or Schnitzer has not secured viable employment within nine months, these outplacement services may be extended, at the Company’s discretion, on a month-to-month basis for an additional cost to the Company of $750 per month.

•

For Messrs. MacLean and Heyman, the present value of continuing benefits as of the last business day of 2012 reflects the cash value of nine months of outplacement services under the Company’s executive severance plan in the event of voluntary termination for good reason or involuntary termination without cause. If either Mr. MacLean or Heyman has not secured viable employment within nine months, these outplacement services may be extended, at the Company’s discretion, on a month-to-month basis for an additional cost to the Company of $750 per month.

•

Under the Non-Competition Agreements, if the Company elects to impose a six-month non-compete period and the executive complies with such obligations, the executive will be entitled to reimbursement for the cost of continuing health benefits on similar economic terms as in place immediately prior to the executive’s termination date during the six-month non-compete period or to payment of an equivalent amount, payable at the end of the period. In the case of Mr. Fishman, whose employment agreement provides for the continuation of health benefits as explained above in this footnote (6) for a period longer than that specified in the Non-Competition Agreement, no additional benefit is reflected with respect to his Non-Compete Agreement in the case of voluntary termination for good reason or involuntary termination without cause, or upon death or disability.

(7)	Excise Tax Gross-Up:

•

Other than Mr. Fishman, as of the last business day of 2012, none of our named executive officers were eligible to receive an excise tax gross-up. Under the terms of Mr. Fishman’s employment agreement, in the event of a change in control, we are required to provide a tax indemnity under which, if the Internal Revenue Code subjects Mr. Fishman to an excise tax pursuant to Section 4999 in connection with any payments made under his employment agreement together with any other payments we make to him, we will reimburse him for the full tax amount and all interest or penalties and any federal, state, local income tax and social security and other employment tax so long as Mr. Fishman takes such action as we request to mitigate or challenge the tax under the circumstances. See “Summary of Key Agreements—Mr. Fishman’s Employment Agreement”.

•

As calculated as of the last business day of 2012, Mr. Fishman would not be subject to an excise tax and therefore would not receive an excise tax gross-up. This calculation assumes that all outstanding unvested stock options are cashed out at their spread value (that is, the closing price on the NYSE at December 31, 2012, $71.82, minus the option exercise price).

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

Summary of Key Agreements

Mr. Fishman’s Employment Agreement

As discussed above, Mr. Fishman, our Chairman and Chief Executive Officer, has an employment agreement.

The following is a summary of the severance benefits that would be provided to Mr. Fishman if he were terminated without “Cause” or if he were to resign for “Good Reason” (each as defined in his employment agreement and summarized below):

•

on the first day of the seventh month following such termination, a lump sum severance payment equal to three times the sum of (1) his then current annual base salary rate and (2) the greater of (x) 150% of his base salary or (y) his annual bonus for the preceding year (with interest paid on the lump-sum amount from the termination date to the payment date at the 26-week Treasury bill rate);

•

all unvested stock options, performance shares and other equity awards held by Mr. Fishman will fully vest and, in the case of options, become exercisable as of the date of such termination and remain exercisable for at least one year (or the maximum term, if shorter); and

•

up to three years of continued medical and dental coverage with coverage after the “COBRA” period being provided through insurance or, if insurance is not available on commercially reasonable terms, through the Company plans with Mr. Fishman paying the full premium cost with reimbursement of such amount by the Company.

Mr. Fishman’s agreement also subjects him to non-competition and non-solicitation covenants that are binding during the term of the agreement and for three years following any termination of his employment by us for Cause or by him without Good Reason (or, in the case of the non-solicitation covenants, for one year following a termination of his employment for any other reason).

If Mr. Fishman’s employment is terminated after a “Change in Control” (as defined in his agreement and summarized below) by us other than for Cause or by him for Good Reason, Mr. Fishman would become entitled to specified benefits, and summarized below including:

•

on the first day of the seventh month following such termination, a lump sum payment equal to three times the sum of (1) his highest annual base salary rate payable to him during the 12-month period immediately prior to termination and (2) the greatest of (x) 150% of his then current annual base salary, (y) his annual bonus for the preceding year and (z) the greater of his annual bonus or 150% of his annual base salary for the year immediately preceding the Change in Control (with interest paid on the lump-sum amount from the termination date to the payment date at the 26-week Treasury bill rate);

•

all unvested stock options, performance shares and other equity awards held by Mr. Fishman will fully vest and, in the case of options, become exercisable as of the date of such termination and remain exercisable for at least one year (or the maximum term, if shorter);

•

up to three years of continued medical and dental coverage, with coverage after the “COBRA” period being provided through insurance or, if insurance is not available on commercially reasonable terms, through the Company plans with Mr. Fishman paying the full premium cost with reimbursement of such amount by the Company;

•

up to three years of continued coverage in those accident, disability (other than long-term disability) and life insurance programs in which he participated on the date employment terminated (provided that such continued coverage will only be provided if such termination occurs within two years following a Change in Control); and

•	reimbursement for any “excess parachute payments” excise tax, including any interest and penalties on such tax (and the income, employment and excise taxes on such reimbursement).

If Mr. Fishman’s employment ends by reason of death or disability (as defined in the agreement), he or his beneficiary, as applicable, receives a pro-rata portion of 250% of his annualized salary. In addition, all unvested stock options, restricted stock, performance shares and other equity awards held by Mr. Fishman will fully vest and, in the case of options, will remain exercisable for at least one year in the case of death, or three years in the case of disability (or the maximum term, if shorter).

The term “Cause” is generally defined in his employment agreement as a determination by two-thirds of the Board: (1) of Mr. Fishman’s willful and continued failure to perform substantially his duties; (2) that Mr. Fishman has been convicted of, or

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

entered a guilty plea or plea of nolo contendere to, a felony or crime involving moral turpitude; or (3) that Mr. Fishman has engaged in any malfeasance or fraud or dishonesty of a substantial nature in connection with his position with us or willfully engaged in conduct which materially damages our reputation.

“Good Reason” is generally defined in his agreement to include such situations as: (1) reduction in base salary or annual long-term incentive grant or specified adverse changes with respect to Mr. Fishman’s annual bonus opportunity; (2) his ceasing to be Chairman of the Board or a member of the Executive Committee; (3) reduction without his consent in the scope of his duties, responsibilities, authority or reporting relationships (which, in all cases, will be deemed to occur if our stock ceases to be publicly traded or if any person or group becomes the beneficial owner of more than 40% of the voting power of our voting securities); (4) our breach of the agreement; (5) following a Change in Control, specified relocations or changes in travel obligations or failure to maintain benefits that are substantially the same as are in effect when the Change in Control occurs; or (6) our failure to extend the term of Mr. Fishman’s agreement prior to his attaining age 65.

As generally defined in Mr. Fishman’s agreement with us, a “Change in Control” occurs when: (1) the individuals on the Board (the “Incumbent Directors”) as comprised on December 13, 2006 no longer constitute at least a majority of the Board; provided that, generally, any person elected or nominated to the Board by two-thirds of the Incumbent Directors after December 13, 2006 would also be an Incumbent Director; (2) any person is or becomes a “beneficial owner” of 30% or more of the combined voting power of our outstanding securities; (3) a merger, consolidation, statutory share exchange or similar form of corporate transaction is completed, unless immediately following such transaction the voting power of our shareholders is more than 60% of the total, no person becomes the beneficial owner of more than 30% of the outstanding voting securities eligible to elect directors of the Company, and at least a majority of the members of the Board of the Company following the transaction were Incumbent Directors at the time of the decision to execute the transaction; or (4) our shareholders approve a plan of complete liquidation or dissolution of the Company.

Mr. Fishman’s  2011, 2012 and 2013 performance share awards provide additional specificity regarding the vesting and payment of the award, if his employment is terminated by us other than for Cause or by him for Good Reason, or his employment ends by reason of his death or disability:

•   The service-based vesting condition applicable to the performance share award will be deemed satisfied upon any such termination of employment.

•   Except in the case of Mr. Fishman’s termination of employment due to death or disability, the performance share award will be paid (if at all) based on actual performance achievement through the end of the last completed fiscal year of the performance period preceding his termination of employment, or if his termination occurs prior to the completion of the first fiscal year of the performance period, based on actual performance achievement for the first full completed fiscal year of the performance period.

•   In the case of Mr. Fishman’s death or disability, the performance share award will be paid at the greater of (a) the amount that would be payable based on the Company’s actual performance achievement, as determined above, and (b) 100% of the number of performance shares covered by the award.

Non-Solicitation and Non-Disclosure Agreements

Each of the named executive officers (other than Mr. Fishman) is eligible to receive a severance benefit if asked to take a substantial demotion or if any of them is involuntarily terminated due to a reduction in force or for reasons other than “cause”. The severance benefit payable is equal to the executive’s total monthly cash compensation for 21 to 24 months, depending on his years of service with the Company, with the total monthly cash compensation equal to, at least, 1/12th of the executive’s annual base salary in effect at the time of the executive’s termination, plus the greater of (1) 1/12th of the average of the executive’s two most recent cash payments under our annual incentive compensation plan or (2) 1/12th of 125% of final annual base salary for any named executive officer serving as a Vice Chairman or an Executive Vice President or equivalent.

Equity Recapture/Recoupment Provisions

The Board has adopted a policy requiring the reimbursement and/or cancellation of all or a portion of any incentive cash bonus or equity-based incentive compensation awarded to a member of the Management Committee or a Section 16 officer in specified circumstances relating to a restatement of Company financial results involving fraud or misconduct.

In addition, in connection with equity awards, each recipient accepts the terms of an agreement that provides for the recapture by us of the equity awards during a one-year period following his or her departure, under specified circumstances. For a more detailed description of these provisions, see “Compensation Discussion and Analysis—Recapture/Forfeiture Provisions” on page 45 of this Proxy Statement.

NON-EMPLOYEE DIRECTOR COMPENSATION

NON-EMPLOYEE DIRECTOR COMPENSATION

The Nominating and Governance Committee of the Board recommends to the full Board for approval the amount and composition of Board compensation for non-employee directors (the “Director Compensation Program”). Directors who are our employees are not compensated for their service on the Board. In accordance with the Company’s Governance Guidelines, the Nominating and Governance Committee reviews the significance and appropriateness of each of the components of the Director Compensation Program at least once every two years. The Compensation Committee’s independent consulting firm, F. W. Cook, advises the

Nominating and Governance Committee with respect to director compensation. The objectives of the Nominating and Governance Committee are to compensate directors in a manner that closely aligns the interests of directors with those of our shareholders, to attract and retain highly qualified directors and to structure and set total compensation in such a manner and at such levels that will not call into question any director’s objectivity.

It is the Board’s practice to provide a mix of cash and equity-based compensation to non-employee directors, as discussed below.

Annual Retainer

Non-employee directors (other than Mr. Kane who was elected to the Board in May 2012) were paid an annual retainer of $106,071 for their services in 2012. Annual retainers are paid in quarterly installments, in arrears at the end of each quarter, in cash or, if the director so elects, in common stock units to be credited to his or her deferred compensation account (discussed under “Director Deferral Plan” below) and distributed at a later date designated by the director. In May 2012, the amount of the annual retainer was increased from $100,000 to $110,000.  As a result, each non-

employee director received a first quarterly payment of $25,000, a second quarterly payment of $26,071 and third and fourth quarterly payments of $27,500 each for a total of $106,071. Mr. Kane received one quarterly payment of $11,786, which amount was pro-rated based on his time of service as a director during the second quarter, and two quarterly payments of $27,500 each for a total of $66,786. The Lead Director was paid an additional $25,000 annual cash retainer.

Committee Chair Fees

The chairs of certain committees are paid additional fees in cash in connection with their services over the course of the year. The relevant committees and the sums received are as follows: Audit Committee—$25,000;

Compensation Committee—$20,000; Nominating and Governance Committee—$20,000; Investment and Capital Markets Committee—$20,000; and Risk Committee—$20,000.

Annual Deferred Stock Award

During 2012, each non-employee director  was awarded $150,000 of deferred stock units, which vest in full one day prior to the date of the annual shareholder meeting occurring in the year following the year of the date of grant so long as the non-employee director continuously serves on the Board through that date. In May 2012, the value of the annual deferred stock award to non-employee directors beginning with the 2013 award was increased to $160,000 of deferred stock units. The grant date fair value of each unit was equal to the closing price of our common stock on the date of grant. These annual deferred stock awards are made under our Amended and Restated 2004 Stock Incentive Plan. The value of deferred stock units rises or falls as the price of our common stock fluctuates in the market. Dividend equivalents (in an amount equal to the common stock dividends) attributable to the deferred common stock units are deemed “reinvested” in additional deferred common stock units. The accumulated deferred stock units, and dividends thereon, in a director’s account are distributed in the form of shares of our common stock either in a lump sum or in annual installments, at the director’s election, beginning at least six months following termination of his or her service as a director.

Directors are subject to a stock ownership target as described under “Governance of Your Company—Director Stock Ownership” on page 15 of this Proxy Statement.

NON-EMPLOYEE DIRECTOR COMPENSATION

Director Deferral Plan

In addition to receiving the annual deferred stock award in the form of deferred stock units, directors may elect to have all or any portion of their annual retainer and any lead director and committee chair fees paid in cash or deferred through our Deferred Compensation Plan for Non-Employee Directors. Deferrals of the annual retainer and any lead director and committee chair fees are notionally “invested” in common stock units. Any director who elects to have any of his or her fees credited to his or her deferred compensation plan account as common stock units will be deemed to have purchased shares on the date the fees would otherwise have been paid in cash, based on the closing market price of our common stock on such date. The value of common stock units rises or falls as the price of our common stock fluctuates in the market. In addition, dividend equivalents (in an amount equal to the dividends payable on shares of our common stock) on those units are “reinvested” in additional common stock units. The accumulated common stock units, and dividends thereon, in a director’s account are distributed in the form of shares of our common stock on pre-designated dates, usually following termination of service as a director.  Shares of common stock issued in payment of the deferred fees are awarded under our Amended and Restated 2004 Stock Incentive Plan.

Legacy Directors’ Charitable Award Program

Prior to the Merger, most directors of St. Paul participated in a Directors’ Charitable Award Program, pursuant to which each participating director could designate up to four tax-exempt charitable, educational or other organizations to receive contributions from St. Paul over a period of ten years following the death of the director, in an aggregate amount over such period of up to $1 million per director. All participating St. Paul directors on April 1, 2004 became fully vested in this program upon the consummation of the Merger. This program has been discontinued; however, it continues to be actively administered with respect to the vested interests of former St. Paul directors, including Messrs. Dasburg, Duberstein, Fishman, Graev and Hodgson. All donations ultimately paid by us under this program should be deductible for purposes of Federal and other income taxes payable by us.

In addition to the five current directors listed above, there are currently 18 other former St. Paul directors participating in the Directors’ Charitable Award Program. Eighteen of those 23 directors are fully vested for the $1 million charitable contribution benefit, and the other five are vested in lesser amounts. The directors who are not fully vested retired prior to the Merger and, therefore, did not become fully vested on the Merger date. The total vested liability to us for all 23 participating directors is $20,600,000.

The Company carries life insurance policies on 21 of the directors participating in the program, including each of the five current directors listed above. The face amounts of these life insurance policies total $37,596,000. Each policy covers two directors and will pay proceeds to the Company only after both directors die. Total premiums paid by us in 2012 in connection with this program were $107,987.

NON-EMPLOYEE DIRECTOR COMPENSATION

Director Compensation for 2012

The 2012 compensation of non-employee directors is displayed in the table below.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation $	Total ($)(3)

Alan L. Beller	106,071	150,007	0	256,078
John H. Dasburg	153,392	150,007	0	303,399
Janet M. Dolan	106,071	150,007	0	256,078
Kenneth M. Duberstein	128,750	150,007	0	278,757
Lawrence G. Graev	126,071	150,007	0	276,078
Patricia L. Higgins	106,071	150,007	0	256,078
Thomas R. Hodgson	126,071	150,007	0	276,078
William J. Kane	66,786	149,973	0	216,759
Cleve L. Killingsworth Jr.	126,071	150,007	0	276,078
Donald J. Shepard	106,071	150,007	749	256,827
Laurie J. Thomsen	106,071	150,007	0	256,078

(1)

All of the directors, other than Mr. Shepard, received all of their retainers and fees in cash. Mr. Shepard elected to receive the 2012 annual retainer in 1,616 common stock units which will be accumulated in Mr. Shepard’s deferred compensation plan account and distributed at a later date. The table above does not include dividend equivalents attributable to the common stock units received in lieu of cash fees because they are earned at the same rate as the dividends on the Company’s common stock and are not preferential. Fees earned for all directors consist of a pro-rated annual retainer of $106,071 (other than Mr. Kane, who was elected to the Board of Directors effective May 23, 2012, and his fees consist of a pro-rated annual retainer of $66,786) and Committee chair and Lead Director fees as follows: for Mr. Dasburg, Audit Committee chair fee of $25,000 and Lead Director fee of $22,321; for Mr. Duberstein, Nominating and Governance Committee chair fee of $20,000 and Lead Director fee of $2,679; for Mr. Graev, Compensation Committee chair fee of $20,000; for Mr. Hodgson, Risk Committee chair fee of $20,000; and for Mr. Killingsworth, Investment and Capital Markets Committee chair fee of $20,000.

(2)

The dollar amounts represent the grant date fair value of awards of deferred stock units granted in 2012, calculated in accordance with FASB ASC Topic 718, without taking into account estimated forfeitures. In accordance with the SEC’s rules, dividend equivalents of stock awards are not required to be reported because the amounts of future dividends are factored into the grant date fair value of the awards. The dividend equivalents attributable to the annual deferred stock unit awards are deemed “reinvested” in additional deferred stock units, and are distributed, together with the underlying deferred stock units, in the form of shares of our common stock beginning at least six months following termination of service as a director. For a discussion of annual deferred stock awards, see “—Annual Deferred Stock Award” above.

On February 7, 2012, each non-employee director nominated for re-election to serve for the twelve-month period running from the May 2012 annual meeting through the May 2013 annual meeting was granted 2,511 deferred stock units (determined by dividing $150,000 by the closing market price on the NYSE of our common stock of $59.74 on February 7, 2012). Mr. Kane was elected to the Board of Directors effective May 23, 2012 and was granted 2,376 deferred stock units (determined by dividing $150,000 by the closing market price on the NYSE of our common stock of $63.12 on May 23, 2012). The entire award is subject to forfeiture if a director leaves the Board prior to May 21, 2013.

(3)

The total amount does not include the life insurance premiums paid in 2012 relating to the participation of Messrs. Dasburg, Duberstein, Graev and Hodgson in the legacy St. Paul Directors Charitable Award Program. The structure of the plan does not enable us to attribute premium amounts to a specific individual. For more information, please refer to the narrative discussion of the “—Legacy Directors’ Charitable Award Program” above.

NON-EMPLOYEE DIRECTOR COMPENSATION

Outstanding Equity Awards for Non-Employee Directors at December 31, 2012

The following table provides information with respect to aggregate holdings of stock options and unvested and vested deferred stock units beneficially owned by our non-employee directors at December 31, 2012. For information regarding the stock ownership positions of our directors, see the “Share Ownership of Directors and Executive Officers” table on page 72 of this Proxy Statement.

Name	Options (#)	Unvested Deferred Stock Units(1) (#)	Vested Deferred Stock Units(1) (#)	Market Value of Vested and Unvested Deferred Stock Units(2) ($)

Alan L. Beller	0	2,580	15,705	1,313,229
John H. Dasburg	9,889	2,580	53,949	4,059,913
Janet M. Dolan	8,126	2,580	26,642	2,098,724
Kenneth M. Duberstein	14,126	2,580	41,861	3,191,753
Lawrence G. Graev	0	2,580	24,414	1,938,709
Patricia L. Higgins	0	2,580	15,705	1,313,229
Thomas R. Hodgson	0	2,580	40,809	3,116,198
William J. Kane	0	2,425	0	174,163
Cleve L. Killingsworth Jr.	0	2,580	15,705	1,313,229
Donald J. Shepard	0	2,580	11,317	998,082
Laurie J. Thomsen	10,293	2,580	27,570	2,165,373

Total	42,434	28,225	273,677	21,682,602

(1)	Includes dividend equivalents credited (in the form of additional deferred stock units) on deferred stock units.

(2)

The market value of the deferred stock units is calculated by multiplying the closing price on the NYSE of our common stock at the end of 2012 ($71.82) by the total number of unvested and vested deferred stock units.

SHARE OWNERSHIP INFORMATION

SHARE OWNERSHIP INFORMATION

5% Owners

Based on information available to us, as of March 25, 2013, the only shareholders known to us to beneficially own more than 5% of any class of our voting securities are:

Beneficial Owner	Amount and Nature of Beneficial Ownership of Company Stock	Percent of Company Common Stock

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	33,540,635(1)	8.79%(1)

State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	22,619,819(2)	5.9%(2)

(1)

BlackRock, Inc.’s Schedule 13G/A reported beneficial ownership of common stock as of December 31, 2012, which was held by BlackRock Japan Co. Ltd., BlackRock Advisors (UK) Limited, BlackRock Asset Management Deutschland AG, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Limited, BlackRock Asset Management Ireland Limited, BlackRock International Limited, BlackRock Investment Management (UK) Limited, BlackRock Capital Management, Inc., BlackRock Life Limited and BlackRock (Singapore) Limited.

(2)

State Street Corporation’s Schedule 13G reported beneficial ownership of common stock as of December 31, 2012, which was held by State Street Bank and Trust Company, SSGA Funds Management, Inc, State Street Global Advisors Limited, State Street Global Advisors Ltd., State Street Global Advisors France S.A., State Street Global Advisors Australia Limited, State Street Global Advisors Japan Co., Ltd. and State Street Global Advisors, Asia Limited.

SHARE OWNERSHIP INFORMATION

Share Ownership of Directors and Executive Officers

The following table shows, as of March 25, 2013, the beneficial ownership of our common stock by each director of the Company, each of the named executive officers, and all directors and executive officers of the Company as a group.

	Number of Shares or Units Beneficially Owned as of March 25, 2013(1)
Name of Beneficial Owner	Shares Owned Directly and Indirectly(2)	Stock Options Exercisable Within 60 Days of March 25, 2013(3)	Stock Equivalent Units(4)	Total Stock-Based Ownership(5)

Jay S. Fishman	546,410	1,645,509	0	2,191,919
Jay S. Benet	55,017	471,786	0	526,803
Brian W. MacLean	122,040	661,068	0	783,108
William H. Heyman	196,088	210,773	0	406,861
Alan D. Schnitzer	99,955	360,595	0	460,550
Alan L. Beller	0	0	0	0
John H. Dasburg	0	9,889	31,558	41,447
Janet M. Dolan	1,000	4,237	239	5,476
Kenneth M. Duberstein	3,076	14,126	3,049	20,251
Lawrence G. Graev	0	0	1,636	1,636
Patricia L. Higgins	100	0	0	100
Thomas R. Hodgson	31,732	0	3,683	35,415
William J. Kane	679	0	0	679
Cleve L. Killingsworth Jr.	0	0	0	0
Donald J. Shepard	0	0	0	0
Laurie J. Thomsen	2,787	8,126	1,035	11,948
All Directors and Executive Officers as a group (23 persons)	1,294,199	3,801,693	41,200	5,137,092

(1)

As of March 25, 2013, (1) no director or executive officer beneficially owned 1% or more of the outstanding common stock of the Company; and (2) the directors and executive officers of the Company as a group beneficially owned approximately 1.35% of the common stock of the Company (including common stock they can acquire within 60 days).

(2)

Included are (A) common shares owned outright; (B) common shares held in our 401(k)  Savings Plan; (C) shares held by family members of the following: Mr. MacLean—40 shares held by his son; Mr. Heyman—2,256 shares held by his spouse; Mr. Schnitzer—9,707 shares held by his spouse and 93 shares held by Mr. Schnitzer as custodian for his children; and Ms. Thomsen—200 shares held by her spouse and 432 shares held by her children; and (D) the following shares which are held in trust: Mr. Fishman—60,000 shares, and 288 shares held in his children’s 12-year trust with respect to which Mr. Fishman is the trustee; and Mr. Benet—16,129 shares held in grantor retained annuity trust. Mr. Heyman disclaims beneficial ownership of 250 shares held in trust for his stepson, and those shares are not included in the table.

(3)

The number of shares shown in this column are not currently outstanding but are deemed beneficially owned because of the right to acquire them pursuant to options exercisable within 60 days of March 25, 2013.

(4)

All non-employee directors have vested and/or unvested deferred stock units granted under the Amended and Restated 2004 Stock Incentive Plan, the Deferred Compensation Plan for Non-Employee Directors or the legacy deferred stock plan of either St. Paul or TPC. This column lists those deferred stock units that would be distributed to directors in the form of shares of common stock within 60 days, if any of them were to have retired as a director on March 25, 2013. In total, as of March 25, 2013, the directors hold the following deferred stock units and common stock units which include (A) the stock equivalent units shown in the table above and (B) deferred stock units and common stock units which are not reflected in the table above because the units would be distributed to directors in the form of common stock more than 60 days following their retirement as a director:

Director	Deferred Stock and Common Stock Units

Alan L. Beller	20,319
John H. Dasburg	58,563
Janet M. Dolan	31,255
Kenneth M. Duberstein	46,474
Lawrence G. Graev	29,028
Patricia L. Higgins	20,319
Thomas R. Hodgson	45,423
William J. Kane	4,458
Cleve L. Killingsworth Jr.	20,319
Donald J. Shepard	15,931
Laurie J. Thomsen	32,184

See “Outstanding Equity Awards for Non-Employee Directors at December 31, 2012” above for detail regarding each director’s deferred share holdings as of December 31, 2012.

(5)	These amounts are the sum of the number of shares shown in the prior columns.

ITEM 4—AMENDMENT TO ARTICLES OF INCORPORATION

ITEM 4 –AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION

General

Our Board has approved an amendment (the “Amendment”) to our Amended and Restated Articles of Incorporation (the “Articles”) to give new authority to issue up to 5,000,000 shares of preferred stock (such newly authorized shares, the “New Preferred Stock”) and has directed that the Amendment be submitted to shareholders for approval at the Annual Meeting.  Under the Amendment, the Board, without any further approval of shareholders, will be authorized to establish, from time to time, classes or series of the New Preferred Stock and to fix the rights and preferences of each class or series of the New Preferred Stock, including dividend rates and preferences, conversion provisions, voting rights, redemption provisions, liquidation rights and preferences, preemption rights, maturity dates and other matters.  The New Preferred Stock will not be used for any anti-takeover purpose, as further described below.

The Board believes that authorization of the New Preferred Stock is desirable and in the shareholders’ best interest at this time because it will provide the Company with additional flexibility for capital raising, financing or acquisition needs or opportunities, and unanimously recommends that the shareholders vote in favor of the Amendment.

Rationale for the Amendment

The Board has determined that the authorization of the New Preferred Stock is desirable and in the shareholders’ best interest because it will provide the Company with the flexibility to consider and respond to future business needs and opportunities as they arise from time to time, including in connection with capital raising, financing and acquisition needs or opportunities.  While we do not have any current specific plans, arrangements or understandings, written or oral, to issue any of the New Preferred Stock for any purpose, we are continually evaluating our financial position and analyzing the possible benefits of issuing additional equity securities, debt securities, convertible securities or a combination thereof in connection with, among other things: (1) repaying indebtedness; (2) furthering our capital management strategy, including our share repurchase program; (3) financing acquisitions; or (4) strengthening our balance sheet.  The availability of shares of New Preferred

Stock would give the Company flexibility to respond to future capital raising, financing and acquisition needs and opportunities without the delay and expense associated with holding a special meeting of shareholders to obtain further shareholder approval.  This flexibility is common with other large-cap corporations; the vast majority of other companies included in the Dow 30 have the authority in their charters to issue preferred stock without limitation on the liquidation preference.

The ability to respond to the Company’s needs and opportunities on an expedited basis may be advantageous to our Company, depending on market conditions at the time.  For example, the Company believes that capital raising opportunities involving New Preferred Stock could be attractive in the near-to-mid term, given that investment yields and the cost of capital have declined significantly over the past several years. A particular issuance, if any, will depend on many factors, including market conditions as well as the Company’s financing and capital management plans at the time.

The Articles currently authorize the issuance of up to 1,745,000,000 shares of voting common stock and up to 5,000,000 undesignated shares.  The Board of Directors is authorized to establish from the 5,000,000 undesignated shares one or more classes or series of shares and to fix the rights and preference of those classes or series (which could include common or preferred shares).  Any liquidation preference with respect to those classes or series, however, cannot exceed $100 per share plus accrued and unpaid dividends, if any.   This limitation on the liquidation preference, together with the limitation on the number of undesignated shares,  significantly limits the usefulness of these undesignated shares, for capital raising, financing and other needs or opportunities for a company our size because it limits the maximum size of a transaction using those undesignated shares to $500,000,000.  The 5,000,000 shares of New Preferred Stock would be limited in number, but the Articles would not restrict their liquidation preference. Accordingly, the New Preferred Stock would provide additional flexibility to meet the Company’s needs or to take advantage of opportunities at the time they arise.

ITEM 4—APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION

The Company has utilized its undesignated shares from time to time in the past to issue preferred stock for specific and limited purposes.  For example, in 1990, the Company issued 1,450,000 shares of preferred stock in connection with the financing of an employee benefit plan in existence at that time.  As of March 25, 2013, no shares designated from the undesignated shares were issued and outstanding, and all 5,000,000 of the undesignated shares were available for issuance.  If the amendment is approved, the existing provisions in the Articles regarding the 5,000,000 undesignated shares would not change. The Company may utilize the undesignated shares to issue preferred stock or other securities in the future. Any preferred stock issued from the undesignated shares would be separate from, and in addition to, the New Preferred Stock.

Effects of the Amendment on Current Shareholders

The authorization of New Preferred Stock will not have any immediate effect on the rights of existing shareholders. However, the Board will have the authority to issue authorized New Preferred Stock without requiring future shareholder approval of such issuances, except as may be required by applicable law or the stock exchange rules. For example, under the rules of the NYSE, in certain circumstances shareholder approval is required for any potential issuance of 20 percent or more of our outstanding shares of common stock (including upon conversion of convertible preferred stock) or 20 percent or more of the voting power outstanding before such issuance.  To the extent that shares of New Preferred Stock are issued in the future, they may decrease the existing shareholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing shareholders. The effects of the issuance of New Preferred Stock upon holders of our common stock may include, among other things:  (1) a preference in the payment of dividends to holders of New Preferred Stock, which may restrict our ability to declare dividends on our common stock; (2) dilution of voting power if holders of New Preferred Stock are given voting rights; (3) dilution of equity interests and voting power if the New Preferred Stock is convertible, and converted into, common stock; or (4) a preference in payments upon liquidation to holders of New Preferred Stock, which may limit liquidation payments on our common stock.

No Anti-Takeover Purpose

The Amendment is not intended for the purposes of effecting an anti-takeover device. The Board of Directors represents that, if the amendment is approved, it will not, without prior shareholder approval, approve the issuance or use of any of the New Preferred Stock for any defensive or anti-takeover purpose or for the purpose of implementing any shareholder rights plan.  Within these limits, the Board of Directors may approve the issuance or use of New Preferred Stock for capital raising, financing or acquisition needs or opportunities that has the effect of making an acquisition of the Company more difficult or costly, as could also be the case if the Board were to issue additional common stock.

The Company’s current 5,000,000 undesignated shares could, under certain circumstances, discourage or make it more difficult to obtain control of the Company.  The proposed amendment would not change any of the existing provisions in the Articles regarding the currently-authorized 5,000,000 undesignated shares and is not intended to change the Company’s existing flexibility with respect to those undesignated shares.  Although nothing would prevent the Board from taking any actions with respect to the undesignated shares that are consistent with its fiduciary duties, the Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company.

Text of Proposed Amendment

If this Proposal 4 is approved by shareholders, Article III of our Articles will be amended and will incorporate the marked changes set forth below.

The aggregate number of shares that the Corporation has authority to issue is one billion seven hundred fifty-five million shares, which shall consist of (1) five million undesignated shares (the “Undesignated Shares”); (2) ~~and~~one billion seven hundred forty-five million shares of voting common stock; and (3) five million preferred shares (the “Preferred Shares”). All shares of voting common stock shall have equal rights and preferences. The board of directors of the Corporation (the “Board of Directors” or “Board”) is authorized to establish, from the ~~u~~Undesignated ~~s~~Shares, one or more classes and series of shares, to designate each such class and series and to fix the relative rights and preferences of each such class and series, provided that in no event shall the Board of Directors fix a preference with respect to a distribution in liquidation in excess of $100 per share plus accrued and unpaid dividends, if any.

ITEM 4—APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION

The Board is authorized to establish, from the Preferred Shares, one or more classes and series of preferred shares, to designate each such class and series and to fix the relative rights and preferences of each such class and series without any restrictions. No shares shall confer on the holder any right to cumulate votes in the election of Directors.  All shareholders are denied preemptive rights, unless, with respect to some or all of the ~~u~~Undesignated ~~s~~Shares or Preferred Shares, the Board of Directors shall grant preemptive rights.  The Corporation may, without any new or additional consideration, issue shares of voting common stock or any other class or series pro rata to the holders of the same or one or more other classes or series of shares.

No Dissenter’s Rights

Under Minnesota law, our shareholders are not entitled to dissenter’s rights with respect to the authorization of New Preferred Stock pursuant to the Amendment.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION.

ITEM 5—SHAREHOLDER PROPOSAL

ITEM 5 – SHAREHOLDER PROPOSAL RELATING TO POLITICAL CONTRIBUTIONS AND EXPENDITURES

The Office of the Comptroller of the State of New York, located at 633 Third Avenue—31st Floor, New York, New York, 10017, in its capacity as the sole Trustee of the New York State Common Retirement Fund (the “Fund”) and the administrative head of the New York State and Local Employees’ Retirement System and the New York State Police and Fire Retirement System, has advised us that it plans to introduce the following resolution. The Fund is the beneficial holder of 1,431,848 shares of our common stock.

Resolved, that the shareholders of Travelers Cos Inc (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.

Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

	a.	The identity of the recipient as well as the amount paid to each; and

	b.	The title(s) of the person(s) in the Company responsible decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website.

Stockholder Supporting Statement

As long-term shareholders of Travelers, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal

Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D] isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Travelers contributed at least $1,777,089 in corporate funds since the 2003 election cycle. (CQ:http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org)

However, relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

ITEM 5—SHAREHOLDER PROPOSAL

Your Company’s Response

The Board of Directors unanimously recommends that shareholders vote AGAINST this proposal for the following reasons:

The Board reached its decision to oppose the shareholder proposal after considering, among other things, (1) the Company’s current policies and disclosures that already address many of the items requested by this proposal and that led to a significant vote against a similar proposal at last year’s annual shareholders’ meeting, (2) feedback from numerous conversations between management and investors during the past year and (3) the Board’s judgment that greater disclosure than the Company already makes may not be in the best interests of shareholders, since it would include proprietary information that may be misleading and could place the Company at a competitive disadvantage.

As a company that operates in a highly regulated and competitive industry, it is important for the Company to evaluate and appropriately engage in the public policy-making process, including, from time to time, political campaigns. We believe the vast majority of our shareholders recognize this fact, as demonstrated by the outcome of a similar proposal submitted by the same shareholder proponent for consideration at the Company’s 2012 annual shareholders’ meeting. That proposal was rejected by approximately 73% of shares voting at the meeting.

The Board Believes the Proposal is Unnecessary in Light of Travelers’ Current Policies.  The Board believes that the Company’s current policies and practices with regard to political campaign contributions and expenditures, together with applicable federal and state reporting requirements, appropriately balance the Company’s interests in political participation and the public interest in disclosure.

•  The Company Conducts its Political Activities under the Oversight of a Board Committee, Pursuant to a Publicly Disclosed Policy and in Compliance with Law.  The Company is committed to participation in the political process in a thoughtful and responsible manner, and it does so under the oversight of the Nominating and Governance Committee of the Board. The corporate policy governing political activity, including the expenditure of corporate funds for political purposes, is available on the corporate governance page of the Company’s website,

www.travelers.com, which can be accessed by clicking on the “For Investors” link and then the “Corporate Governance” link. All corporate political campaign contributions and expenditures, as well as all dues and other payments made to relevant trade associations and similar entities, are reviewed by the Company’s Head of Government Relations and by the General Counsel. Further, all political contributions and expenditures made by the Company, including all dues and other payments made to relevant trade associations and similar entities, are reported to and reviewed by the Nominating and Governance Committee of the Board semi-annually. In addition, the Committee oversees the Company’s policy regarding political activities and any changes to that policy. The Company has updated that policy and made more explicit the fact that the Committee has had, and continues to have, an oversight role with respect to relevant trade associations and similar entities.

The Company’s participation in the political process is governed by law, in addition to internal policy. The Company complies with all applicable laws and regulations pertaining to political campaign contributions at the federal, state and local levels, including those requiring specific disclosures. These extensive legal and regulatory disclosures provide further transparency and public access to information regarding the scope of the Company’s political involvement.

•  In Accordance with Applicable Law, the Company Does Not Make any Corporate Contributions to Federal Candidates or Political Party Committees.  Political contributions to federal candidates and federal political party committees may not be, and are not, made by the Company. Such contributions may be made by the Company’s political action committee (PAC), which is not funded by corporate funds but by the personal funds given voluntarily by our employees. Decisions concerning use of those funds are made by our PAC Contributions Committee, whose objective is to advance the best interests of the Company and its shareholders. The PAC reports this spending in filings with the Federal Election Commission that are publicly available.

ITEM 5—SHAREHOLDER PROPOSAL

•  The Company Discloses All Contributions to State Candidates and, if any, to Entities Organized under IRS Code Section 527 to Advocate For or Against a Candidate.  Pursuant to its current political activity policy, the Company discloses, annually on its website, corporate contributions to state and local candidates, candidate campaign committees and other political entities organized under 26 USC Sec. 527 (which includes entities organized for the express purpose of advocating for the election or defeat of a candidate). In its annual report on political contributions, the Company also provides a link to the Federal Election Commission site containing reports with respect to the Company’s PAC. Further, to the extent the Company makes corporate contributions to state candidates or state political parties where permitted by law, these states also require that such contributions be disclosed either by the recipient or by the donor and are publicly available.

•  The Company Has Not Made any Direct Independent Expenditures and Does Not Have Plans to Do So.  The Company has robust policies restricting direct independent expenditures. Direct independent expenditures, if any, would consist of funds spent by the Company itself on communications in support of, or in opposition to, a candidate’s campaign, without coordination with the candidate. The Company has not made any direct independent expenditures, at either the federal or state level, and does not have plans to do so during the next election cycle. The Company’s political activity policy provides that the Company may not make direct independent expenditures in a candidate election unless, and only if, it believes that an exception to that policy is justified by business need and it obtains the prior approval of the Nominating and Governance Committee or its Chair. If any such direct independent expenditures are made, the Company would disclose them on its website in the same manner and at the same time as it discloses campaign contributions.

In addition, as discussed below, the Company’s current practice is that, on an annual basis, the Company notifies, and receives confirmation from, each trade association where dues exceed $50,000 that no portion of the Company’s dues may be used to fund any independent expenditure activity without the Company’s express written consent.

The Board Believes the Shareholder Proposal is Not in the Best Interest of the Company’s Shareholders.  The shareholder proposed policy would require the Company to prepare a report semi-annually and disclose all direct and indirect political contributions and expenditures. Indirect contributions and expenditures include trade association dues used by an association for a number of purposes, such as political activity spending that furthers the association’s mission.

The Company believes that adopting a policy as set forth in the proposal would result in an unnecessary and unproductive use of Company resources. In addition, by requiring disclosure of certain trade association dues, adoption of the proposed policy would require disclosure of proprietary information. This could place the Company at a disadvantage against competitors, and against special interest groups not interested in shareholder value creation, by revealing its legislative strategies and priorities.

Further, we believe that disclosure of dues paid to trade associations and similar organizations that may make political campaign contributions or expenditures may risk misrepresenting our political activities. Trade associations operate on an independent basis, and we do not agree with all positions taken by trade associations on issues. We join trade associations and similar organizations to further our commercial interests, educate our employees or enhance our ability to serve customers. We believe that there is no way for us to track the extent to which any political campaign contributions or expenditures by such organizations might be proportionately attributable to our membership dues, and any effort to do so would be a costly diversion of management’s attention from the Company’s business. The Company’s current practice is to deliver annually a written communication to trade associations where the Company pays in excess of $50,000 to belong (and to receive subsequent confirmation from those associations), affirming that the Company’s dues must be used to pursue the Company’s business interests and not to support efforts of little or no business consequence, and stating that such dues may not be used for independent expenditure activity without the Company’s express consent.

In summary, the Board is satisfied that the Company has in place a system of accountability and oversight and that Company assets are used for political objectives that are in the best long-term interest of the Company and its shareholders.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP; SHAREHOLDER PROPOSALS; HOUSEHOLDING

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers, directors and chief accounting officer, we believe that our executive officers, directors and chief accounting officer complied with all Section 16(a) filing requirements during 2012.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

If any shareholder wishes to propose a matter for consideration at our 2014 Annual Meeting of Shareholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, at the Company’s principal executive office located at 485 Lexington Avenue, New York, New York 10017. To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2014 Annual Meeting Proxy Statement and form of proxy to be made available in April 2014, a proposal must be received by our Corporate Secretary on or before December 10, 2013. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

Our bylaws require timely notice of business to be brought before a shareholders’ meeting, including nominations of persons for election as directors. To be timely, notice to our Corporate Secretary must be received at our principal executive office no less than 90 days prior to the date of the annual meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholders to be timely must be received no later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or such public disclosure was made. The bylaws, which have other informational requirements that must be followed in connection with submitting director nominations and any other business for consideration at a shareholders meeting, are posted on our website at www.travelers.com.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding”, provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if you are receiving duplicate copies of these materials and wish to have householding apply, please notify your broker. You may also call (800) 542-1061 or write to: Householding Department, 51 Mercedes Way, Edgewood, New York 11717, and include your name, the name of your broker or other nominee, and your account number(s). You can also request prompt delivery of a copy of the proxy statement and annual report by contacting Travelers Shareholders Relations Department, One Tower Square, 2MS, Hartford, Connecticut 06183, (860) 277-0779.

RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES

RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES AND SELECTED DEFINITIONS

Operating income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses).

Return on equity is the ratio of net income (loss) less preferred dividends to average shareholders’ equity for the periods presented. Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Operating return on equity is the ratio of operating income (loss) less preferred dividends to adjusted average shareholders’ equity for the periods presented. Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented and preferred stock. Adjusted average shareholders’ equity is average shareholders’ equity excluding net unrealized investment gains (losses), net of tax, and that period’s net realized investment gains (losses), net of tax.

In the opinion of the Company’s management, operating income and operating return on equity are important indicators of how well management creates value for its shareholders through its operating activities and its capital management. Financial statement users also consider operating income when analyzing the results and trends of insurance companies. These measures exclude net realized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends. Internally, the Company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis.

We have included the following tables to provide a reconciliation of the above terms used in this Proxy Statement: (i) operating income less preferred dividends to net income and (ii) adjusted shareholders’ equity to shareholders’ equity, which are components of the operating return on equity and return on equity ratios for each of the years 2007 through 2012.

	Twelve months ended December 31,
(Dollars in millions; after-tax)	2012	2011	2010	2009	2008	2007

Reconciliation of operating income less preferred dividends to net income
Operating income, less preferred dividends	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496
Preferred dividends	—	1	3	3	4	4

Operating income	2,441	1,390	3,043	3,600	3,195	4,500
Net realized investment gains (losses)	32	36	173	22	(271)	101

Net income	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601

	As of December 31,
(Dollars in millions)	2012	2011	2010	2009	2008	2007

Reconciliation of adjusted shareholders’ equity to shareholders’ equity
Adjusted shareholders’ equity	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783
Net unrealized investment gains (losses), net of tax	3,103	2,871	1,859	1,856	(146)	620
Net realized investment gains (losses), net of tax	32	36	173	22	(271)	101
Preferred stock	—	—	68	79	89	112

Shareholders’ equity	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616

Calculation of average annual operating return on equity from January 1, 2008 through December 31, 2012
Operating income, less preferred dividends	$2,441	$1,389	$3,040	$3,597	$3,191
Adjusted average shareholders’ equity	22,158	22,806	24,285	25,777	25,668
Operating return on equity	11.0%	6.1%	12.5%	14.0%	12.4%

Average annual operating return on equity for the period January 1, 2008 through December 31, 2012	11.3%

RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES

The following terms are also used in this Proxy Statement and are defined as follows:

•                  Return of capital is the cumulative amount of dollars spent on share repurchases and cash dividend payments over the specified time period.

•                  Book value per share growth is the percentage change in book value per share over the specified time period.

•                  Total shareholder return is the percentage change in the stock price and the cumulative amount of dividends, assuming dividend reinvestment, from the stock price at the beginning of the specified period.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxyholders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Matthew S. Furman

Senior Vice President and

Corporate Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.travelers.com) and click on “SEC Filings” under the “For Investors” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2012, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Corporate Secretary
The Travelers Companies, Inc.
485 Lexington Avenue
New York, NY 10017

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date YOU HAVE THREE WAYS TO VOTE: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions electronically. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign, date and return your proxy card in the postage-paid envelope that has been provided to you or return it to The Travelers Companies, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you are a shareholder of record or hold shares through a broker or bank, your vote must be received by 11:59 p.m. Eastern Daylight Time on May 21, 2013. If you are a current or former employee voting shares held under Travelers' 401(k) Savings Plan, however, you must vote those plan shares by 11:59 p.m. Eastern Daylight Time on May 20, 2013. Please consult the separate voting instructions provided for persons holding shares through a Company employee benefit or compensation plan. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by The Travelers Companies, Inc. in mailing proxy materials, you can consent to receiving all future Notices of Internet Availability of Proxy Materials electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. 485 LEXINGTON AVENUE NEW YORK, NY 10017 M53340-P36214 THE TRAVELERS COMPANIES, INC. The Board of Directors recommends you vote FOR each of the Nominees listed in Proposal 1, and FOR Proposals 2, 3 and 4. 1. Election of the eleven directors listed below. Withhold Against For Nominees: ! ! ! 1a. Alan L. Beller ! ! ! 1b. John H. Dasburg Abstain Against For ! ! ! ! ! ! 2. Ratification of the appointment of KPMG LLP as Travelers' independent registered public accounting firm for 2013. 1c. Janet M. Dolan ! ! ! ! ! ! 1d. Kenneth M. Duberstein 3. Non-binding vote to approve executive compensation. ! ! ! ! ! ! 1e. Jay S. Fishman 4. Amendment to Articles of Incorporation to provide additional authority to issue preferred stock. ! ! ! 1f. Patricia L. Higgins ! ! ! 1g. Thomas R. Hodgson The Board of Directors recommends you vote AGAINST Proposal 5. ! ! ! ! ! ! 1h. William J. Kane 5. Shareholder proposal relating to political contributions and expenditures, if presented at the Annual Meeting of Shareholders. ! ! ! 1i. Cleve L. Killingsworth Jr. IF NO BOXES ARE MARKED AND THE PROXY IS SIGNED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ON THE REVERSE SIDE. ! ! ! 1j. Donald J. Shepard ! ! ! ! ! 1k. Laurie J. Thomsen Please indicate if you plan to attend this meeting. Yes No NOTE: Please sign exactly as the name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or other business entity, please give full title as such.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 22, 2013: the Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. For driving directions to the Annual Meeting, please see the "Notice of Internet Availability of Proxy Materials - FAQs" posted on our website at www.travelers.com under "For Investors". M53341-P36214 THE TRAVELERS COMPANIES, INC. Proxy Solicited on Behalf of the Board of Directors of The Travelers Companies, Inc. for the Annual Meeting of Shareholders, May 22, 2013 The signer(s) hereby constitute(s) and appoint(s) Jay S. Fishman, Kenneth F. Spence III and Matthew S. Furman, and each of them, the signer(s) true and lawful agents and proxies, with full power of substitution in each, to represent the signer(s) at the Annual Meeting of Shareholders of The Travelers Companies, Inc. to be held on May 22, 2013 at 11:00 a.m. (Eastern Daylight Time) and at any adjournments or postponements thereof, and to vote as specified on this proxy all shares of stock of The Travelers Companies, Inc. held of record by the signer(s) at the close of business on March 25, 2013 as the signer(s) would be entitled to vote if personally present, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side of this proxy. The signer(s) hereby acknowledge(s) receipt of the Notice of Internet Availability of Proxy Materials and/or Proxy Statement. The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at the Annual Meeting and any adjournments or postponements thereof. This proxy when properly executed will be voted in the manner directed on the reverse side. If this proxy is signed but no direction given, this proxy will be voted FOR the election of each of the director nominees listed on the reverse side, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4 and AGAINST Proposal 5. It will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting. IF NO BOXES ARE MARKED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ABOVE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE